     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 3, 1999

                                                      REGISTRATION NO. 333-80529
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               -----------------

                                HARVARDNET INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           --------------------------

              DELAWARE                                4813                               04-3194739
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)         Classification Code Number)              Identification Number)

                           --------------------------

                             500 RUTHERFORD AVENUE
                                BOSTON, MA 02129
                                 (617) 242-1700
     (Address Including Zip Code, and Telephone Number Including Area Code,
                  of Registrant's Principal Executive Offices)

                           --------------------------

                                MARK M. WASHBURN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                HARVARDNET INC.
                             500 RUTHERFORD AVENUE
                                BOSTON, MA 02129
                                 (617) 242-1700
                (Name, Address Including Zip Code and Telephone
               Number Including Area Code, of Agent for Service)

                           --------------------------

                                   Copies to:

                 THOMAS S. WARD, ESQ.                                   ANDREW R. SCHLEIDER, ESQ.
                   HALE AND DORR LLP                                       SHEARMAN & STERLING
                    60 State Street                                       599 Lexington Avenue
              Boston, Massachusetts 02109                                  New York, NY 10022
               Telephone: (617) 526-6000                                Telephone: (212) 848-4000
               Telecopy: (617) 526-5000                                 Telecopy: (212) 848-7179

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /


    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This registration statement contains two forms of prospectus: one to be used in connection with an offering in the United States and Canada and one to be used in a concurrent offering outside the United States and Canada. The prospectuses are identical in all material respects except for the front cover page. The U.S. prospectus is included herein and is followed by the alternate front cover page to be used in the international prospectus. The alternate page for the international prospectus included herein is labeled "Alternate Page for International Prospectus." Final forms of each prospectus will be filed with the Securities and Exchange Commission under Rule 424(b).

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED AUGUST   , 1999


                                8,900,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                               -----------------

HARVARDNET INC. IS OFFERING SHARES OF ITS COMMON STOCK. THIS IS OUR INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES. WE ANTICIPATE THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $13.00 AND $15.00 PER SHARE.

                              -------------------

APPLICATION HAS BEEN MADE FOR QUOTATION OF THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "HVNT."
                              -------------------

 INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON
                                    PAGE 5.
                               -----------------

                              PRICE $      A SHARE

                              -------------------

                                                                            UNDERWRITING
                                                          PRICE TO         DISCOUNTS AND        PROCEEDS TO
                                                           PUBLIC           COMMISSIONS          HARVARDNET
PER SHARE..........................................          $                   $                   $
TOTAL..............................................          $                   $                   $


HARVARDNET INC. HAS GRANTED THE UNDERWRITERS THE RIGHT TO PURCHASE UP TO AN ADDITIONAL 1,335,000 SHARES TO COVER OVER-ALLOTMENTS.



THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


MORGAN STANLEY & CO. INCORPORATED EXPECTS TO DELIVER THE SHARES TO PURCHASERS ON
      , 1999.

                              -------------------

MORGAN STANLEY DEAN WITTER
            MERRILL LYNCH & CO.
                         SALOMON SMITH BARNEY

           , 1999

HARVARDNET WEB OPERATIONS CENTER


[Graphical depiction of HarvardNET's Web Operations Center. The page contains a graphic of the operations center with lines pointing to the following labeled areas: "Private Suites," "Transport Room" "Network Operations Center," "Security Access Control," "Rack Collocation Area," "Air
Conditioning," "Staging and Receiving," "Electrical Vault," "15KV Switches," "(2) 1500 KW Generators," and "Future 800 KW Generator."]

THE MAP

    [Graphical depiction of HarvardNET'S Backbone network. In the upper left corner, the page contains a rectangular box labeled "HarvardNET." Below this is a box labeled "Network Under Development" that contains subheadings "Network Backbone," "Regional Operations Center," "Web hosting facility," "Public network interconnection point" and "Internet transit."

    The center graphic is a map of New England and the Mid-Atlantic states stretching from Maine to Virginia with lines on the map connecting major metropolitan areas among those states. The map identifies HarvardNET's points of presence, public network interconnection points and target DSL coverage areas.

In the bottom right hand corner is a graphical depiction of the HarvardNET network. Centered at the top of the box is the phrase "Our Local Network." Beneath this phrase are the headings "End Users"; "Central Office"; "HarvardNet Regional Operations Center"; and "Internet." Underneath the heading "End Users" are three separate images labeled "Small and Medium Sized Businesses," "Telecommuter" and "Branch Office." Lines labeled "Leased Copper" link these images to two additional images, each labeled "DSL Transmission Equipment." Lines labeled "Leased Fiber" link these images to an image labeled "Switching and Routing Equipment." From this image one line labeled "HarvardNet Backbone" leads to an image labeled "Internet," and another line labeled "Leased Fiber" leads to a circle labeled "Wholesale to Internet Service Provider," which then leads to a circle labeled "Internet."]

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           1
Risk Factors...................................           5
Use of Proceeds................................          17
Dividend Policy................................          17
Capitalization.................................          18
Dilution.......................................          19
Selected Financial Data........................          20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          22
Business.......................................          31
Management.....................................          52

                                                    PAGE
                                                    -----

Transactions with Affiliates...................          59
Principal Stockholders.........................          60
Description of Capital Stock...................          62
Shares Eligible for Future Sale................          65
United States Federal Tax Consequences to
  Non-U.S. Holders of Common Stock.............          67
Underwriters...................................          70
Legal Matters..................................          75
Experts........................................          75
Where You May Find Additional Information......          76
General Information............................          76
Index to Financial Statements..................         F-1

    Until       , 1999, all dealers that buy, sell or trade common stock,
whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING US AND OUR COMMON STOCK AND OUR FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. ALL INFORMATION IN THIS PROSPECTUS RELATING TO THE NUMBER OF SHARES OF OUR COMMON STOCK, OPTIONS OR WARRANTS IS BASED UPON INFORMATION AS OF JUNE 30, 1999, ASSUMING A 1.3546862-FOR-1 SPLIT OF OUR COMMON STOCK AND CLASS B STOCK BEFORE THE OFFERING, AND THE CONVERSION OF ALL SHARES OF CONVERTIBLE PREFERRED STOCK AND CLASS B STOCK OUTSTANDING AS OF JUNE 30, 1999 INTO AN AGGREGATE OF 22,803,017 SHARES OF COMMON STOCK ON COMPLETION OF THIS OFFERING. UNLESS OTHERWISE SPECIFICALLY STATED, THE INFORMATION THROUGHOUT THIS PROSPECTUS DOES NOT TAKE INTO ACCOUNT THE POSSIBLE ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK TO THE U.S. UNDERWRITERS PURSUANT TO THEIR RIGHTS TO PURCHASE ADDITIONAL SHARES TO COVER OVER-ALLOTMENTS.

                                   HARVARDNET


    We provide high-speed Internet access, data transport and telecommuting network services to businesses located in the Northeast and Mid-Atlantic regions of the United States. We provide these services using digital subscriber line, or DSL, technology, which enables data transport over copper telephone lines, and leased lines which connect customers to our high capacity fiber optic network. We also offer these businesses a variety of Web site hosting services that allow customers to store their Web sites and data on servers housed in our data centers.



    Our fiber optic network connects markets from Maine to Virginia by transporting the large volumes of data collected locally from customer DSL and leased lines to their destination, either exclusively over our network or by exchanging traffic with other networks. The network primarily operates at the 155 megabit per second capacity level.



    We have entered into agreements with Bell Atlantic to lease the copper telephone lines that we will use to carry data for our customers using DSL technology. As of July 26, 1999, we provided service at 51 central office locations and had installed equipment in 20 additional central office locations in eastern Massachusetts, southern Maine and southern New Hampshire. We expect to install equipment in approximately 140 Bell Atlantic central office locations in the Northeast region by the end of 1999 and in more than 600 central offices in the Northeast and Mid-Atlantic regions by the middle of 2001.



    We market our services through our direct sales force. As of June 30, 1999, we had approximately 540 DSL and leased lines in service and more than 1,100 business customers for whom we provide Web site hosting services.


THE MARKET OPPORTUNITY

    Data communications is the fastest growing segment of the telecommunications market. Today, many enterprises find their existing data communications solutions too expensive, too slow or both. Small- and medium-sized businesses are seeking cost-effective high-speed Internet access and data transport to eliminate delays and improve productivity. Over the past ten years, high-speed local area networks have become increasingly important to enterprises, permitting employees to share information, send e-mail, search databases and conduct business. Businesses are seeking to equip many of their employees with the ability to work at home and in other remote locations, such as branch offices, to improve employee productivity and reduce operating costs. In addition, many small- and medium-sized businesses increasingly are starting to realize the potential of the Internet by establishing an Internet presence. Many of these businesses want to create a Web site on which they can sell, market and brand their products and services, execute electronic transactions and provide information to their customers, suppliers, business partners and employees.

THE HARVARDNET SOLUTION

    We provide a full range of services to allow businesses to effectively outsource their Internet access, data transport and Web site hosting needs. Our service offerings include:

    - high-speed Internet access for small- and medium-sized businesses using DSL technology;


    - telecommuting network services, which provide telecommuters and work-at-home professionals of large enterprises with high-speed, secure remote access to corporate networks and the Internet;


    - Web site hosting, which provides customers a secure location, controlled environment, active monitoring and high-speed connections to the Internet via our fiber optic network for their Web sites;


    - leased lines for Internet-dependent businesses; and


    - e-commerce solutions and other enhanced services, including outsourced e-mail administration and Web-based credit card transaction processing.

    We also bundle a number of our service offerings to encourage customers to purchase multiple services. We believe that the suite of services marketed by our direct sales force is especially attractive to small- and medium-sized businesses that typically do not have the information technology personnel or infrastructure necessary to manage their data transport, networking and Internet-related needs. We have designed our network and service offerings to enable customers to purchase the level of service and transmission speed that meets their existing requirements and to easily upgrade as their needs change.

    Our principal executive offices are located at 500 Rutherford Avenue, Boston, Massachusetts 02129, and our telephone number is (617) 242-1700. Our World Wide Web site address is www.harvard.net. The information on our Web site is not incorporated by reference into this prospectus. We are not affiliated with Harvard University.

                                  THE OFFERING

    We are offering 7,120,000 shares of common stock initially in the United States and Canada and 1,780,000 shares of common stock initially outside the United States and Canada. The closing of each of these offerings is conditioned on the closing of the other.

Common stock offered:

    U.S. offering....................................  7,120,000 shares

    International offering...........................  1,780,000 shares

      Total..........................................  8,900,000 shares

Common stock to be outstanding after this offering...  36,981,263 shares(1)

Over-allotment option................................  1,335,000 shares

Use of proceeds......................................  We will receive net proceeds from this offering of approximately
                                                       $114.5 million, assuming a per share
                                                       price of $14.00. We intend to use
                                                       the net proceeds to repay amounts
                                                       owed under our credit facility, for
                                                       capital expenditures relating to our
                                                       planned geographic expansion,
                                                       potential acquisitions, working
                                                       capital and other general corporate
                                                       purposes.

Dividend policy......................................  We do not intend to pay dividends on our common stock. We plan to retain
                                                       any earnings for use in the
                                                       operation of our business and to
                                                       fund future growth.

Proposed Nasdaq National Market symbol...............  HVNT

------------------------

(1) Based on 5,278,246 shares of common stock outstanding as of June 30, 1999, plus 22,803,017 shares of common stock issuable upon conversion of outstanding convertible preferred stock and Class B stock as of that date. Excludes 1,494,135 shares issuable upon the exercise of outstanding stock options as of June 30, 1999 at a weighted average exercise price of $1.56 per share and 859,091 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $3.33 per share.

                             SUMMARY FINANCIAL DATA

    The financial data set forth below should be read together with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements included elsewhere in this prospectus.

    The following statement of operations data for the years ended December 31, 1996, 1997 and 1998 are derived from our audited financial statements included elsewhere in this prospectus. The statement of operations data for the three month periods ended March 31, 1998 and 1999 and the balance sheet data as of March 31, 1999 are derived from our unaudited financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial position. Results for the three months ended March 31, 1999 are not necessarily indicative of results that may be expected for the year.

    EBITDA consists of net loss excluding interest, taxes, depreciation and amortization. We have provided EBITDA because it is a measure of financial performance commonly used in the telecommunications industry, but other companies may calculate it differently from us. We have presented EBITDA to enhance your understanding of our operating results. You should not construe it as an alternative to operating income as an indicator of our operating performance or as an alternative to cash flows from operating activities as a measure of liquidity.

    Pro forma as adjusted balance sheet data reflects our receipt of the estimated net proceeds from the sale of 8,900,000 shares of common stock offered by us in this offering at an assumed initial public offering price of $14.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and the conversion of all outstanding shares of convertible preferred stock and Class B stock as of March 31, 1999 into an aggregate of 22,320,351 shares of common stock.

                                                                                                     THREE MONTHS ENDED
                                                                       YEAR ENDED DECEMBER 31,           MARCH 31,
                                                                   -------------------------------  --------------------
                                                                     1996       1997       1998       1998       1999
                                                                   ---------  ---------  ---------  ---------  ---------

                                                                                      (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues.........................................................  $     720  $   1,381  $   4,282  $     954  $   1,600
Operating income (loss)..........................................         37       (181)    (1,750)      (183)    (1,494)
Net income (loss)................................................         27       (139)    (1,260)      (136)    (1,390)

OTHER DATA:
EBITDA...........................................................  $      43  $       6  $    (411) $     135  $    (993)
Capital expenditures.............................................         --         19      1,010         36        627
Net cash provided by (used in) operating activities..............         96        (44)       (93)       428     (1,417)
Net cash used in investing activities............................         --        (19)    (1,010)       (36)    (3,450)
Net cash provided by (used in) financing activities..............         (6)       340      5,916        (10)     8,603

                                                                                             AS OF MARCH 31, 1999
                                                                                            ----------------------
                                                                                                        PRO FORMA
                                                                                             ACTUAL    AS ADJUSTED
                                                                                            ---------  -----------
BALANCE SHEET DATA:
Cash and cash equivalents.................................................................  $   8,975   $ 123,503
Working capital...........................................................................      9,141     123,669
Property and equipment, net...............................................................      1,704       1,704
Total assets..............................................................................     16,049     130,577
Long-term debt, net of current portion....................................................         50          50
Redeemable convertible preferred stock....................................................     18,011          --
Total stockholders' equity (deficit)......................................................     (3,245)    129,294

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISKS DESCRIBED BELOW, TOGETHER WITH ALL OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD FALL, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.


WE HAVE PROVIDED OUR FULL SUITE OF DATA TRANSPORT AND NETWORKING SERVICES FOR A
  LIMITED TIME, SO YOU HAVE LIMITED INFORMATION ON WHICH TO EVALUATE OUR
  BUSINESS


    Since September 1998, we have recruited a new senior management team and changed the focus of our business from providing largely dial-up and leased-line Internet access to providing a suite of high-speed Internet access, data transport and networking services and Web site hosting services. Because of our limited operating history in providing all of our current services, you have limited operating and financial data about our business upon which to base an evaluation of our performance and an investment in our common stock. In particular, we have focused on installing equipment in Bell Atlantic central offices for the provision of digital subscriber lines, and building our fiber optic network.

WE ARE AN EARLY STAGE COMPANY IN A NEW AND RAPIDLY EVOLVING MARKET, SUBJECT TO A
  NUMBER OF RISKS WHICH MAY LIMIT OUR REVENUE GROWTH


    You should consider the risks, expenses and difficulties we may encounter as an early stage company in a new and rapidly evolving market. If we fail to deploy our network infrastructure and manage our operations successfully, it would materially adversely affect our business, financial condition and results of operations. Our success will depend on our ability to:



    - deploy an effective network infrastructure to serve our target markets from Maine to Virginia;



    - establish arrangements with Bell Atlantic to install our equipment in Bell Atlantic's central offices;



    - obtain access to Bell Atlantic's facilities and copper telephone lines at wholesale prices;


    - develop our billing and operational support systems;

    - raise additional capital;

    - rapidly expand DSL service within the Northeast and Mid-Atlantic regions of the United States;

    - expand our direct sales force;


    - attract and retain customers which have to choose from several competing transport technologies;


    - attract and retain qualified personnel; and

    - expand our Web site hosting facilities.

BECAUSE DSL SERVICES ARE NEW AND EVOLVING, WE CANNOT PREDICT WHETHER THEY WILL
  BE ACCEPTED BY BUSINESSES AT PROFITABLE PRICES

    To be successful, we must develop and market services that are widely accepted by businesses at profitable prices. If the market for our DSL services fails to develop, grows more slowly than anticipated or becomes saturated with competitors, these events could materially adversely affect our business, financial condition and results of operations. The market for high-speed Internet access, data transport and networking services using copper telephone lines is in the early stages of development. We cannot accurately predict the rate at which this market will grow, if at all, or whether new or increased competition will result in market saturation. The security, reliability, ease, cost of access and quality of service relating to the use of DSL technology for Internet and local area network access are unresolved and may impact the growth of these services.

THE QUALITY AND CONDITION OF AVAILABLE COPPER TELEPHONE LINES MAY IMPAIR OUR
  ABILITY TO PROVIDE DSL SERVICES


    We significantly depend on the quality and maintenance of the copper telephone lines we obtain from Bell Atlantic to provide DSL services. We may not be able to obtain the copper telephone lines and the services we require on a timely basis or at quality levels, prices, terms and conditions satisfactory to us. Bell Atlantic may not maintain the lines in a manner satisfactory to us. In the event that the prices, quality or condition of Bell Atlantic's lines or services is not acceptable, we may incur expenses which we cannot recover or suffer damage to our reputation. If we decide to expand our operations into geographic areas outside of the Northeast and Mid-Atlantic regions of the United States, we will be similarly dependent on the quality, physical condition, availability and maintenance of telephone lines within the control of the incumbent local exchange carriers in such areas.


OUR DSL SERVICES MAY INTERFERE WITH OR BE AFFECTED BY OTHER TRANSPORT
  TECHNOLOGIES

    All transport technologies using copper telephone lines have the potential to interfere with, or to be interfered with by, other traffic on adjacent copper telephone lines. Such interference could degrade the performance of our services or make us unable to provide service on selected lines. Interference, or claims of interference, if widespread, would adversely affect our speed of deployment, reputation, brand image, service quality and customer retention and satisfaction. In addition, incumbent carriers may claim that the potential for interference by DSL technology permits them to restrict or delay our deployment of DSL services. The telecommunications industry and regulatory agencies are still developing procedures to resolve interference issues between competitive carriers and incumbent carriers, and these procedures may not be effective. We may be unable to successfully negotiate interference resolution procedures with incumbent carriers.


OUR SERVICES ARE SUBJECT TO REGULATORY REVIEW AND LICENSING REQUIREMENTS, WHICH
  COULD RESTRICT OUR ABILITY TO PROVIDE THESE SERVICES



    To the extent that we provide services that are regulated by federal, state and local regulatory authorities, those authorities may impose requirements or restrictions on us that could affect our ability to provide services. Those authorities can revoke or limit our authority to provide services to customers or impose requirements that would increase our cost of providing services or delay provision of services. Likewise, our authority to provide services in some states is limited. If we wanted to expand our services, we would have to seek additional authorization from the states.



OUR USE OF PARTICULAR COPPER TELEPHONE LINES IS DEPENDENT ON THE INTERFERENCE
  POLICIES OF BELL ATLANTIC AND REGULATORY AUTHORITIES



    Under current practice, Bell Atlantic unilaterally sets the policies that determine whether our service can be provided over a particular copper telephone line without creating interference with other services and the measures we would be required to take in order to solve any interference problems. The FCC or other regulatory authorities may adopt interference rules they could impact our ability to use technology we are deploying or plan to deploy. If we decide to expand our operations into geographic areas outside of the Northeast and Mid-Atlantic regions of the United States, we could face similar difficulties in such areas.


THE DATA TRANSPORT AND NETWORKING INDUSTRY IS UNDERGOING RAPID TECHNOLOGICAL
  CHANGES, AND NEW TECHNOLOGIES MAY BE SUPERIOR TO THE TECHNOLOGY WE USE

    The data transport and networking industry is subject to rapid and significant technological change, including continuing developments in DSL technology, which does not presently have widely accepted standards, and alternative technologies for providing high speed data transport and networking. If we fail to adapt successfully to technological changes or obsolescence, fail to adopt technology that becomes an industry standard or fail to obtain access to important technologies, our business, financial condition and results of operations could be materially adversely affected. As a consequence of this technological change and the range of technologies available:

    - our potential customers have a number of choices for meeting their data transport and networking needs, including wireless data systems, cable modems and integrated services digital network technologies;

    - our success will depend on our ability to anticipate or adapt to new technology on a timely basis; and

    - new products and technologies may emerge that may be superior to, or may not be compatible with, our products and technologies.

WE EXPECT TO CONTINUE TO INCUR SUBSTANTIAL LOSSES AND NEGATIVE OPERATING CASH
  FLOW

    We intend to rapidly and substantially increase our capital expenditures and operating expenses in an effort to expand our operations, including:

    - the expansion of our network in the Northeast and Mid-Atlantic regions of the United States;

    - the installation of our equipment in central offices throughout the major metropolitan areas of these regions;

    - the expansion of our DSL operations; and

    - the establishment of additional Web site hosting facilities.

We expect to incur substantial operating and net losses, as well as negative operating cash flow, for the foreseeable future as we expand our operations. We will need to obtain additional financing to complete our expansion into the Northeast and Mid-Atlantic regions. We may not have sufficient revenues to satisfy our financing requirements and may not ever achieve operating income and positive operating cash flow or become profitable. The amount and timing of our capital requirements will vary depending upon the timing and extent of our rollout, regulatory, technological and competitive developments and the demand for our services.

WE EXPECT TO INCUR SIGNIFICANT OPERATING LOSSES WHICH WILL REQUIRE US TO SEEK
  ADDITIONAL FINANCING, WHICH COULD BE DIFFICULT TO OBTAIN

    We intend to grow our business rapidly and expect to incur significant operating losses and negative cash flow for the foreseeable future. Therefore, we will require additional external financing in the future. If we are unable to raise capital to fund our growth on a timely basis and on acceptable terms, our business, financial condition and results of operations would be materially and adversely affected. Obtaining additional financing will be subject to a number of factors, including:

    - market conditions;

    - our operating performance; and

    - investor sentiment, particularly for DSL and Internet-related companies.

    These factors may make the timing, amount, terms and conditions of additional financing unattractive for us.

OUR FAILURE TO ACHIEVE OR SUSTAIN MARKET ACCEPTANCE AT DESIRED PRICING LEVELS
  COULD IMPAIR OUR ABILITY TO ACHIEVE PROFITABILITY OR POSITIVE CASH FLOW

    We are expanding our operations based upon our prediction of future prices that we will attain for our services. Our failure to achieve or sustain market acceptance at desired pricing levels could impair our ability to achieve profitability or positive cash flow, which would have a material adverse effect on our business, financial condition and results of operations. Prices for high-speed Internet access and other data transport and networking services have fallen historically; a trend we expect will continue. Accordingly, we cannot predict to what extent we may need to reduce our prices to remain competitive or whether we will be able to sustain future pricing levels as our competitors introduce competing services or similar services at lower prices.

WE ARE DEPENDENT ON BELL ATLANTIC FOR COPPER TELEPHONE LINES, CENTRAL OFFICE
  SPACE AND TRANSMISSION FACILITIES, AND BELL ATLANTIC'S RELUCTANCE TO COOPERATE WITH US OR INABILITY TO PROVIDE THE SERVICES OR FACILITIES WE NEED COULD ADVERSELY AFFECT OUR BUSINESS

    Bell Atlantic is currently our sole supplier of copper telephone lines and space in central offices in our targeted markets and is often the vendor of choice for transmission between the central offices in which we have installed our equipment and our regional operations centers. Because our services compete with Bell Atlantic's data services, Bell Atlantic may be reluctant to make capital expenditures to purchase and install additional equipment or cooperate with us in meeting our supply needs. The FCC's rules give Bell Atlantic flexibility regarding the timing, technical standards and charges for conditioning telephone lines, or loops, to enable us to offer our DSL services, which Bell Atlantic may use to delay performance of loop conditioning that we may need to provide service or to impose excess charges for such conditions.

    In addition, we currently plan to install equipment in approximately 600 Bell Atlantic central offices in the Northeast and Mid-Atlantic regions of the United States. Space may be exhausted in a particular central office, and we may face competition from other competitive telecommunication companies to obtain available space. Bell Atlantic may seek to impose excessive charges for use of its central office space, or it may reject some of our applications to install equipment, and we may experience delays between the time we apply for space and the time that Bell Atlantic actually permits us to place our equipment in this space. We also rely on Bell Atlantic to provide transmission facilities to our regional operating centers. If Bell Atlantic does not provide us with transmission facilities on a timely basis and we are unable to obtain transmission facilities from other providers, the rollout of our network may be delayed, which could have a material adverse effect on our business, financial condition and results of operations. In the event that we decide to expand our operations into geographic areas outside of the Northeast and Mid-Atlantic regions of the United States, we will face similar risks from the incumbent local carriers in such areas.


WE DO NOT CONTROL OUR ACCESS TO BELL ATLANTIC'S CENTRAL OFFICES AND TRANSMISSION
  FACILITIES WHICH ARE ESSENTIAL FOR PROVIDING OUR SERVICES



    We cannot unilaterally control the terms under which we install our equipment in Bell Atlantic's central offices, connect to copper telephone lines or gain the use of Bell Atlantic's transmission facilities. State and federal tariffs, state public utility commissions, the FCC and interconnection agreements with Bell Atlantic determine the price, terms and conditions under which space is made available, as well as the terms and conditions of access to copper telephone lines and other components of Bell Atlantic's network. In addition, if we decide to expand our operations into geographic areas outside of the Northeast and Mid-Atlantic regions of the United States, we will face similar difficulties with the incumbent local carriers in such areas.



OUR SUCCESS DEPENDS ON RENEWING THE AGREEMENTS WITH BELL ATLANTIC THAT ALLOW US
  TO LEASE THE TELEPHONE LINES WHICH ARE NECESSARY TO CARRY DATA TO OUR
  CUSTOMERS



    Our access to Bell Atlantic's central offices, transmission facilities and copper telephone lines depends on our ability to renew interconnection agreements with Bell Atlantic that allow us to lease the copper telephone lines that we will use to carry data for our customers using DSL technology. Our Bell Atlantic interconnection agreements have initial terms that expire from August 1999 to March 2001. Any delay in renewing interconnection agreements could materially adversely affect our business, financial condition and results of operations. Some of our interconnection agreements provide that, if the term expires before we have a replacement interconnection agreement, we are entitled to continue under the rates, terms and conditions of the original interconnection agreement on a month-to-month basis, but we may not be able to take advantage of any lower prices that Bell Atlantic may subsequently offer. Some of our other interconnection agreements provide that, if the term expires before we have a replacement interconnection agreement, the rates, terms and conditions of the original interconnection agreement may be superseded by more generic and, potentially less favorable, rates, terms and conditions, in which case our business, financial condition and results of operations could be materially adversely affected. In addition, we may not be able to negotiate new agreements on terms favorable to us, and the cost of these negotiations could be significant.


OUR SERVICES AND INTERCONNECTION AGREEMENTS ARE SUBJECT TO UNCERTAIN GOVERNMENT
  REGULATIONS THAT MAY BE INTERPRETED IN WAYS THAT WOULD HARM OUR BUSINESS


    State regulatory commissions, the FCC and the courts oversee, in varying degrees, our interconnection agreements, as well as the terms and conditions under which we gain access to incumbent local carrier copper telephone lines and transmission facilities. These government entities may modify the terms or prices applicable to our interconnection agreements and the terms governing our access to Bell Atlantic's copper telephone lines and transmission facilities in ways that would be adverse to our business. State regulatory commissions have authority to establish the rates for DSL-capable copper telephone lines, as well as other rates, terms and conditions of our dealings with Bell Atlantic in ongoing public proceedings. In some states, these prices have yet to be set by the regulatory body.


    Recently, the FCC issued a decision that an incumbent local carrier's data services are subject to unbundling and resale requirements. This decision is the subject of a court appeal and a petition for reconsideration filed with the FCC. Any reversal or revision of this decision could have a material adverse effect on our business, financial condition and results of operations. The FCC is still considering alternative corporate structures for the incumbent local carriers that would allow them to compete more directly with DSL providers like us on an unregulated basis. This issue is still pending before the FCC. An FCC decision in favor of the incumbent local carriers could have a material adverse effect on our business, financial condition and results of operations. Although the FCC recently adopted new rules designed to provide greater access to central office space at less cost, these new rules potentially could benefit our competitors to a greater extent than they benefit us, which could harm our competitiveness.


THE COURTS MAY REQUIRE THAT THE FCC REVERSE ITS INTERCONNECTION RULES RELATING
  TO USE AND PRICING WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR USE OF TRANSMISSION FACILITIES AND THE PRICES WE PAY FOR THEM



    Several parties have brought court challenges to the FCC's interconnection rules, including the rules that establish the terms under which a competitive telecommunications company may use portions of an incumbent local carrier's network and that define the particular network elements to which we are entitled. In January 1999, the Supreme Court invalidated an FCC rule which defines the particular elements of an incumbent local carrier's network that must be provided to competitors like us. The FCC is conducting a proceeding to again define those elements and may not require the continued availability of elements we need. In addition, the courts have not yet resolved the lawfulness of the methodology that the FCC established to determine the price that competitive telecommunications companies would have to pay incumbent local carriers for use of the incumbent local carriers' networks. The courts may determine that the FCC's pricing rules are unlawful, which would require the FCC to establish a new pricing methodology. If this occurs, the new pricing methodology that the FCC adopts may result in our having to pay a higher price to incumbent local carriers to use a portion of their networks in providing our services, and this could have a material adverse effect on our business, financial condition and results of operations.

OUR FAILURE TO UPGRADE OUR NETWORK TO SERVICE A LARGE NUMBER OF END USERS AT
  HIGH PERFORMANCE LEVELS MAY REQUIRE US TO PURCHASE SERVICES FROM THIRD PARTIES WHICH WOULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS


    We are in the process of upgrading our fiber optic network that connects markets from Maine to Virginia. If we are unable to successfully upgrade our network in a timely fashion or are unable to maintain the network as planned, we may be required to purchase bandwidth from third party providers, which would result in a significant increase in our operating expenses and could materially adversely affect our business, financial condition and results of operations. This upgrade includes the installation of high speed switching equipment and the leasing of additional transport bandwidth. We may be unable to upgrade our network to service substantially increased numbers of end users at high performance levels. In addition, any upgrade of our network may be delayed or otherwise adversely affected if we are unable to lease or obtain sufficient additional capacity.


OUR NETWORK MUST BE ABLE TO MANAGE A LARGE NUMBER OF USERS AT HIGH TRANSMISSION
  SPEEDS IN ORDER FOR OUR SERVICES TO BE ATTRACTIVE TO OUR CUSTOMERS


    Due to the limited deployment of our services, our network may not be able to connect and manage a substantial number of end users at high transmission speeds. Further, our network may be unable to achieve and maintain competitive digital transmission speeds. Actual transmission speeds on our network will depend on a variety of factors and many of these factors are beyond our control, including the type of DSL technology deployed, the distance an end user is located from a central office, the quality of the telephone lines, the presence of interfering transmissions on nearby lines and other factors. As a result, we may not be able to achieve and maintain digital transmission speeds that are attractive in the market.


OUR ABILITY TO PROVIDE SERVICES OVER OUR NETWORK IS DEPENDENT ON OUR ABILITY TO
  CONNECT WITH OTHER NETWORKS FOR THE EXCHANGE OF DATA TRAFFIC



    We rely on a number of public and private network interconnections, commonly referred to as peering relationships, to connect our network with other networks for the exchange of data traffic. If we were unable to access other networks to exchange our customers' traffic on a cost-effective basis, or if we were unable to pass through to our customers any costs of utilizing these or our existing networks, our business, financial condition and results of operations could be materially adversely affected. Currently, all of these relationships in which we participate provide for interconnections at nominal cost to either party. Many of these relationships are informal and may be discontinued on short, or in some cases no, notice. If our peering partners were to discontinue their support for these relationships or commence charging for these interconnections, our ability to exchange traffic at current price levels would be significantly constrained. Furthermore, our business will be adversely affected if these peering partners do not add more bandwidth to accommodate increased traffic. Many of the companies with which we maintain private peering interconnections are our competitors. There is nothing to prevent any peering partner, many of which are significantly larger than us, from charging high usage fees, establishing new and more restrictive criteria for use or denying access. In the future, private peering partners could refuse to continue to interconnect directly with us, might impose significant costs on us or limit our customers' access to their networks.


A FAILURE TO MANAGE FUTURE GROWTH COULD STRAIN OUR RESOURCES AND COULD IMPAIR
  THE EXPANSION OF OUR BUSINESS

    We plan to rapidly and significantly expand our operations, which will place a significant strain on our management, financial controls, operations systems, personnel and other resources. If we fail to manage our growth effectively, it could adversely affect the expansion of our customer base and service offerings and would have a material adverse effect on our business, financial condition and results of operations. We may be unable to meet our customers' need for services and technical support or provide our customers the service they expect. To manage our growth effectively, we must:

    - improve existing and implement new operational, financial and management information controls, reporting systems and procedures;

    - hire, train and manage sufficient additional qualified personnel;

    - expand and upgrade our technologies; and

    - manage multiple relationships with our customers, vendors and other third parties.

WE MAY ENCOUNTER DIFFICULTY IN UPGRADING OUR BILLING AND OPERATIONAL SUPPORT
  SYSTEMS


    We plan to upgrade our billing and operational support systems to accommodate our planned expansion and to achieve operating efficiencies. Although we have selected vendors with established software packages for these upgrades, the installation and implementation of the new billing and operational support systems involve a significant commitment of resources. This upgrade could result in the incurrence of substantial third-party consulting costs, delays in implementation, undetected software errors, protracted implementation times, conflicts with our other hardware or software systems and difficulties arising from continuing business operations during implementation. The failure to successfully install and implement new billing and operational support systems in a timely fashion could materially adversely affect our business, financial condition and results of operations.


WE RELY ON A DIRECT SALES METHOD WHICH MAY NOT BE COST-EFFECTIVE

    We market and sell our products through our own dedicated marketing staff and sales force. The DSL market is new, and our direct marketing efforts may not be an effective means of selling DSL services to businesses. Many of our competitors are selling their services indirectly through Internet service providers, carriers, resellers and integrators. Our direct method may prove to be a more costly approach. Although we believe that our success depends in significant part on maintaining a dedicated marketing staff and sales force, we may not achieve a level of sales sufficient to justify maintaining our own marketing staff and sales force.

THE MARKET FOR INTERNET ACCESS, DATA TRANSPORT AND NETWORKING SERVICES IS HIGHLY
  COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY

    The market for Internet access, data transport and networking services is rapidly evolving and intensely competitive, and we may not be able to compete effectively. Many of our current competitors, as well as a number of our potential new competitors, have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources. Some of our competitors or potential competitors may have the financial resources to withstand substantial price competition. Moreover, our competitors may be able to negotiate contracts with suppliers of telecommunications products and services which are more favorable than contracts negotiated by us.

    Many of our competitors are offering, or may soon offer, technologies and services that will directly compete with some or all of our service offerings. Our competitors use technologies for local access connections that include DSL, wireless data systems, cable modems and integrated services digital network technologies. Some of these technologies may provide performance advantages in some respects over DSL and other technologies using existing copper telephone wires.

    We expect to face competition for our DSL and leased line services from Bell Atlantic, alternative DSL providers, competitive local exchange carriers, Internet service providers, wireless and cable companies. In the Boston, New York, Philadelphia and Washington, D.C. metropolitan areas, we expect to compete directly against other DSL providers such as Covad Communications Group, Inc., Network Access Solutions Corporation, NorthPoint Communications Group Inc. and Rhythms NetConnections, Inc. We also expect to compete with cable companies in the New England area for telecommuting and work at home applications.

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AGAINST BELL ATLANTIC


    Bell Atlantic, as the incumbent local carrier operating in the Northeast and Mid-Atlantic regions of the United States, our initial target market, is both an essential supplier of facilities and services for DSL and other Internet connectivity services and a significant competitor. Bell Atlantic has existing networks in local areas and across the major metropolitan areas in our target market, currently provides basic telephony service to substantially all of the customers that we hope to serve and has its own Internet service provider businesses. Absent oversight by federal and state regulators, Bell Atlantic has the ability to benefit its own DSL operations by providing them with essential service inputs, such as copper telephone lines, transmission facilities and collocation on more favorable terms than those provided to us. Bell Atlantic is deploying DSL services in selected markets and could deploy DSL services on a widespread basis which could have a material adverse effect on our business, financial condition and results of operations.


THE MARKET FOR WEB SITE HOSTING SERVICES IS HIGHLY COMPETITIVE, AND WE MAY NOT
  BE ABLE TO COMPETE EFFECTIVELY

    The market for Web site hosting services is rapidly evolving and intensely competitive, and we may not be able to compete effectively. Many of our current competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources. Some of our competitors or potential competitors may have the financial resources to withstand substantial price competition. We compete in this market against a variety of companies, including AboveNet Communications Inc., Concentric Network Corporation, Digex Incorporated, Exodus Communications, Inc., GTE Internetworking, Level 3 Communications, Inc. and NaviSite, Inc.

A SYSTEM FAILURE COULD CAUSE DELAYS OR INTERRUPTIONS OF SERVICE TO OUR CUSTOMERS

    Our network infrastructure and customers' equipment located in our Web site hosting facilities could be damaged by human error, physical or electronic security breaches, power loss and other facility failures, fire, earthquake, flood, telecommunications failure, sabotage, vandalism and similar events. Any damage to or failure of our systems or network, or the systems or networks of our service providers, could result in reductions in, or terminations of, services supplied to our customers, which could have a material adverse effect on our business, financial condition and results of operations. Despite precautions we have taken and plan to take with future Web site hosting facilities, a natural disaster or other unanticipated problems at one or more of our Web site hosting facilities could result in interruptions in our services or significant damage to customer equipment. In addition, the failure of Bell Atlantic to provide consistent data communications capacity could result in interruptions in our services.

A BREACH OF SECURITY OF OUR SYSTEMS COULD CAUSE DELAYS OR INTERRUPTIONS OF
  SERVICE TO OUR CUSTOMERS

    Our network may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Unauthorized access could also potentially jeopardize the security of confidential information stored in the computer systems of our customers, which might cause us to be liable to our customers, and might deter potential customers. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our customers and our customers' end users. Any of these factors relating to network security could have a material adverse effect on our business, financial condition and results of operations.

OUR OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY, CAUSING OUR STOCK
  PRICE TO BE VOLATILE OR TO DECLINE

    Our operating results may vary significantly from quarter to quarter due to a number of factors, not all of which are in our control. Many of our expenses, particularly personnel costs, central office rental fees and other facility rental expenses, are relatively fixed and are incurred in part based on expectations of future revenue. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. Accordingly, any shortfall in revenue may cause significant variation in operating results in any quarter. These variations or any shortfalls could cause the trading price of our common stock to decline. Future revenue is difficult to forecast and for the foreseeable future will be influenced by:

    - the timing and amount of sales to new customers;

    - our planned upgrade to our network infrastructure;

    - the installation of our equipment in Bell Atlantic central offices throughout our target markets;

    - our access to copper telephone lines and transmission facilities controlled by Bell Atlantic;

    - the establishment of our regional operating centers;

    - our ability to increase awareness of DSL; and

    - the success of DSL in general.

    Because of these factors, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance.


IF SALES FORECASTED FOR A PARTICULAR PERIOD ARE NOT REALIZED IN THAT PERIOD DUE
  TO THE LENGTHY SALES CYCLE OF OUR TELECOMMUTING NETWORK SERVICES, OUR OPERATING RESULTS FOR THAT PERIOD WILL BE HARMED



    We offer our telecommuting network services to large enterprises, and the sales cycle can be very lengthy. If sales that we forecast for a particular period do not occur because of the lengthy sales cycle, it could materially and adversely affect our business, financial condition and results of operations. The sales cycle for such large enterprises may last six months or more and typically involves:


    - a significant technical evaluation;

    - an initial trial rollout to a relatively small number of end users;

    - a commitment of capital and other resources by the customer;

    - delays associated with the customer's internal procedures to approve expenditures;

    - time required to engineer the deployment of our services;

    - coordination of the activation of copper telephone lines with incumbent carriers; and

    - testing and acceptance of our services.

    During this lengthy sales cycle, we may incur significant expenses in advance of the receipt of revenues.

THE FAILURE OF ONE OF OUR SUPPLIERS TO CONTINUE TO PROVIDE US DSL EQUIPMENT
  COULD REQUIRE US TO MAKE SIGNIFICANT CAPITAL EXPENDITURES TO REPLACE EXISTING EQUIPMENT

    Currently, the DSL modem and other equipment used for a single connection over a copper telephone line must come from the same vendor because there are no existing interoperability standards for the equipment used in our services. If one of our suppliers stopped providing DSL equipment to us for any reason, or was unable to manufacture and deliver the amount or quality of equipment we order, we would need to make significant capital expenditures to replace this equipment, which could have a material adverse effect on our business, financial condition and results of operations.

OUR SERVICES ARE SUBJECT TO UNCERTAIN GOVERNMENT REGULATION AND CHANGES IN LAWS
  OR REGULATIONS COULD RESTRICT THE WAY WE OPERATE OUR BUSINESS

    Because many of the facilities and services we need in order to provide DSL are subject to regulation at the federal, state and local levels, changes in applicable laws or regulations could have an adverse impact on our business. For example, the FCC and state telecommunications regulators help determine the terms under which collocation space is provided to us. They also oversee the terms under which we gain access to an incumbent local carrier's copper telephone lines and transport facilities that we need in order to provide DSL services. We expect incumbent local carriers like Bell Atlantic to pursue litigation in courts, institute administrative proceedings with the FCC and state telecommunications regulators and lobby the U.S. Congress in an effort to affect the applicable laws and regulations in a manner that would be more favorable to them and may be against our interests. Any changes in our regulatory environment could create greater competitive advantages for all or some of our competitors or could make it easier for additional parties to provide DSL services. In addition, we may choose to expend significant resources to participate in regulatory proceedings at the federal or state level without achieving favorable results.

THE ADOPTION OR MODIFICATION OF LAWS OR REGULATIONS RELATING TO THE INTERNET
  COULD ADVERSELY AFFECT OUR BUSINESS

    The adoption or modification of laws or regulations relating to the Internet could adversely affect our business. The U.S. Congress has recently considered Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union also recently enacted its own privacy regulations. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws, such as those governing intellectual property, privacy, libel and taxation, apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online.


WE MAY BE SUBJECT TO REGULATION, TAXATION, ENFORCEMENT OR OTHER LIABILITIES IN
  UNEXPECTED JURISDICTIONS, WHICH COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS


    We provide Internet access and Web site hosting services to customers located throughout the United States and in several foreign countries. As a result, we may be required to qualify to do business, or be subject to tax or other laws and regulations, in these jurisdictions even if we do not have a physical presence or employees or property in these jurisdictions. The application of these multiple sets of laws and regulations is uncertain, but we could find we are subject to regulation, taxation, enforcement or other liability in unexpected ways, which could materially adversely affect our business, financial condition and results of operations.


OUR SENIOR MANAGEMENT TEAM HAS WORKED TOGETHER FOR ONLY A SHORT PERIOD OF TIME,
  SO YOU HAVE LIMITED INFORMATION ON WHICH TO EVALUATE THEIR ABILITY TO WORK TOGETHER EFFECTIVELY


    Our success depends on Mark Washburn, our President and Chief Executive Officer, and our other executive officers and key employees. Mr. Washburn joined HarvardNET in September 1998, and our senior management team has worked together for only a short period of time. There is therefore only a limited period of time on which you can judge their ability to operate as a group.

IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY PERSONNEL, OUR BUSINESS WILL SUFFER

    We may be unable to continue to employ our key personnel or to attract and retain qualified personnel in the future. Our future success depends on our continuing ability to identify, hire, train and retain highly qualified technical, sales, marketing and customer service personnel. The industry in which we compete has a high level of employee mobility and aggressive recruiting of skilled personnel. In particular, we face intense competition for qualified personnel, particularly in software development, network engineering and product management.

WE MAY BE SUBJECT TO INFRINGEMENT CLAIMS WHICH COULD MATERIALLY ADVERSELY AFFECT
  OUR BUSINESS

    Third parties, including our competitors, may assert infringement claims against us and, in the event of an unfavorable ruling on any claim, we may be unable to obtain a license or similar agreement to use technology we need to conduct our business. Our management personnel were previously employees of other telecommunications companies. In many cases, these individuals are conducting activities for us in areas similar to those in which they were involved prior to joining us. As a result, we or our employees could be subject to allegations of violation of trade secrets and other similar claims. If such claims materialize, it could materially adversely affect our business, financial condition and results of operations.

OUR PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWN A SIGNIFICANT PERCENTAGE OF
  HARVARDNET AND WILL BE ABLE TO EXERCISE SIGNIFICANT INFLUENCE OVER HARVARDNET, WHICH COULD HAVE A MATERIAL AND ADVERSE EFFECT ON THE MARKET PRICE OF OUR COMMON STOCK

    Our executive officers, directors and principal stockholders together will beneficially own 54.7% of our common stock after this offering, or 52.8% if the underwriters exercise their over-allotment option in full. These stockholders will be able to determine the composition of our board of directors, will retain the voting power to approve all matters requiring stockholder approval, including any merger, and will continue to have significant influence over our affairs. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquiror from attempting to obtain control of us, which in turn could have a material and adverse effect on the market price of our common stock or prevent you from realizing a premium over the market price for your shares of common stock.

WE HAVE BEEN UNABLE TO CONFIRM YEAR 2000 COMPLIANCE BY OUR EXTERNAL SERVICE
  PROVIDERS, AND THEIR FAILURE TO BE YEAR 2000 COMPLIANT COULD NEGATIVELY IMPACT OUR BUSINESS

    We have to date been unable to confirm that our external service providers, including Bell Atlantic, will not be negatively impacted by the inability of computer programs upon which they rely to correctly recognize dates after December 31, 1999. To the extent that Bell Atlantic or other third parties experience Year 2000 problems, our network and services could be adversely affected.

YEAR 2000 ISSUES COULD NEGATIVELY IMPACT OUR CUSTOMERS, WHICH COULD MATERIALLY
  ADVERSELY AFFECT OUR BUSINESS

    The purchasing patterns of our customers may be affected by Year 2000 issues as they expend significant resources to correct their current systems for Year 2000 compliance or if such issues have an adverse effect on their business operations. These expenditures may result in reduced funds available to purchase our services. Any of these developments could have a material and adverse effect on our business, financial condition and results of operations.

THE FAILURE OF AN ACTIVE TRADING MARKET TO DEVELOP FOR OUR COMMON STOCK COULD
  MATERIALLY ADVERSELY AFFECT YOUR INVESTMENT IN OUR COMMON STOCK

    Our common stock has not been traded in the public market before this offering, and an active trading in our common stock may not develop or continue after this offering. We will determine the price you will pay for our common stock through negotiations with the underwriters. You may not be able to resell your shares at or above the price you will pay for our common stock. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

THE HOLDERS OF A SIGNIFICANT NUMBER OF SHARES OF OUR COMMON STOCK HAVE THE RIGHT
  TO REQUIRE US TO REGISTER THE SALE OF THEIR SHARES, AND FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD DEPRESS OUR STOCK PRICE


    Sales of substantial amounts of common stock in the public market following this offering, or the appearance that a large number of shares is available for sale, could adversely affect the market price for our common stock. After this offering, the holders of 28,080,260 outstanding shares of common stock and 1,172,376 shares of common stock issuable upon the exercise of outstanding options and warrants will have the right to require us to register the sale of their shares, subject to limitations and to the lock-up agreements with the underwriters, and to require us to include their shares in any future public offerings of our equity securities. On the date of this offering, we intend to file a registration statement under the Securities Act to register 1,355,000 shares of common stock issuable under our stock purchase plan. Within approximately 180 days after this offering, we intend to file a registration statement under the Securities Act to register 6,125,405 shares of common stock subject to outstanding stock options or reserved for issuance under our stock incentive plans. The sale of these additional shares into the public market may further adversely affect the market price of our common stock. In addition to the adverse effect a price decline could have on holders of common stock, that decline would likely impede our ability to raise capital through the issuance of additional shares of common stock or other equity securities.


OUR CERTIFICATE OF INCORPORATION AND BYLAWS CONTAIN PROVISIONS THAT COULD DELAY
  OR PREVENT A CHANGE IN CONTROL AND THEREFORE COULD HURT OUR STOCKHOLDERS

    Provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of HarvardNET, even if a change in control would be beneficial to stockholders. Our certificate of incorporation will provide for a classified board of directors and will allow our board of directors to issue, without stockholder approval, preferred stock with terms set by the board of directors. The preferred stock could be issued quickly with terms that delay or prevent the change in control of HarvardNET or make removal of management more difficult. Also, the issuance of preferred stock may cause the market price of our common stock to decrease.

THIS PROSPECTUS CONTAINS FORWARD LOOKING STATEMENTS WHICH MAY NOT PROVE TO BE
  ACCURATE AND SUCH INACCURACY COULD MATERIALLY AND ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

    This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those anticipated in these forward-looking statements as a result of the risks described above and elsewhere in this prospectus.

                                USE OF PROCEEDS


    We estimate that our net proceeds from the sale of the 8,900,000 shares of common stock will be approximately $114.5 million, or $131.9 million if the underwriters exercise their over-allotment option in full, assuming an initial public offering price of $14.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses of $1,350,000 payable by us.


    We will use a portion of the net proceeds to repay any outstanding amounts under our credit facility. We anticipate that the outstanding indebtedness under this credit facility will be approximately $6.0 million upon the closing of this offering. This facility has a maturity date in May 2004. The facility bears interest at an annual rate equal to the London inter bank offer rate plus 4.5%, which was approximately 9.6% as of July 26, 1999. We expect to use the remainder of the net proceeds for capital expenditures relating to our planned geographic expansion, potential acquisitions and working capital and other general corporate purposes. Although we may use a portion of the net proceeds to acquire businesses, products or technologies that are complementary to our business, we have no specific acquisitions planned. Pending such uses, we plan to invest the net proceeds in investment grade, interest-bearing securities.

                                DIVIDEND POLICY

    We have never paid or declared any cash dividends on common stock or other securities and do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain all future earnings, if any, for use in the operation of our business.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of March 31, 1999:

    - on an actual basis after giving effect to the 1.3546862-for-1 split of our common stock and Class B stock;

    - on a pro forma basis to reflect the conversion of all shares of Class B stock and convertible preferred stock outstanding as of March 31, 1999 into common stock; and

    - on a pro forma as adjusted basis to reflect the conversion of all shares of Class B stock and convertible preferred stock outstanding as of March 31, 1999 into common stock, and the sale of common stock in this offering, assuming an initial public offering price of $14.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by HarvardNET.

    The outstanding share information excludes 93,121 shares of common stock issuable upon exercise of warrants outstanding as of March 31, 1999 at an exercise price of $.99 per share and 1,163,052 shares of common stock issuable upon exercise of options outstanding as of March 31, 1999 with a weighted average exercise price of $.87 per share.

                                                                                      AS OF MARCH 31, 1999
                                                                               -----------------------------------
                                                                                                        PRO FORMA
                                                                                ACTUAL     PRO FORMA   AS ADJUSTED
                                                                               ---------  -----------  -----------

                                                                                   (IN THOUSANDS, EXCEPT SHARE
                                                                                       AND PER SHARE DATA)
Long term debt, less current portion.........................................  $      50   $      50    $      50

Redeemable convertible Series A preferred stock; $0.01 par value; 13,749,440 shares authorized, 13,749,440 issued and outstanding; none issued and
  outstanding pro forma and pro forma as adjusted basis......................     18,011          --           --

Stockholders' equity (deficit):

Preferred stock, $.01 par value; 5,000,000 shares authorized and unissued,
  pro forma as adjusted......................................................         --          --           --
Common stock, $0.01 par value; 34,237,000 shares authorized, 8,655,939 shares issued and 5,278,246 outstanding; 34,237,000 shares authorized and
  30,976,290 shares issued and 27,598,597 outstanding, pro forma; 100,000,000 shares authorized and 39,876,290 shares issued and 36,498,597 shares
  outstanding, pro forma as adjusted.........................................         87         310          399
Class B stock, $.01 par value; 4,486,250 shares authorized, 3,976,381 issued and outstanding; none issued and outstanding, pro forma and pro forma as
  adjusted basis.............................................................         28          --           --
Additional paid-in capital...................................................     10,883      29,312      143,751
Accumulated dividends on preferred stock.....................................        613          --           --
Deferred compensation........................................................     (8,690)     (8,690)      (8,690)
Accumulated deficit..........................................................     (2,810)     (2,810)      (2,810)
Treasury stock, at cost......................................................     (3,356)     (3,356)      (3,356)
                                                                               ---------  -----------  -----------
Total stockholders' equity (deficit).........................................     (3,245)     14,766      129,294
                                                                               ---------  -----------  -----------
Total capitalization.........................................................  $  14,816   $  14,816    $ 129,344
                                                                               ---------  -----------  -----------
                                                                               ---------  -----------  -----------

                                    DILUTION

    Our pro forma net tangible book value as of March 31, 1999 was approximately $10.8 million or approximately $.39 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less total tangible liabilities, divided by 27,598,597 shares of common stock outstanding, after giving effect to the conversion of all shares of Class B stock and convertible preferred stock outstanding as of March 31, 1999. After giving effect to the sale of the common stock offered in this offering at an assumed initial public offering price of $14.00 per share and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us, our pro forma net tangible book value as of March 31, 1999 would have been approximately $125.3 million, or $3.43 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $3.04 per share to existing stockholders and an immediate dilution of $10.57 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............................             $   14.00
  Pro forma net tangible book value per share before this offering..........  $     .39
  Increase in pro forma net tangible book value per share attributable to
    new investors...........................................................       3.04
                                                                              ---------
Pro forma net tangible book value per share after this offering.............                  3.43
                                                                                         ---------
Dilution per share to new investors.........................................             $   10.57
                                                                                         ---------
                                                                                         ---------

    The following table summarizes on a pro forma basis as of March 31, 1999, the difference between the number of shares of common stock purchased from HarvardNET, the total consideration paid to HarvardNET and the average price per share paid by existing stockholders and by new investors at an assumed initial public offering price of $14.00 per share, before deducting estimated underwriting discounts and commissions and offering expenses payable by
HarvardNET:

                                                             SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                                         -------------------------  --------------------------   PRICE PER
                                                            NUMBER       PERCENT       AMOUNT        PERCENT       SHARE
                                                         ------------  -----------  -------------  -----------  -----------
Existing stockholders..................................    27,598,597        75.6%     20,868,000        14.3%   $     .76
New investors..........................................     8,900,000        24.4     124,600,000        85.7    $   14.00
                                                         ------------       -----   -------------       -----
  Total................................................    36,498,597       100.0%    145,468,000       100.0%
                                                         ------------       -----   -------------       -----
                                                         ------------       -----   -------------       -----

------------------------

The table above assumes no exercise of warrants and stock options outstanding at March 31, 1999. As of March 31, 1999, there were warrants outstanding to purchase a total of 93,121 shares of common stock at an exercise price of $.99 per share and options outstanding to purchase a total of 1,163,052 shares of common stock at a weighted average exercise price of $.87 per share. To the extent any of these options or warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

    The financial data set forth below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus.

    The following statement of operations data for the fiscal years ended December 31, 1996, 1997 and 1998 and the balance sheet data as of December 31, 1997 and 1998 are derived from our financial statements audited by PricewaterhouseCoopers LLP, independent accountants. The statement of operations data for the fiscal years ended December 31, 1994 and 1995 and the balance sheet data as of December 31, 1994, 1995 and 1996 are derived from unaudited financial statements of HarvardNET not included in this prospectus. The unaudited financial statements include all adjustments, comprised only of normal recurring adjustments, which we consider necessary for a fair presentation. In November 1995, HarvardNET entered the Internet service provider business. Prior to that time, HarvardNET developed software products and network solutions for various government agencies. HarvardNET believes that the selected data for 1994 and 1995 do not highlight significant trends in its financial condition or results of operations related to its current business.

    The statement of operations data for the three month periods ended March 31, 1998 and 1999 and the balance sheet data as of March 31, 1999 are derived from our unaudited financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial position. Results for the three months ended March 31, 1999 are not necessarily indicative of results that may be expected for the year.

    EBITDA consists of net loss excluding interest, taxes, depreciation and amortization. We have provided EBITDA because it is a measure of financial performance commonly used in the telecommunications industry, but other companies may calculate it differently from us. We have presented EBITDA to enhance your understanding of our operating results. You should not construe it as an alternative to operating income as an indicator of our operating performance or as an alternative to cash flows from operating activities as a measure of liquidity.

                                                                                                         THREE MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,                      MARCH 31,
                                                 -----------------------------------------------------  --------------------
                                                   1994       1995       1996       1997       1998       1998       1999
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                                            (UNAUDITED)
                                                     (UNAUDITED)    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.......................................  $     207  $     260  $     720  $   1,381  $   4,282  $     954  $   1,600
Costs of services (exclusive of depreciation
  and amortization shown separately below).....        109        117        325        704      1,878        420        811
Selling, general and administrative............         89        132        352        671      2,815        399      1,693
Depreciation and amortization..................          2          1          6        187      1,339        318        500
Compensation charge for issuance of stock
  options......................................         --         --         --         --         --         --         90
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income (loss)........................          7         10         37       (181)    (1,750)      (183)    (1,494)
Interest income (expense) net..................         --         --         (1)        (2)        32         (3)        19
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before taxes.....................          7         10         36       (183)    (1,718)      (185)    (1,475)
Benefit (provision) for income taxes...........         (1)        (7)        (9)        44        458         49         85
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)..............................  $       6  $       3  $      27  $    (139) $  (1,260) $    (136) $  (1,390)
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Dividends and accretion of discount on
  preferred stock..............................         --         --         --         --       (336)        --     (8,954)(1)
Net income available (loss attributable) to
  common stockholders..........................  $       6  $       3  $      27  $    (139) $  (1,596) $    (136) $ (10,344)
Net income (loss) per share--basic and
  diluted(2):
  Historical...................................  $    0.00  $    0.00  $    0.01  $   (0.03) $   (0.21) $   (0.02) $   (1.96)
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Pro forma(3).................................                                              $   (0.10)            $   (0.05)
                                                                                             ---------             ---------
                                                                                             ---------             ---------
Weighted average shares outstanding(2):
  Basic and diluted............................      4,064      4,064      4,064      4,840      7,526      8,655      5,278
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
OTHER DATA:
EBITDA.........................................  $       9  $      11  $      43  $       6  $    (411) $     135  $    (904)
Capital expenditure............................          3          2         --         19      1,010         36        627
Net cash provided by (used in) operating
  activities...................................         38         20         96        (44)       (93)       428     (1,417)
Net cash used in investing activities..........          3          2         --        (19)    (1,010)       (36)    (3,450)
Net cash provided by (used in) financing
  activities...................................         --         --         (6)       340      5,916        (10)     8,603



                                                                AS OF DECEMBER 31,                        AS OF MARCH 31, 1999
                                             ---------------------------------------------------------  ------------------------
                                                1994         1995        1996       1997       1998     (ACTUAL)   PRO FORMA(3)
                                             -----------  -----------  ---------  ---------  ---------  ---------  -------------
                                                                                                              (UNAUDITED)
                                                   (UNAUDITED)                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..................   $      38    $      58   $     148  $     426  $   5,239  $   8,975    $   8,975
Working capital............................          38           58           8        234      4,636      9,141        9,141
Total assets...............................          50           77         204      3,958      8,853     16,049       16,049
Long-term debt, net of current portion.....          --           --          --         97         67         50           50
Redeemable convertible preferred stock.....          --           --          --         --      9,365     18,011           --
Accumulated deficit........................         (51)         (47)        (20)      (159)    (1,420)    (2,719)     (29,312)
Total stockholders' equity (deficit).......         (51)         (47)         10      2,708     (1,917)    (3,245)      14,766


--------------------------


(1) Includes an approximately $8.6 million non-recurring, non-cash dividend.



(2) For an explanation of the determination of the number of shares used in computing earnings per share, see note 3 in our financial statements.



(3) Pro forma to reflect the conversion of shares of redeemable convertible preferred stock and Class B stock outstanding as of March 31, 1999 into an aggregate of 22,320,351 shares of common stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    We began operations in May 1993 as a software and consulting company. In November 1995, we entered the Internet business focusing on providing high performance Web site hosting services as well as leased line Internet access to business customers in the Boston market. In mid-1996, we began to commercially deploy digital subscriber line, or DSL, technology, focusing on business customers in the Northeast. On November 12, 1997, we expanded our operations into Maine and New Hampshire by acquiring all of the common stock of Internet Northeast, an Internet service provider based in Maine, with approximately 4,000 local dial-up Internet access subscribers.


    In September 1998, we received an $18.5 million equity commitment from M/C Venture Partners, Fidelity Ventures and several other individual investors. Since that time we have shifted the focus of our efforts from dial-up Internet access to our DSL and leased line services, Web site hosting and other services. As of June 30, 1999, our monthly recurring services were comprised of:


    - DSL services -- 22%;

    - leased line services -- 35%;

    - Web site hosting -- 14%; and

    - dial-up Internet access -- 29%.

We expect the percentage of our monthly recurring revenues from our dial-up services to decline over time.


    In order to implement our strategy, we have increased our overall operating expenses and capital expenditures to facilitate the development and deployment of our DSL, telecommuting network and Web site hosting services. In addition, we have increased these expenses in connection with the expansion of the geographic area in which we provide our services. As a result, since our September 1998 equity funding, our primary activities have consisted of:


    - executing additional interconnection agreements with Bell Atlantic;

    - obtaining additional governmental authorizations;

    - identifying additional central office space in existing and new markets in which to install our equipment;

    - acquiring and deploying additional equipment and facilities;

    - hiring additional management, sales and other personnel;

    - upgrading our operations and support systems;

    - acquiring substantially all of the assets of the Network Services Division of Comstor Corporation; and

    - raising additional capital.

    Currently, we provide DSL service to customers in eastern Massachusetts, southern Maine and southern New Hampshire. As of July 26, 1999, we provided service at 51 central office locations and had installed equipment at 20 additional locations. By the middle of 2001, we intend to expand our DSL coverage to more than 600 central offices throughout the Northeast and Mid-Atlantic regions, including markets in Rhode Island, New York, New Jersey, Pennsylvania, Maryland, Washington, D.C. and Virginia. As of July 26, 1999, we operated regional operations centers in Boston, Massachusetts, Portland, Maine, Manchester, New Hampshire and McLean, Virginia, at which we aggregate and route data traffic for each market. We plan to increase the number of these centers in conjunction with our roll-out of DSL services.

    On January 11, 1999, we acquired substantially all of the assets of the Network Services Division of Comstor Corporation for approximately $2.8 million in cash, which consisted principally of its East Coast network for the transport of Internet protocol-based traffic, as well as a number of private and public network interconnection arrangements. We plan to upgrade this network as necessary to support the traffic requirements and needs of our customers. We have a new, approximately 20,000 square foot, Web operations center in Boston. We intend to establish additional Web operations centers in New York, Philadelphia and Washington, D.C. in conjunction with our roll-out of DSL services in these metropolitan areas.


    We expect to incur operations, sales and market development expenses as we enter new markets and further penetrate existing ones. Once we have deployed our network in a market, the majority of our additional capital expenditures will be to connect new customers. In addition, we will be required to fund each market's cash flow deficit as we build our customer base. We expect that our financial performance will vary from market to market, depending on factors such as:

    - the size of the addressable market;

    - the level of sale and marketing expenses;

    - the number and timing of central offices built out;

    - the timing of market entry;

    - the length of the sales cycle; and

    - the acceptance of our services.


    We have received the entire $18.5 million in equity financing under a funding agreement executed in September 1998. In conjunction with the final installment on March 23, 1999 under the funding agreement, we allocated the entire proceeds to a non-detachable beneficial conversion feature, which was recorded as additional paid in capital. A non-recurring, non-cash dividend of $8,621,000 was recorded to reflect the immediate convertibility of the shares issued in this installment.


    On May 28, 1999 we entered into a $30.0 million senior secured credit facility to fund our continued expansion. We expect to incur operating losses, net losses and negative cash flow for the next several years.

    We will amortize deferred compensation of approximately $8.7 million in the aggregate relating to options granted in the quarter ended March 31, 1999 that will vest over the next four years, and which will be charged ratably over that period. For the period from April 1, 1999 through June 10, 1999, we granted options for the purchase of 282,043 shares of common stock to employees at exercise prices ranging from $1.00 to $2.21 per share. We recorded deferred compensation of approximately $3.0 million relating to these grants which will be amortized as a compensation charge for issuance of stock options, over the four-year vesting period. For the period from April 1, 1999 through June 10, 1999 we cancelled options for the purchase of 29,126 shares of common stock previously issued to employees at exercise prices, in each case, of $1.00 per share. For the period from June 11, 1999 through July 13, 1999, we granted options to purchase 93,774 shares of our common stock to employees at an exercise price in each case of $11.81 per share. We recorded deferred compensation relating to these grants of approximately $174,000, which will be amortized ratably as a compensation charge for issuance of stock options over the four year vesting period of such options.

    We will record deferred debt issuance costs of approximately $4.4 million in the quarter ended June 30, 1999 relating to our credit facility which will be charged to interest expense over the term of the facility using the effective interest method. As this facility will terminate upon the closing of this offering, we expect to recognize approximately $4.4 million of this expense in the quarter ending September 30, 1999.

    We will recognize a preferred stock dividend of approximately $4.6 million in the quarter ended June 30, 1999 relating to the difference between the issuance price and fair value of 356,294 shares of Series A-2 preferred stock issued in May 1999.

    We are subject to state telecommunications commission, FCC and court decisions that interpret and implement the 1996 Telecommunications Act, various telecommunications statutes and regulations and various contractual arrangements involving incumbent carriers. We are unable to estimate the likelihood that any future rulings or regulations would result in a material impact on our financial condition or results of operations. However, one or more of these rulings or regulations could have a material effect on our business prospects, operating results and financial condition in the future.

REVENUES

    We derive the majority of our revenues from customers who purchase Internet access, Web site hosting and other data transport and networking services. We typically bill our customers for monthly recurring charges based on the type and level of service provided, including the data transfer speed and bandwidth selected by the customer. In addition to the monthly service fees, we bill users for nonrecurring activation and installation service related to Internet access, Web site hosting and other data transport and networking services. These nonrecurring revenues are recorded when performed.

    Recurring revenues consist of monthly service fees for the following services:

    - BusinessSPEED DSL high speed digital leased line;


    - RemoteCONNECT telecommuting network services;


    - Web site hosting;

    - E-commerce and other enhanced services, including outsourced e-mail administration; and

    - Dial-up Internet access.

    Service revenues related to Internet access, Web site hosting and enhanced services are recognized as the services are provided. Advance collections relating to future services are recorded as deferred revenue and recognized as revenue when earned.

    During the past several years, market prices for many telecommunications and Web site hosting services have been declining, which is a trend we believe will continue. As prices decline for any given speed, bandwidth or level of service, we expect that the total number of end users and the proportion of end users purchasing higher-level, higher-priced services will increase. The cost of these upgrades are generally minimal.


COSTS OF SERVICES, EXCLUDING DEPRECIATION AND AMORTIZATION



    Our costs of services, excluding depreciation and amortization, represent network expenses related to providing service to our customers, including the transport between the end user and central office, between central office and regional operations center, and between the regional operations center and the Internet. As our customer and end user base grows, we expect these costs to increase, depending upon the amount of end users added and their bandwidth and level of service requirements. Costs of services, excluding depreciation and amortization, are generally comprised of the following:


    - Intra-region costs consist of monthly service fees to Bell Atlantic to install our equipment in its central offices, connect to copper telephone lines and use its transmission facilities, as well as for leased transport from the incumbent and other carriers. In addition, we pay nonrecurring installation charges for these lines and other related services.

    - Inter-region costs consist of leased transport and other operating costs associated with our fiber optic network.

SELLING, GENERAL AND ADMINISTRATIVE

    Sales and marketing costs consist mainly of salaries and benefits for our direct sales force and marketing personnel and include advertising and new market launch expenses.

    General and administrative costs consist mainly of salaries and benefits for our administrative, regulatory, provisioning, technical support, network engineering, customer care and management personnel, as well as fees paid for professional services.

DEPRECIATION AND AMORTIZATION

    Depreciation includes depreciation of furniture and fixtures, computer and, network infrastructure equipment. Depreciation is computed on a straight-line basis over estimated useful lives of three to ten years.

    Amortization includes the amortization of capital leased equipment as well as the amortization of intangible assets associated with our acquisitions of Internet Northeast and the Network Services Division of Comstor Corporation. Amortization is computed on a straight-line basis over three to five years.

COMPENSATION CHARGE FOR ISSUANCE OF STOCK OPTIONS

    Compensation charge for issuance of stock options represents the difference between the exercise price of stock options granted and the estimated fair market value of the underlying common stock on the date of grant.

INTEREST INCOME (EXPENSE)

    Interest income consists of interest income from our cash and short-term investments. Interest expense consists of interest associated with capital leased equipment and a term loan.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THREE MONTHS ENDED MARCH 31, 1998

    REVENUES

    Total revenues were $1.6 million for the three months ended March 31, 1999, as compared to $954,000 for the three months ended March 31, 1998, an increase of $646,000 or 68%. This increase was attributable to the revenue base of the Network Services Division of Comstor Corporation which was acquired on January 11, 1999, as well as the addition of new customers and with a higher average monthly revenue per customer.


    COSTS OF SERVICES, EXCLUDING DEPRECIATION AND AMORTIZATION



    Costs of services, excluding depreciation and amortization, were $811,000 for the three months ended March 31, 1999, as compared to $420,000 for the three months ended March 31, 1998, an increase of $391,000 or 93%. The increase was primarily attributable to the network costs associated with the acquisition of substantially all of the assets of the Network Services Division of Comstor Corporation in 1999, as well as an increase in network costs associated with higher customer counts. Costs of services as a percentage of revenues was 51% for the three months ended March 31, 1999, compared to 44% for the three months ended March 31, 1998. The increase as a percentage of revenues is due to higher costs associated with additional fixed transport capacity between our regional operations centers and the Internet that we acquired in the first quarter of 1999. We expect that our transport costs will decrease as a percentage of revenue in the future as increased traffic can more fully utilize this existing transport capacity.

    SELLING, GENERAL AND ADMINISTRATIVE

    Selling, general and administrative expenses were $1.7 million for the three months ended March 31, 1999, compared to $399,000 for the three months ended March 31, 1998, an increase of $1.3 million or 324%. This increase consisted primarily of increased salary expenses associated with increases in management, sales and other personnel and increased fees paid for professional services. The total number of employees at March 31, 1999 was 98 as compared to 37 at March 31, 1998. We expect selling, general and administrative expenses to increase as we expand our operations and expand our infrastructure to support future growth which will reduce cash flow and net income.

    DEPRECIATION AND AMORTIZATION

    Depreciation and amortization expense was $500,000 for the three months ended March 31, 1999, as compared to $318,000 for the three months ended March 31, 1998, an increase of $182,000. The increase was attributed to the depreciation associated with the expansion of our network and the amortization of the intangible asset associated with the acquisition of Comstor. We expect depreciation and amortization expense to increase as we make investments in our network and operational infrastructure and if we acquire additional assets or businesses. Increases in depreciation and amortization expense will reduce net income.

    COMPENSATION CHARGE FOR ISSUANCE OF STOCK OPTIONS

    We incurred a charge of $90,000 for the three months ended March 31, 1999 related to the issuance of stock options with exercise prices below fair market value on the date of grant. Additional unvested outstanding options will continue to vest over the next four years, which will result in additional compensation expense of approximately $8,780,000 in the aggregate in periods subsequent to March 31, 1999 which will be charged ratably over the next four years.

    INTEREST INCOME (EXPENSE)

    Interest income for the three months ended March 31, 1999 was $23,000 compared to $0 for the three months ended March 31, 1998. The increase was primarily due to the interest earned on the proceeds from the redeemable convertible Series A preferred stock issuance.

    Interest expense for the three months ended March 31, 1999 was $4,000 compared to $3,000 for the three months ended March 31, 1998. This increase was primarily due to the interest payable on leased capital equipment.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    REVENUES

    Total revenues were $4.3 million for the year ended December 31, 1998, as compared to $1.4 million for the year ended December 31, 1997, an increase of $2.9 million or 210%. This increase was attributable to a full year of dial-up service revenue associated with the 1997 acquisition of Internet Northeast.


    COSTS OF SERVICES, EXCLUDING DEPRECIATION AND AMORTIZATION



    Costs of services, excluding depreciation and amortization, were $1.9 million for the year ended December 31, 1998, as compared to $704,000 for the year ended December 31, 1997, an increase of $1.2 million or 167%. The increase was primarily attributable to the inclusion of a full year of dial-up network costs. Cost of services, excluding depreciation and amortization, as a percentage of revenues was 44% for the year ended December 31, 1998, compared to 51% for the year ended December 31, 1997.

    SELLING, GENERAL AND ADMINISTRATIVE

    Selling, general and administrative expenses were $2.8 million for the year ended December 31, 1998 compared to $671,000 for the year ended December 31, 1997, an increase of $2.1 million or 319%. Sales and marketing expenses increased approximately $435,000. General and administrative expenses increased $1.7 million. The increases were due to the inclusion of a full year of operations of Internet Northeast and the establishment of the Boston corporate office. The total number of employees at December 31, 1998 was 56 as compared to 31 at December 31, 1997. We expect selling, general and administrative expenses to increase as we expand our operations and expand our infrastructure to support future growth which will reduce cash flow and net income.

    DEPRECIATION AND AMORTIZATION

    Depreciation and amortization expense was $1.3 million for the year ended December 31, 1998 as compared to $187,000 for the year ended December 31, 1997, an increase of $1.1 million. The increase was attributable to the depreciation on our expanded network and the amortization of the intangible assets and goodwill associated with the acquisition of Internet Northeast. We expect depreciation and amortization expense to increase as we make investments in our network and operational infrastructure and if we acquire additional assets or businesses. Increases in depreciation and amortization expense will reduce net income.

    INTEREST INCOME (EXPENSE)

    Interest income for the year ended December 31, 1998 was $57,000 compared to $0 for the year ended December 31, 1997. The increase was primarily due to the interest earned on the proceeds of the Series A preferred stock issuance in September 1998.

    Interest expense for the year ended December 31, 1998 was $25,000 compared to $2,000 for the year ended December 31, 1997. This increase was primarily due to the interest on leased capital equipment.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    REVENUES

    Total revenues were $1.4 million for the year ended December 31, 1997, as compared to $720,000 for the year ended December 31, 1996, an increase of $661,000 or 92%. The increase was attributable to the addition of the dial-up business in November 1997 from the Internet Northeast acquisition and an overall increase in customers.


    COSTS OF SERVICES, EXCLUDING DEPRECIATION AND AMORTIZATION



    Costs of services, excluding depreciation and amortization, were $704,000 for the year ended December 31, 1997, as compared to $325,000 for the year ended December 31, 1996, an increase of $379,000 or 116%. This increase was due in part to the addition of Internet Northeast in November 1997. Costs of services, excluding depreciation and amortization, as a percentage of revenues was 51% for the year ended December 31, 1997 compared to 45% for the year ended December 31, 1996.


    SELLING, GENERAL AND ADMINISTRATIVE

    Selling, general and administrative expenses were $671,000 for the year ended December 31, 1997 compared to $352,000 for the year ended December 31, 1996, an increase of $319,000 or 91%. Sales and marketing expenses increased $28,000. General and administrative expenses increased $291,000. The increases were due in part to the increase in headcount as a result of the 1997 acquisition of Internet Northeast.

    DEPRECIATION AND AMORTIZATION

    Depreciation and amortization expense was $187,000 for the year ended December 31, 1997, as compared to $6,000 for the year ended December 31, 1996, an increase of $181,000. This increase was attributable to the amortization of the intangible assets and goodwill associated with the 1997 acquisition of Internet Northeast.

    INTEREST INCOME (EXPENSE)

    Interest income and expense were nominal in both years.

QUARTERLY RESULTS

    The following table sets forth unaudited financial data of HarvardNET for each of the quarters in 1998 and for the first quarter of 1999. This information has been derived from our unaudited financial statements that, in our opinion, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this quarterly information. The operating results for any quarter are not necessarily indicative of results to be expected for any future period.


                                                                                             QUARTER ENDED
                                                                     -------------------------------------------------------------
                                                                      MARCH 31,    JUNE 30,    SEPT. 30,   DEC. 31,     MARCH 31,
                                                                        1998         1998        1998        1998         1999
                                                                     -----------  -----------  ---------  -----------  -----------
Revenues...........................................................   $     954    $   1,041   $   1,159   $   1,128    $   1,600
Costs of services (exclusive of depreciation and amortization shown
  separately below)................................................         420          468         461         529          811
Selling, general and administrative................................         399          605         725       1,086        1,693
Depreciation and amortization......................................         318          324         332         366          500
Compensation charge for issuance of stock options..................          --           --          --          --           90
                                                                     -----------  -----------  ---------  -----------  -----------
Operating income (loss)............................................        (183)        (356)       (359)       (853)      (1,494)
Interest income (expense), net.....................................          (2)          --           2          33           19
                                                                     -----------  -----------  ---------  -----------  -----------
Net income (loss) before taxes.....................................        (185)        (356 )      (357)       (820 )     (1,475 )
Benefit (provision) for income taxes...............................          49           95          95         218           85
                                                                     -----------  -----------  ---------  -----------  -----------
Net income (loss)..................................................  $     (136 ) $     (261 ) $    (262) $     (602 ) $   (1,390 )
                                                                     -----------  -----------  ---------  -----------  -----------
                                                                     -----------  -----------  ---------  -----------  -----------


    We could experience quarterly variations in revenue and operating income as a result of many factors, including:

    - the introduction of new services by us;

    - actions taken by competitors;

    - the timing of the acquisition or loss of customers;

    - the timing of additional selling, general and administrative expenses incurred to acquire and support new or additional business; and

    - changes in our revenue mix among our various service offerings.

Many of the factors that could cause such variations are outside of our control. We plan our operating expenditures based on revenue forecasts, and a revenue shortfall below such forecasts in any quarter could adversely affect our operating results for that quarter.

LIQUIDITY AND CAPITAL RESOURCES

    The development and expansion of our business requires significant capital expenditures. The principal capital expenditures which we expect to incur, are:

    - the procurement, design and construction of, and the deployment of equipment in, over 600 Bell Atlantic central offices;

    - the design and development of, and the purchase of equipment for, our intra-region and inter-region networks;

    - the buildout of our Web site hosting facilities; and

    - the upgrade of our billing and operational support systems.

    Our capital expenditures were $1.0 million for 1998 and $627,000 for the three months ended March 31, 1999. As of May 31, 1999, we had material purchase commitments of approximately $4.0 million for 1999 for the procurement of central offices, for the purchase of network equipment and for the purchase of software and services. We expect our capital expenditures to be approximately $25 million to $30 million in 1999 and approximately $50 million to $60 million in 2000.

    We have financed operations primarily through revenues and the proceeds of the private placement of preferred stock totaling $18.5 million since September 1998. On May 28, 1999, we obtained a $30.0 million senior credit facility. The facility is a five-year term facility with interest only payable for the first two years. The facility bears interest at an annual rate equal to the London inter bank offer rate plus 4.5%. The facility is subject to availability and covenant restrictions and is principally limited to use in our Northeast markets. It is prepayable without penalty and requires mandatory payment from the proceeds of an equity offering. Amounts borrowed under the facility will be repaid with the proceeds of this offering, and the facility will subsequently terminate. In connection with the repayment of this facility we expect to recognize approximately $4.4 million of deferred debt issuance costs. We believe that the term facility in conjunction with existing cash and cash equivalents and cash flow from operations is sufficient to fund our current operations through at least the middle of 2000.

    During 1998, net cash used in our operating activities was $93,000. Cash was used for a variety of operating purposes, including salaries, consulting and legal expenses, network operations and overhead expenses. Net cash provided by financing activities for 1998 was $5.9 million and was primarily the result of the receipt of $9.3 million as an installment of our private equity placement offset by the redemption of common stock in the amount of $3.4 million.

    For the three months ended March 31, 1999, net cash used in our operating activities was $1.4 million. This cash was used for a variety of operating purposes, including salaries, regulatory, network operations and overhead expenses. Net cash provided by financing activities for the three months ended March 31, 1999 was $8.6 million and represented the final installment on our $18.5 million private equity placement on March 23, 1999. Net cash used in investing activities for the three months ended March 31, 1999 was $3.5 million of which $2.8 million represents the purchase of substantially all of the assets of the Network Services Division of Comstor Corporation while the remainder represents capital expenditures of $627,000.

    We intend to rapidly and substantially increase our capital expenditures and operating expenses in an effort to expand our operations, including the expansion of our network in the Northeast and Mid-Atlantic regions of the United States. As a result of these factors, we expect to incur operating and net losses and negative operating cash flow which will require us to obtain additional financing to fully fund this expansion. We believe that the proceeds of this offering, our existing cash and cash equivalents and future revenue generated from operations will be sufficient to fund planned expansion and operating deficits through at least the next 12 months. We will attempt to finance our expansion beyond this time period through a combination of commercial borrowings, leasing, vendor financing, the private or public sale of debt or equity securities or by other available means. However, additional financing may not be available to us on favorable terms or at all. We may decide to seek additional capital earlier than the middle of 2000.

    Our capital requirements may vary based upon the timing and success of our rollout, as a result of regulatory, technological and competitive developments, demand for our services, cash flow from operations, our development plans or projections, or the timing of the deployment of our network services.

    As of May 31, 1999 we had not entered into any financial instruments that expose us to material market risk.

IMPACT OF THE YEAR 2000

    Many computer programs have been written using two digits rather than four digits to define the applicable year. This poses a problem at the end of the century because these computer programs would not properly recognize a year that begins with "20" instead of "19." This, in turn, could result in major system failures or miscalculations, and is generally referred to as the Year 2000 issue. We have formulated and are effecting a Year 2000 plan to identify and address any Year 2000 issues. Our Year 2000 plan addresses the areas of external suppliers of equipment or software, internal business systems, and external suppliers or services.

    We have substantially completed a compliance check of the equipment and related software that comprise our network and customer premise equipment. We have selected vendors whose products are Year 2000 certified to supply software to support our major internal business processes such as ordering, billing and provisioning. The implementation is scheduled for completion prior to the end of 1999 at which point our major internal business systems will be Year 2000 compliant. This fact coupled with the fact that our existing internal systems have been developed within the last few years leads us to believe that our Year 2000 issues are minimal. We have conducted Year 2000 tests on all internal systems. Upgrades for these systems are scheduled for completion prior to the end of 1999.

    We have substantially completed compliance checks of many of our external service providers. We have, however, been unable to complete compliance checks of some of our external service providers, including electric and utility companies and Bell Atlantic. Because our systems will be interconnected with those of Bell Atlantic and other service providers, any disruption of operations in the computer programs of these service providers would likely have an impact on our systems. We cannot be assured that this impact will not have an adverse affect on our operations as well.

    We have not fully determined the risks associated with the reasonably worst-case scenario. However, our risk assessment activities assign risk ratings to our vendors and business partners based upon the impact each would have on our operations should they experience Year 2000 related failures. We plan to develop contingency procedures that would go into effect if any of our vendors or business partners experience Year 2000 failures. These would include manual back-up processes for all critical interconnections and business functions. To date, we have expended immaterial resources to address the Year 2000 issue and we expect future expenditures to be immaterial to our operations and financial position.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. To date, we have not engaged in derivative and hedging activities and accordingly do not believe that the adoption of SFAS No. 133 will have a material impact on our financial reporting and related disclosures. We will adopt SFAS No. 133 as required for our first quarterly filing of fiscal year 2001.

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires computer software costs associated with internal use software to be charged to operations as incurred until certain capitalization criteria are met. SOP 98-1 became effective beginning January 1, 1999. To date, we have not capitalized any internally developed software.

                                    BUSINESS


    HarvardNET provides high-speed Internet access, data transport and telecommuting network services to businesses located in the Northeast and Mid-Atlantic regions of the United States. HarvardNET also offers these businesses a variety of Web site hosting services that allow customers to store their Web sites and data on servers housed in HarvardNET's data centers. HarvardNET markets its services through its direct sales force. HarvardNET's service offerings include:


    - high-speed Internet access for small- and medium-sized businesses using digital subscriber line, or DSL, technology, which enables data transport over telephone company copper lines, at data transfer speeds ranging from 144 kilobits per second to 7 megabits per second;


    - telecommuting network services, which provide telecommuters and work-at-home professionals of large enterprises with high-speed secure remote access to corporate networks and the Internet;


    - Web site hosting solutions, which provide customers with a secure location, controlled environment, active monitoring and high-speed connections to the Internet via HarvardNET's fiber optic network for their Web sites;


    - leased lines for Internet-dependent businesses; and


    - e-commerce solutions and other enhanced services, including outsourced e-mail administration and Web-based credit card transaction processing.


    HarvardNET delivers its services over its own advanced fiber optic network that connects markets from Maine to Virginia. This East Coast network uses technology that transmits data in small bundles, or packets, of information from multiple users over the same line using Internet protocol, a standard for the transmission of digital data. HarvardNET's packet-based network is designed for reliable, secure, high performance transport and delivery of traffic. The network primarily operates at a 155 megabit per second capacity level and contains fiber optic connections to major Internet exchange points. In addition, HarvardNET has public and private network interconnection arrangements, commonly referred to as peering relationships, with over 90 Internet service providers to facilitate the efficient and cost-effective exchange of customer traffic.


    HarvardNET has entered into agreements with Bell Atlantic to lease the copper telephone lines that it will use to carry data for its customers using high-speed DSL technology. As of July 26, 1999, HarvardNET provided service at 51 central office locations and had installed equipment in 20 additional central office locations in eastern Massachusetts, southern Maine and southern New Hampshire. HarvardNET expects to install equipment in approximately 140 central office locations in the Northeast region by the end of 1999 and in more than 600 central offices in the Northeast and Mid-Atlantic regions by the middle of 2001.

    As of June 30, 1999, HarvardNET had approximately 540 DSL and leased lines in service and more than 1,100 business customers for its Web site hosting services. None of our customers accounted for more than 3% of our revenues for the year ended December 31, 1998 or the three months ended March 31, 1999. Some of our representative customers include the Atlantic Monthly, the Boston Museum of Fine Arts, Fidelity Capital, KPMG Peat Marwick, Nantucket Nectars, Sage Networks and Staples.

MARKET OPPORTUNITY

    GROWING MARKET DEMAND FOR HIGH-SPEED DIGITAL COMMUNICATIONS BANDWIDTH

    Data communications is the fastest growing segment of the telecommunications market. The Gartner Group has estimated that data traffic is growing five times faster than voice traffic. In addition,

International Data Corporation has estimated that Internet users worldwide will increase from approximately 100 million at the end of 1998 to approximately 320 million by 2002. International Data Corporation also has estimated that the value of goods and services sold worldwide through the Internet will increase from approximately $32 billion in 1998 to over $400 billion in 2002. Accordingly, to remain competitive, small- and medium-sized businesses increasingly will need high-speed Internet connections to maintain complex Web sites, access critical business information, execute electronic business transactions and communicate more efficiently with employees, customers and business partners. High-speed digital connections will also become increasingly important to businesses as Internet usage increases and complex and multimedia content and applications become more available on the Internet.


    The demand for high-speed digital communications services for remote local area network access is also growing rapidly. Over the past ten years, high-speed local area networks have become increasingly important to enterprises, permitting employees to share information, send e-mail, search databases and conduct business. Businesses are now seeking to extend this same high-speed connectivity to employees accessing their local area networks from home to improve employee productivity and reduce operating costs. Forrester Research, Inc. has estimated that the total market for data communications services and Internet access will grow from $6.2 billion in 1997 to approximately $49.7 billion by 2002, with approximately $27.9 billion to come from services to businesses.


    EMERGENCE OF DIGITAL SUBSCRIBER LINE TECHNOLOGY

    DSL technology has emerged as a cost-effective means of providing high-speed digital communication capabilities. DSL equipment, when deployed at each end of standard copper telephone lines, dramatically increases the data carrying capacity of these lines from analog modem speeds of 56.6 kilobits per second to DSL speeds of up to 7 megabits per second or more depending on the length and condition of the copper telephone line. Recent advances in semiconductor technology and digital signal processing algorithms have made the deployment of DSL technology on a widespread basis more economical, with equipment prices falling substantially over the last two years. In addition, because DSL technology uses existing copper telephone lines, it is significantly less expensive to deploy on a broad scale than some existing alternative high-speed digital communication technologies, such as cable modems and wireless data systems. Moreover, the ability of DSL technology to use existing copper telephone lines enables DSL service providers to provide more secure networks for sensitive corporate data than those available to providers employing technologies which require users to share bandwidth, such as cable modems.


    The 1996 Telecommunications Act permits competitive carriers to locate equipment in the central offices of the incumbent local carriers. The 1996 Telecommunications Act allows competitive carriers to access users through the existing copper telephone lines. The implementation of the 1996 Telecommunications Act varies among different incumbent local carriers. In many regions, competitive carriers seeking to offer DSL service have been required to install their equipment in central offices using a cage that is a minimum of 100 square feet. As part of its implementation of the collocation requirements of the 1996 Telecommunications Act, Bell Atlantic has given competitive carriers the option of installing their equipment at Bell Atlantic central offices using an arrangement that Bell Atlantic has named SCOPE. SCOPE is a form of equipment installation physically located within a Bell Atlantic central office in which a competitive carrier's equipment is placed in a locked cabinet that is much smaller than a standard cage. In addition, SCOPE can be installed for approximately 75% less capital expense than a standard cage configuration. By reducing the cost of installing DSL equipment in central offices, SCOPE has facilitated the delivery of DSL service to customers in a wider geographical footprint. In addition, the decreased space requirements of a SCOPE installation may permit a DSL service provider to install their equipment in an otherwise space-constrained central office.

    THE NEED OF SMALL- AND MEDIUM-SIZED BUSINESSES FOR COST-EFFECTIVE HIGH-SPEED
     INTERNET ACCESS AND DATA TRANSPORT SOLUTIONS

    The full potential of Internet and local area network applications cannot be realized without removing the performance bottlenecks of the existing public switched telephone network. The fastest commercially available modem that dials directly into the public telephone network is only 56.6 kilobits per second. Other high speed connections are also available, including:

    - Integrated services digital network--Commonly known as ISDN, an integrated services digital network line provides standard interfaces for digital communication networks and is capable of carrying data, voice, and video over digital circuits.

    - T-1 line and fractional T-1--A digital transmission link with a capacity of 1.54 megabits per second or a portion of this capacity.

    - T-3 line and fractional T-3--A digital transmission link with a capacity of 45 megabits per second or a portion of this capacity.

    - Frame relay--A high-speed packet-switched data communications protocol.

    The capacity offered by integrated services digital network lines is improved relative to standard modems, but is still only 128 kilobits per second, and the cost of an integrated services digital network line is often very expensive for small- and medium-sized businesses due to the metered usage pricing of this service. In addition, integrated services digital network lines require users to establish a connection to the telephone network at the beginning of each session thereby precluding "always on" access to the Internet. Alternative data transport technologies like T-1 lines, T-3 lines and frame relay services are often uneconomical for small- and medium-sized businesses. With no cost-effective alternative to standard modems or integrated services digital network lines to connect to the Internet or remotely access the corporate local area network, workers at a significant number of small- and medium-sized businesses have been forced to endure delays and productivity limitations. In addition, some small- and medium-sized businesses perceive that incumbent local carriers are insufficiently focused on their needs. As a result, small- and medium-sized businesses are seeking cost-effective high-speed networking solutions to allow them to take advantage of Internet and local area network applications to the same extent as large enterprises.

    THE NEED OF LARGE ENTERPRISES FOR COST-EFFECTIVE REMOTE ACCESS TO THEIR
     CORPORATE NETWORKS

    A significant number of large enterprises are similarly demanding increased speed as their Internet usage increases. Moreover, these businesses are being driven by competitive, technological and societal forces to equip many of their employees with the ability to work at home and in other remote locations, such as branch offices. International Data Corporation has estimated that the number of residences with computers in their home offices in the United States will increase from approximately 26 million in 1998 to 37.8 million by 2002. Telecommuters and other remote users need fast, reliable and secure access to the Internet and corporate local area networks. Since T-1 lines are too expensive for these users, corporations are seeking alternatives that can increase transmission speeds from those provided by standard modems and integrated services digital network lines and improve productivity at a reasonable cost.

    THE GROWING DEMAND FOR OUTSOURCED WEB SITE HOSTING

    Small- and medium-sized businesses increasingly are seeking to realize the potential of the Internet by establishing an Internet presence. In addition to obtaining Internet access, many of these businesses want to create a Web site on which they can sell their products and services, market their company and brand, execute electronic transactions and provide information to their customers, suppliers, business partners and employees. At the same time, these operations and applications are becoming more complex and challenging to manage. Ensuring the quality, reliability and availability of these Internet operations typically requires substantial investments in developing Internet expertise and operating infrastructures. However, such a significant investment is often an inefficient use of the typically limited resources of these businesses. As a result, small- and medium-sized businesses are increasingly seeking outsourcing arrangements that can increase performance, provide continuous operation of their Web sites, reduce Internet operating expenses and eliminate the need for a dedicated information technology staff. These businesses are also seeking service providers who can store their Web sites in a secure location with a controlled environment and active monitoring 24 hours per day, seven days a week. International Data Corporation has estimated that the demand for these Web site hosting services in the United States was approximately $770 million in 1998 and is expected to grow to approximately $12 billion by 2002.

    THE CONCENTRATION OF TELECOMMUNICATIONS USERS IN THE NORTHEAST AND
     MID-ATLANTIC REGIONS

    The Northeast and Mid-Atlantic regions of the United States are among the most densely populated in the United States and The Yankee Group has estimated that these regions account for approximately 28% of the total United States telecommunications market based on the number of telephone access lines. These regions also have a significant concentration of high technology and Internet-related businesses. HarvardNET believes that the demographic characteristics of this region make it among the most attractive markets for high-speed networking solutions in the country. In particular, the Northeast region includes more than six million local lines and approximately 300,000 businesses. The Mid-Atlantic region includes more than 23 million local access lines and approximately one million businesses. Moreover, these regions both have a high density of central offices. As the availability and speed of DSL service depends on the distance of the end-user from the nearest central office, this high central office density permits DSL service providers to offer more comprehensive coverage and faster transmission speeds than is possible in geographic regions with a lower density of central offices.

THE HARVARDNET SOLUTION

    We provide high-speed Internet access and other data transport and networking solutions to businesses in the Northeast and Mid-Atlantic regions of the United States. We also offer these businesses a variety of Web site hosting services to store their Web sites and data on servers housed in our data centers. We market and sell our solutions directly to customers, allowing us to create a close relationship with end-users and providing us information and feedback that we can use in developing and refining our products and services. By organizing our sales and service organizations around customers and focusing on the needs of end-users, we believe we can provide a high level of service and improve customer satisfaction and loyalty.

    We offer our services as a bundled package for small- and medium-sized businesses seeking to outsource their data transport and networking and Web site management needs to a single provider. We also allow customers to choose from among the many types of services we offer to select the most appropriate solution for their specific business. Our suite of offerings include:

    - high-speed DSL Internet access;


    - telecommuting network services;


    - a variety of Web site hosting solutions;


    - leased lines for Internet connectivity; and


    - e-commerce and other enhanced services, such as outsourced e-mail services and Web-based credit card transaction processing.

In addition to these services, we also sell wholesale transit capacity to Internet service providers and network service providers over our East Coast packet-based network.

    By providing a range of data transport and networking services and e-commerce solutions, we can offer a number of benefits to our customers including:

    - SINGLE SOURCE SOLUTION. We provide a full range of services to allow businesses to effectively outsource their Internet access and electronic business needs. Customers can obtain DSL and leased line Internet access, Web site hosting and other e-commerce services, such as e-mail and credit card transaction processing, through a single provider. We also bundle a number of our service offerings to encourage customers to purchase multiple service offerings. We believe that a full suite of services is especially attractive to small- and medium-sized businesses which typically do not have the information technology personnel or infrastructure necessary to manage their data communications needs.

    - HIGH-SPEED ACCESS AT REASONABLE PRICES. Our BusinessSPEED DSL service is capable of delivering data transfer rates at speeds ranging from 144 kilobits per second to 7 megabits per second. Our DSL service costs significantly less per month than high-speed leased lines, such as T-1 or frame relay, and also includes Internet access, typically resulting in cost savings of 50-75% over traditional leased line and frame relay Internet access services. For those customers unable to use DSL or that need greater bandwidth, we offer our leased line services at a discount to the rates charged by the incumbent carrier.


    - ALWAYS ON SECURE CONNECTIONS. We provide always on access to the Internet; a user does not a need to dial up the public telephone network to establish an Internet connection. In addition, since our network access services use dedicated copper telephone lines, our telecommuting network offerings protect data on its path to and from the end-user.


    - FLEXIBILITY AND SCALEABILITY. We have designed our network and service offerings to enable customers to purchase the level of service and transmission speed that meets their existing requirements and to easily upgrade as their use of the Internet grows. We can effect upgrades remotely, without the need to add additional hardware or to deploy a technician to the customer's premises.

STRATEGY

    Our goal is to become the leading provider of high-speed Internet access, data transport and networking services for businesses in the Northeast and Mid-Atlantic regions, as well as the leading provider of Web site hosting services to this market. In order to achieve this goal we intend to:

    FOCUS ON THE HIGH-SPEED DATA TRANSPORT AND NETWORKING NEEDS OF BUSINESS
     CUSTOMERS IN THE NORTHEAST AND MID-ATLANTIC REGIONS

    We focus on the needs of businesses that require high-speed Internet access, data transport and networking services in the Northeast and Mid-Atlantic regions. These regions have a significant number of access lines and a significant concentration of high technology and Internet-related businesses. We believe that much of these regions' data traffic is transported within the region, which enables us to carry this traffic on our network, thereby avoiding the transit costs associated with using third party networks for data transport. Because we are deploying our DSL services solely within the footprint of Bell Atlantic, we believe we can install our equipment at central offices more efficiently, with fewer regulatory hurdles and without as many protracted negotiations than would be possible with multiple incumbent carriers. We also believe that the density of central office locations in these regions presents the opportunity to realize efficiencies in marketing, installation and deployment. In addition, we believe our regional focus will enable us to better analyze the market opportunities in these regions and develop products and services that better meet our customer's needs.

    We were among the first companies to commercially deploy DSL service in New England. As of July 26, 1999, we provided service at 51 central office locations and had installed equipment in 20 additional central office locations in eastern Massachusetts, southern Maine and southern New Hampshire. We expect to install equipment in approximately 140 central office locations in the Northeast region by the end of 1999 and in more than 600 central offices in the Northeast and Mid-Atlantic regions by the middle of 2001. Installation on this scale requires significant time and resources, which we believe provides us with a significant time-to-market advantage over our potential competitors in our target markets.

    OFFER FULL SUITE OF DATA TRANSPORT AND NETWORKING AND INTERNET-RELATED
     SOLUTIONS


    We offer a suite of services to businesses, including high-speed DSL, high-speed leased line Internet access, telecommuting network services, Web site hosting and enhanced services such as e-mail and credit card transaction processing. By offering a range of DSL and leased line service offerings, we allow each customer to select the package of speed, services and price that is most appropriate for its individual business. Large enterprises typically purchase our telecommuting network services and our Web site hosting offering that provides Web site hosting services on servers that are owned by our customers but which are managed and housed by us. Small- and medium-sized business customers typically purchase our DSL and leased line offerings for their Internet access needs. In addition, our ability to provide Web site hosting and enhanced services allows small- and medium-sized businesses to outsource their key data communications and Internet-related needs to a single provider. By providing a comprehensive suite of services and bundled service offerings, we seek to more rapidly penetrate our targeted markets, increase the revenue we derive from each customer, reduce customer turnover and provide more sophisticated product offerings and better meet the needs of our customers than those companies that only provide DSL transport services.


    SELL DIRECTLY TO CUSTOMERS

    We market our services directly to customers. We believe a direct sales force enables us to develop close relationships with our customers and manage the service and sales process more effectively. We have developed a commercial sales organization focused on small- and medium-sized customers and a corporate sales organization focused on the needs of large enterprise organizations. Both sales organizations sell our entire product line and are organized around customers rather than products. We intend to expand our sales force as we continue to roll-out our DSL service within our targeted region.

    PROVIDE COST-EFFECTIVE, COMPREHENSIVE COVERAGE

    We plan to offer DSL and leased line services in targeted markets from Maine to Virginia and intend to install equipment in a substantial number of central offices throughout these markets. We plan to use SCOPE installations to lower the level of capital expenditures that we would otherwise incur upon activating a central office. In addition, SCOPE installations may also allow us to enter central offices that would otherwise be closed to us due to space constraints. For those customers unable to use DSL services due to distance from the central office or the condition of the copper telephone line or that need greater bandwidth, we will offer lease lines, frame relay services or dial-up services as necessary in order to meet their needs. By developing cost-effective, comprehensive coverage, we can offer large enterprises the ability to provide remote access to substantially all of their end-users.

    PROVIDE SERVICE OVER OUR EAST COAST NETWORK INFRASTRUCTURE

    We have established a high capacity fiber optic network that connects markets between Maine and Virginia. This packet-based network transmits data using the Internet protocol standard. The network primarily operates at the 155 megabits per second capacity level and can be easily upgraded to higher data speeds based upon our success in adding customers. We are in the process of installing approximately 20 asynchronous transfer mode switches in our targeted markets in the Northeast and Mid-Atlantic regions. Asynchronous transfer mode switches control the routing of packets of data in our network. Our objective is to build a fault-tolerant East Coast network that can be easily upgraded as needed to support the traffic requirements and needs of our customers as they grow. By building our network, we have more control over the delivery and quality of our services. For example, we have end-to-end visibility of the entire network directly to the customer's equipment, allowing us to actively monitor performance and connection issues before they can affect the end-user's experience. We can also control and optimize the routing of traffic on the network. Our network contains advanced features, including the use of sophisticated routing protocols such as tag switching, which provide more efficient traffic management. We believe that the open, non-proprietary architecture characteristic of a network that transmits data using the Internet protocol standard affords greater flexibility for new and emerging applications.


    We have public and private network interconnection arrangements with over 90 other Internet service providers which allow for the direct exchange of traffic with other Internet service providers and facilitate the efficient delivery of our customer's traffic and reduce our transit costs. We own and operate the Boston metropolitan exchange point, a key regional public interconnection point in the Northeast region where Internet service providers exchange their traffic. We have interconnection arrangements with six of the top regional Internet service providers at the Boston metropolitan exchange point.


    PROVIDE SUPERIOR CUSTOMER SERVICE

    We believe that many small- and medium-sized businesses perceive that the incumbent local carrier in our targeted markets does not adequately address their needs because these businesses generally must deal with multiple contacts, often including representatives of resellers and other indirect sales channels, preventing them from developing satisfactory relationships with the incumbent local carrier and its key personnel. By organizing a direct sales organization around customers and focusing on end-users' needs, we seek to provide superior service and customer care to attain a high level of customer satisfaction, achieve customer loyalty and accelerate the adoption of our services. In addition, we have established a network operations center in Portland, Maine. Our network operations center performs active network monitoring and management, 24 hours per day, 7 days per week.

PRODUCTS AND SERVICES

    We currently offer the following products and services:

    - DSL and leased line services marketed under the BusinessSPEED tradename;


    - telecommuting network solutions marketed under the RemoteCONNECT tradename;


    - Web site hosting services; and

    - e-commerce and other enhanced network services.

    DSL AND LEASED LINE SERVICES

    We offer high-speed data transport and Internet access marketed under the BusinessSPEED tradename at bandwidth options ranging from DSL data transfer rates of between 144 kilobits per second and 7 megabits per second to T-1 data transfer rates of 1.54 megabits per second through T-3 data transfer rates up to 45 megabits per second.

    DSL SERVICES. Our BusinessSPEED DSL service offers enhanced performance for small- and medium-sized businesses currently accessing the Internet with standard modems or integrated services digital network connections. BusinessSPEED DSL delivers high-speed Internet connections through existing copper telephone lines. DSL provides greater speed, reliability and flexibility than a standard modem or integrated services digital network connection. DSL is also more cost-effective for many small- and medium-sized businesses than other common high-speed leased line services. Our BusinessSPEED service comes in a variety of bandwidth options and provides unlimited access to the Internet for one flat monthly fee. Our DSL services have been designed to enable us to upgrade customers to faster speeds without the need to add additional hardware or deploy a technician to the customer's premises. As part of our direct sales strategy, our sales representatives assist customers in analyzing their access, hardware and installation requirements in order to identify the service that will most effectively meet their needs.

    We provide all our DSL services using rate adaptive asymmetric digital subscriber line technology. This technology permits us to adjust the transmission rates of data both downstream to the end-user and upstream from the end-user. Using this technology, we offer users the ability to both receive and transmit data at rates up to 768 kilobits per second. This technology also allows us to optimize the data transmission rates to and from the end user to account for the quality of the copper telephone line.

    LEASED LINE AND FRAME RELAY SERVICES. Our BusinessSPEED leased line service provides large and Internet-dependent businesses with high-capacity links to the Internet and between multiple locations at a discount to the price offered by the incumbent carrier. We offer T-1 service in several speeds, with data transfer rates ranging from 128 kilobits per second to up to 1.54 megabits per second. Our T-3 service is designed for large corporations that have needs greater than T-1 service or that want to consolidate several leased lines. T-3 lines provide speeds from three megabits per second to up to 45 megabits per second.

    Our frame relay service enables large corporations to connect branch offices cost effectively. It also provides a flexible, high-speed connection for small- and medium-sized businesses that cannot currently receive DSL-based access due to an end-user's distance from a central office or the quality of the end-user's telephone line.

    We believe that substantially all potential end-users in our target markets can be served with one of our services. The particular BusinessSPEED DSL service available to an end-user depends on the user's distance to the nearest central office and the quality of the end user's telephone line. We estimate that approximately 75% of our potential end-users are within 18,000 feet of a central office and can be served by at least our basic DSL service.

    The chart below sets forth information relating to each of our BusinessSPEED service offerings as of June 30, 1999. The column labelled Speed to end user sets forth the data transfer rates for information transmitted to the end user, and the column labelled Speed from end user sets forth the data transfer rates for information transmitted from the end user to the Internet or corporate network. The term Kbps in the chart means kilobits per second and the term Mbps means megabits per second.



                      SPEED TO   SPEED FROM
SERVICES OFFERED      END USER    END USER          BEST SUITED FOR COMPANIES OR OFFICES THAT:
EmergingPOWER DSL    144 Kbps    144 Kbps    - Have up to 25 employees
                     or          or          - Access the Web occasionally
                     256 Kbps    256 Kbps    - E-mail or transfer few large files and documents

GrowthPOWER DSL      384 Kbps    384 Kbps    - Have up to 75 employees
                     or          or          - Have many simultaneous Web users
                     512 Kbps    512 Kbps    - E-mail or transfer few large files and documents

Mission-             768 Kbps    768 Kbps    - Have up to 150 employees
CriticalPOWER DSL    or          or          - Rely on the Internet to conduct business
                     1.54 Mbps   1.0 Mbps    - Have many simultaneous Web users
                     or          or          - E-mail or transfer large files and documents
                     7.0 Mbps    1.0 Mbps

Frame Relay          56 Kbps     56 Kbps     - Have up to 150 employees
                     or          or          - Need to connect branch offices
                     384 Kbps    384 Kbps    - Cannot receive DSL service
                     or          or
                     1.54 Mbps   1.54 Mbps

Fractional T-1 to    128 Kbps    128 Kbps    - Have up to 250 employees
T-1                  to 1.54     to 1.54     - Have many simultaneous Web users
                     Mbps        Mbps        - E-mail or transfer large files and documents
                                             - Support remote users using standard modem and DSL
                                               connections

Fractional T-3 to    3 Mbps to   3 Mbps to   - Support several branch offices
T-3                  45 Mbps     45 Mbps     - Support remote users using standard modem and DSL
                                               connections
                                             - Transfer large files, including graphics, audio, and
                                               video files
                                             - Host multiple Web and file servers



    TELECOMMUTING NETWORK SERVICES



    We market our telecommuting network services under the RemoteCONNECT tradename. Our RemoteCONNECT solutions combine our BusinessSPEED DSL services with our networking equipment to provide high-speed and secure connections to the corporate local area network and the Internet. This flexible and cost-effective solution supports both telecommuters and site-to-site connections. Our RemoteCONNECT services provide employees with the simplicity of an always on connection and the increased speed and performance of DSL technology.

    The diagram below illustrates the uses for which our telecommuting network is typically employed:


[Graphical depiction of HarvardNet's Remote Connect Private Network. At the center of the page is an image labeled "HarvardNet Managed Backbone and Internet" with lines radiating to images labeled "Mobil Employee," "Telecommuter," "Branch Office," and "Corporate."]

    WEB SITE HOSTING

    We offer a variety of Web site hosting services. Our solutions can be used by a range of businesses, from an emerging company launching a Web site for the first time to an Internet-dependent organization running a heavily utilized site. We currently have a Web operations center in Boston, Massachusetts and an approximately 4,700 square foot facility in McLean, Virginia. We have a new, approximately 20,000 square foot Web operations center in Boston, and intend to establish similar Web operations centers in New York, Philadelphia and Washington, D.C. in conjunction with our roll-out of DSL services in these metropolitan areas.

    By using our Web site hosting services or installing their own Web server in one of our controlled facilities, a customer has the ability to deploy a high quality, highly reliable Internet presence without investing capital in data center space, multiple high speed connections or other capital intensive infrastructure. Our Web operations centers provide customers with:

    - monitoring 24 hours per day, 7 days per week;

    - redundant AC/DC power;

    - emergency back-up generator power, heating, ventilation and air conditioning systems;

    - redundant communications feeds;

    - fire suppression; and


    - a direct connection to HarvardNET's high-speed fiber optic network.


    We generally offer Web site hosting options on a flat fee basis, based on the options and features chosen by the customer. We are a preferred Microsoft BackOffice Small Business Server provider in our region.

    SHARED WEB SITE HOSTING SERVICE. Our shared hosting solution provides Web site hosting on a server that is owned, managed and housed by us for multiple customers. These shared Web site hosting solutions that allow companies to establish a sophisticated presence on the Internet at a reasonable cost, leveraging the expertise and infrastructure of HarvardNET to deploy an effective Web site. HarvardNET shared Web site hosting services give companies the flexibility to grow their Internet business with options such as additional disk space, bandwidth and Web-based credit card processing.

    Our shared Web site hosting service includes the following features:

    - disk storage space on a HarvardNET server;

    - domain name registration;

    - rapid set up and deployment; and

    - flexible design, allowing additional options such as additional disk space, traffic throughput and e-commerce transaction processing.

    We offer our shared Web site hosting services on both Windows NT and UNIX platforms. To protect customer files, all shared servers have regular back-up procedures. Our shared server offering includes support for Microsoft FrontPage extensions, detailed site analysis reports and a variety of proprietary Web site development tools. Through a relationship with CyberCash, a leading provider of

Web-based credit card transaction processing, we offer customers credit card transaction processing services.

    DEDICATED WEB SITE HOSTING SERVICE. Our dedicated hosting solution provides Web site hosting on a server that is owned, managed and housed by us for a single customer. We offer dedicated Web site hosting solutions for larger customers with more complex requirements. Our Web site hosting service provides customers with substantially more server and network resources than available under our shared server plans. Our dedicated Web site hosting solutions include a Windows NT or UNIX-based server that is owned and maintained by HarvardNET in one of our Web operations centers. Our dedicated Web site hosting solutions allow customers to run complex applications without the need for the significant investment of capital and expert personnel that an internally located Web site would require. We maintain spare equipment and use regular back-up procedures to protect customer files.


    COLLOCATION SERVICE. Our collocation service provides Web site hosting services on servers that are owned by our customers but which are managed and housed by us. We provide these services to customers that require the resources of a server that is reserved solely for their use, prefer to retain physical access to and ownership of their server and have the expertise to maintain the Web site and the server. Our Web operations centers offer customers a secure location, controlled environment, monitoring and high-speed connections to the Internet via our fiber optic network.


    ENHANCED NETWORK ENABLED SERVICES

    We currently offer e-mail administration services and plan to offer private branch exchange telephone extension and remote backup services. In the future we plan to expand our portfolio of enhanced network enabled services.

    E-MAIL ADMINISTRATION. We offer outsourced e-mail administration branded under the service name HarvardNET Post Office. HarvardNET Post Office enables users to access their messages from a Web browser anywhere in the world, giving them immediate, local access to important information. The service also eliminates the need for maintaining an on-site e-mail server or adding information technology staff, because we maintain customer e-mail accounts on a HarvardNET managed server.


    HarvardNET Post Office allows a small business to establish a unique Web presence through an Internet address dedicated to their company. Remote management tools are available within a password-protected postmaster account, so a customer's e-mail administrator has easy access to user account information. HarvardNET Post Office gives customers the ability to increase productivity through global user access to e-mail and reduce expenses by eliminating the need for on-site servers and sophisticated e-mail software.


    PRIVATE BRANCH EXCHANGE TELEPHONE EXTENSION SERVICE. HarvardNET private branch exchange telephone extension service will extend the functionality of a private branch exchange telephone handset directly into a telecommuter's home or a company's branch location. This service will support common private branch exchange functions such as four digit dialing, conference calling, voice mail, message indicators and speed dialing and will permit users to simultaneously transmit voice and data communications over the same line. Customers will have the ability to increase worker productivity, reduce second line expenses for voice service and aggregate and control long distance charges. We are currently developing the private branch exchange telephone extension service and selecting a third party technology provider. We expect to commercially market this service in the second half of 1999.

    REMOTE BACKUP AND DISASTER RECOVERY SERVICE. HarvardNET remote backup and disaster recovery service will allow end-users to automatically backup data to a secure remote site. Computer backup can be more cost-effective than substitutes, such as tape drives and disk cartridge drives. Storing backup data will provide added protection in the case of a disaster at a customer's main site. We expect to select a third party to offer the remote backup and disaster service and expect to commercially market this service in the second half of 1999.

CUSTOMERS

    We offer our services directly to small- and medium-sized businesses and large enterprise organizations. To a lesser extent, we provide wholesale services to Internet service providers and network service providers. As of June 30, 1999, we had approximately 540 DSL and leased lines in service and more than 1,100 business customers for whom we provide Web site hosting services. We have a diversified customer base and none of our customers accounted for more than approximately 3% of our revenues in the year ended December 31, 1998 or the three months ended March 31, 1999. Some of our representative customers include the Atlantic Monthly, the Boston Museum of Fine Arts, Fidelity Capital, KPMG Peat Marwick, Nantucket Nectars, Sage Networks and Staples.

SALES AND MARKETING


    We primarily market our services to customers through our direct sales force. We believe that establishing a direct relationship with the customer will provide a competitive advantage by allowing us to develop close relationships with our customers and manage the sales and service process more effectively. Unlike large-scale enterprises, small- and medium-sized businesses often do not have a dedicated communications manager and seek a complete suite of high-speed data communications solutions and Web site management services from a single provider. We believe that a direct sales approach to small- and medium-sized businesses for Internet and data services is a significant shift from the way these organizations have previously acquired these types of services and better addresses the needs of these businesses. Although most of our sales force is focused primarily on selling our bundled services to small- and medium-sized businesses, our sales force also sells specific solutions, including our telecommuting networking products and high-speed leased line services, to large enterprises. We also provide wholesale services to Internet service providers and network service providers. To best meet the needs of our customers, we have organized our sales organization as follows:


    - SMALL- AND MEDIUM-SIZED BUSINESSES--direct commercial account managers;

    - LARGE ENTERPRISES--account teams consisting of corporate account managers and systems engineers; and

    - INTERNET SERVICE PROVIDERS AND NETWORK SERVICE PROVIDERS--wholesale account managers.

    DIRECT SALES CHANNELS

    As of June 30, 1999, we had 41 sales and technical personnel and four sales offices supporting our direct sales efforts. We intend to increase the size of our sales and technical support force to sell and support businesses and open additional sales sales offices as we enter new geographic markets. We plan to expand this direct organization to a total of approximately 200 sales and technical personnel by the end of 2000.


    Our commercial account managers are organized into teams, including a sales manager and a sales engineer. These teams utilize telemarketing and cold calling to qualify leads and set up initial appointments. Sales territories are organized around central offices where we have deployed our DSL service with the goal of calling on every prospective business served by a given central office. Our commercial organization is highly focused on individual activity and productivity, and we have developed a sales methodology that is taught to each new hire through an intensive training program. We believe this methodology to be a key ingredient in our ability to successfully compete for the data communications requirements of small- and medium-sized businesses. Commercial account managers are supported by sales managers and regional sales directors who provide local sales leadership to the account teams in each market.


    Corporate account managers are assigned to specific accounts and recruitment focuses on finding managers who have experience with large enterprise accounts. Our target enterprise account profile is a large, information-intensive business with multiple locations and large numbers of distributed workers.

Our corporate account managers seek to deal directly with the chief information officer and the telecommunications manager responsible for data communications and Web site management in the target account. Corporate account managers are supported by regional sales directors who provide local leadership and sales strategy for these large complex accounts.

    INDIRECT SALES CHANNELS

    As of June 30, 1999, we had five sales and technical personnel supporting our indirect sales efforts. We also market our services to end-users through indirect channels, including Internet service providers, network service providers, agents and value-added resellers. We offer each service provider the ability to select those services that it would like to bundle with its own service offerings to offer a total solution to its customers. For example, Internet service providers typically combine our high-speed connections with their Internet access services and resell the combination to their existing and new customers. We address these markets through wholesale account managers dedicated to each of these indirect channels. We plan to expand our indirect sales organization to approximately 20 sales and technical personnel by the end of 2000.

    MARKETING


    Our marketing team is focused on developing and implementing our positioning, branding, product, pricing and promotional strategies. We have formulated detailed criteria for identifying target customers for each of our services and have created a bundle of services to be offered to each segment of our potential customer base. In particular, we are focused on building our brand identification as we roll out our service offerings. We are rolling out our high speed data transport and Internet access services under the tradename BusinessSPEED, our telecommuting network services under the tradename RemoteCONNECT and our outsourced e-mail administration services under the tradename HarvardNET Post Office. We are promoting our brands through direct mail to targeted accounts, outdoor advertising, radio advertisements and print advertisements and public relations.

CUSTOMER CARE

    We offer our business and Internet service provider customers a single point of contact for implementation, maintenance and billing. We have established a network operations center in Portland, Maine. Our network operations center provides both active and customer requested maintenance services 24 hours a day, 7 days a week. We also provide a broad range of customer service and network operations center services through our Web interface. Because we have complete end-to-end visibility of our network, we are able to actively detect and correct the majority of our customer's maintenance problems remotely. Customer requested maintenance and repair requests are managed and resolved primarily through the network operations center. We use a trouble ticket management system to communicate customer maintenance problems from the network operations center to the field service organization. Because our network operations center is fully staffed 24 hours a day, 7 days a week, we believe our ability to provide superior active maintenance is significantly enhanced.

NETWORK ARCHITECTURE AND TECHNOLOGY

    HarvardNET delivers its services over its advanced East Coast fiber optic network that connects markets from Maine to Virginia. The network uses packet-based technologies to transfer data using the Internet protocol standard. The network includes advanced routers which will be integrated with high-speed asynchronous transfer mode switching equipment and can be managed remotely from HarvardNET's network operations center. HarvardNET has designed the network to be flexible and to facilitate upgrades as needed to support increased traffic requirements. The network also includes redundancies designed to make it fault tolerant.

    INTRA-REGION NETWORK ARCHITECTURE


    HarvardNET establishes each of its regional markets by installing digital communications equipment in the incumbent telephone company's central offices. DSL technology provides for high speed transmission of information over existing copper telephone lines by encoding the information in a digital format. HarvardNET's equipment uses this technology to transmit high-speed data over copper lines between its customer and the central office. HarvardNET installs an endpoint device at the customer's premise to manage the transmission of data from the customer's internal information technology system to the central office. HarvardNET connects its equipment in each central office to its regional operations center using leased fiber optic transport. The regional operations center is where data is collected in each market. HarvardNET will install asynchronous transfer mode switches into each of its regional operations centers to more efficiently aggregate and consolidate data in the region. From the regional operations center, data is transported on HarvardNET's network to major Internet traffic exchange points for connection with other networks. Leasing existing transport services from other carriers, including the copper wire to the customer's premises, wherever possible, allows HarvardNET to focus its capital outlay on the value-added elements of the network, including digital communications equipment, asynchronous transfer mode switches, routers and Web site hosting centers.

    The following is a diagram illustrating the architecture of our intra-region network:


[Graphical depiction of HarvardNET network. Centered at the top of the paragraph is the phrase "The HarvardNet Network." Beneath this phrase across the page are the headings "End Users"; "Central Office"; "HarvardNet Regional Operations Center"; and "Internet." Underneath the heading "End Users" are three separate images labeled "Small and Medium Sized Businesses," "Telecommuter" and "Branch Office." Lines labeled "Leased Copper" link these images to two additional images, each labeled "DSL Transmission Equipment." Lines labeled "Leased Fiber" link these images to an image labeled "Switching and Routing Equipment." From this image one line labeled "HarvardNet Backbone" leads to an image labeled "Internet," and another line labeled "Leased Fiber" leads to a circle labeled "Wholesale to Internet Service Provider," which then leads to a circle labeled "Internet."]


    INTER-REGION NETWORK ARCHITECTURE


    FIBER OPTIC NETWORK. HarvardNET has established an advanced East Coast fiber optic network that connects markets from Maine to Virginia using packet-based technology. HarvardNET's inter-region network uses Cisco core routing equipment and employs self-healing protection switching to provide high quality reliable transmission of Internet protocol data. We have entered into long term leases for transport facilities in the Portland, Maine to New York City corridor and operate our network from New York City to Washington, D.C. Our network primarily operates at a 155 megabit per second capacity level and includes fiber optic connections to major Internet exchange points.



    NETWORK INTERCONNECTION. HarvardNET relies on a number of public and private network interconnections, commonly referred to as peering relationships, to connect its network with other networks for the exchange of data traffic. HarvardNET maintains relationships with over 90 national, regional and local Internet service providers by either private interconnections with the Internet service providers or by participation in various public network interconnection locations, known as network access points. Peering arrangements allow HarvardNET to exchange traffic with other carrier's networks at nominal transit costs. Recently, a number of service providers that have previously offered these arrangements have cut back or eliminated them and are establishing new, more restrictive criteria for these arrangements. HarvardNET believes that its direct network interconnection relationships with a large number of Internet service providers, enable HarvardNET to provide better service and higher quality network performance to its business customers.


    WEB OPERATIONS CENTERS


    HarvardNET provides its Web site hosting services through Web operations centers located in Boston, Massachusetts and McLean, Virginia. HarvardNET expects to build additional Web operations centers in New York, Philadelphia and Washington, D.C. in conjunction with its DSL deployment in these locations. HarvardNET's Web operations centers include 24 hours per day, 7 days per week monitoring, redundant AC/DC power, emergency back-up generator power, heating, ventilation and air conditioning systems, redundant communications feeds, fire suppression and direct connectivity to HarvardNET's network.


    NETWORK OPERATIONS CENTER

    HarvardNET's network is managed from a network operations center located in Portland, Maine, which was staffed with approximately 32 personnel as of June 30, 1999. From this center, HarvardNET provides end-to-end network monitoring and management using advanced network management tools 24 hours a day, 7 days a week. This enhances HarvardNET's ability to address performance or connection issues before they affect the end-user's experience. From the network operations center, HarvardNET monitors the equipment and circuits in each regional operations center, individual end-user lines and customer endpoint devices. HarvardNET also actively assesses developing technologies with a view to improving network performance. HarvardNET's engineering efforts focus on the design and development of new technologies and services to increase the speed, efficiency, reliability and security of its network and to enable network features and applications.

INFORMATION SYSTEMS

    We are currently upgrading our information systems and procedures for operations support and other back-office systems in order to improve the processing of large volumes of orders, enhance customer care and reduce costs. These systems will enter, schedule and track a customer's order from the point of sale to the installation, provisioning and testing of service and also include an interface with trouble management, inventory, billing, collection and customer service systems.

    PROVISIONING MANAGEMENT

    Our order management software supports the design and management of the provisioning process, including circuit design and work-flow management. We are implementing MetaSolv's Telecom Business Solution package to support our provisioning requirements. We expect this package will be installed and operational in the second half of 1999. The system has been designed to permit programming into the system of a standard schedule of tasks that must be accomplished in order to initiate service to a customer, as well as the standard time intervals during which each task must be completed. As a result, once a standard order is selected in the system, each required task in the service initiation process can be efficiently managed in its assigned time interval.

    BILLING

    Customer billing inquiries are currently managed by our customer service center. We are implementing Saville's Convergent Billing Platform on an outsourced basis to support our billing requirements. We expect this platform to be operational in the second half of 1999. We selected our information systems based in part on the integration that exists between our billing vendor and provisioning management vendor. Customer information will be electronically interfaced between these two systems via a gateway, thereby integrating all information into one database record.

    EXTERNAL INTERFACES

    We plan to implement an external interface that supports electronic bonding between our operational support systems and those of Bell Atlantic. Electronic bonding will allow us to access data from Bell Atlantic, submit service requests electronically and more quickly attend to errors in the local service request form. We expect that the interface will help us reduce the time required from the date of order entry to the date of DSL installation from approximately 25 business days to under 10 business days. Electronic bonding should also enable us to provide better customer care because we will more readily be able to determine where any problems may have occurred with a customer's order. We expect that the interface will be operational by the first half of 2000.

COMPETITION

    The market for our products and services is rapidly evolving and intensely competitive. Many of our current competitors, as well as a number of our potential new competitors, have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources than we have.

    Many of our competitors are offering, or may soon offer, technologies or services that directly compete with our Internet access offerings. These competitive offerings may include technologies, such as wireless data systems, cable modems or satellite communication systems, that provide performance advantages in some respects over DSL and other technologies using existing copper telephone wires. If a substantial portion of our potential customers prefer services using these alternative technologies, our business, financial condition and results of operations would be materially and adversely affected.

    We expect to face competition from Bell Atlantic, alternative DSL providers, competitive local exchange carriers, Internet service providers and cable companies. We expect that Bell Atlantic will be a key competitor in the delivery of high speed Internet access to end users in the Northeast and Mid-Atlantic regions. Bell Atlantic has existing networks in local areas and across major metropolitan areas in our targeted markets, currently serves substantially all of the customers we hope to serve and has established its own Internet service provider business. We expect to compete with Bell Atlantic on the basis of price and our ability to service small- and medium-sized business customers.

    In the Boston, New York, Philadelphia and Washington, D.C. metropolitan areas, we expect to compete directly against other DSL providers. We expect to compete with these DSL providers based on our direct sales approach, the depth of our coverage in our targeted markets and our ability to provide additional services. These additional services include:

    - Web site hosting services;

    - leased line data transport;


    - value-added Internet services such as telecommuting network solutions, e-commerce and e-mail solutions;


    - dial-up Internet access; and

    - wholesale transport.

    In addition, by offering bundled services, we can provide our customers with comprehensive data transport and networking solutions.

    Most cable companies in the New England area are targeting the residential market with their own brand of high speed Internet access over the cable network, using cable modem technology. We are focusing on marketing to businesses in the region, and will only compete against the cable companies for telecommuting and work-at-home applications. We expect to compete with cable companies based on the technical advantages of DSL technology compared with cable modems, service and reliability.

    We compete in the Web site hosting segment of our business with a variety of companies. We seek to compete with these companies for small and medium businesses by bundling hosting services with DSL and Internet access solutions.

INTERCONNECTION AGREEMENTS WITH BELL ATLANTIC

    We have entered into agreements with Bell Atlantic to lease the copper telephone lines that we will use to carry data using DSL technology. These interconnection agreements cover Massachusetts, Maine, New Hampshire, Rhode Island, New York, New Jersey, Pennsylvania, Maryland, Washington, D.C. and Virginia. These interconnection agreements with Bell Atlantic form a critical part of our business. These agreements generally cover a number of aspects including:

    - the price we pay to lease access to Bell Atlantic's copper lines;


    - the provision by Bell Atlantic of copper telephone lines that have been conditioned to enable the transmission of DSL signals;


    - the price and terms for many aspects of the collocation of our equipment in Bell Atlantic's central offices and interconnection of that equipment with Bell Atlantic's network;

    - the price paid by us and access we have to Bell Atlantic's transport facilities;

    - the operating support systems, service quality parameters and interfaces that we can use to place orders and trouble reports and monitor Bell Atlantic's response to our requests;

    - the dispute resolution process used to resolve disagreements with Bell Atlantic on the terms of the interconnection contracts; and

    - the term of the interconnection agreements, its transferability to successors, its liability limits and other general aspects of our relationship with Bell Atlantic.

    Our interconnection agreements with Bell Atlantic typically have terms of approximately three years, requiring us to renegotiate each of these agreements in the future. We expect to be able to renew our interconnection agreements and believe the 1996 Telecommunications Act limits Bell Atlantic's ability not to renew such agreements.

GOVERNMENT REGULATION

    A significant portion of the services that we offer may be subject to regulation at the federal, state and/or local levels. Future federal or state regulations and legislation may be less favorable to us than current regulation and legislation and therefore may have a material and adverse impact on our business, financial condition and results of operations. In addition, we may expend significant financial and managerial resources to participate in proceedings setting rules at either the federal or state level, without achieving a favorable result.

    FEDERAL LEGISLATION AND REGULATION

    The 1996 Telecommunications Act establishes local telecommunications competition as a national policy. This statute directs the Federal Communications Commission to eliminate barriers to competition that result from state or federal requirements and to preempt laws restricting competition in the local exchange market.

    The local competition provisions of the 1996 Telecommunications Act empower the FCC to adopt regulations to implement these statutory provisions. The outcome of various ongoing FCC rulemaking proceedings and/or judicial appeals of such proceedings could materially affect our business, financial condition and results of operations.

    One of the FCC's major rules interpreting the local competition provisions of the 1996 Telecommunications Act was rejected by the United States Supreme Court in January 1999. Specifically, the Supreme Court found that the FCC's interpretation of the statutory standard for establishing the network elements, including copper loops, that incumbent carriers make available to competitive carriers was not consistent with the 1996 Telecommunications Act. The Supreme Court ordered the FCC to reexamine which unbundled network elements must be made available. The future FCC decision on unbundled network elements may adversely affect our business if the FCC abandons its previous requirement that incumbent local carriers provide copper loops on an unbundled basis.

    In the spring of 1998, four incumbent local carriers petitioned the FCC to be relieved of various regulatory requirements in connection with their own DSL services, including obligations to offer as an unbundled network element the end office electronics used to provide DSL loops, but not the obligation to unbundle the loops we purchase for our DSL services. In the summer of 1998, the FCC denied the petitions and ruled that DSL services are telecommunications services subject to regulation under the 1996 Telecommunications Act. Incumbent local carriers have challenged this ruling in a petition filed with the FCC and in an appeal pending before the U.S. Court of Appeals for the D.C. Circuit. The FCC recently requested that the court remand the appeal to the FCC for further proceedings. In addition, several bills recently introduced in the U.S. Congress would relieve incumbent carriers of their unbundling obligations for DSL service. If the FCC decision is overturned or any of the pending bills is enacted, incumbent local carriers would be freed of many of this regulatory constraints in competing with us.

    The FCC currently is considering various other issues of consequence to competitive carriers deploying DSL services, including whether to allow incumbent local carriers to create separate affiliates for their DSL businesses that could operate as competitive carriers free of the resale and unbundling obligations of the 1996 Telecommunications Act. The FCC has not yet issued a decision on these issues. Any such decision could give Bell Atlantic additional flexibility to compete more effectively with us.

    In March 1999, an FCC ruling expanded the rights of competitive carriers, like HarvardNET, to install their equipment in incumbent local carriers' central offices. While this ruling was favorable to competitive carriers, it is currently subject to reconsideration. The outcome of that proceeding could affect our ability to offer DSL service on competitive terms.

    Bell Atlantic has filed a tariff with the FCC establishing term and volume discounts for Internet service providers who order DSL service from Bell Atlantic for the loops serving the Internet service provider's subscribers. On June 4, 1999, the FCC allowed the tariff to take effect, subject to a formal investigation regarding the 1996 Telecommunications Act's wholesale discount requirements that may apply to the offering. The discounts established by the tariff may enhance Bell Atlantic's ability to compete with us for Internet service provider business and the ability of other Internet service providers to offer competitive DSL services.

    STATE REGULATION

    While the FCC has broad authority to implement provisions of the 1996 Telecommunications Act, state public utilities commissions also have substantial authority in this area. For example, although the Supreme Court's decision validated the FCC's authority to prescribe some pricing methodology incumbent carriers must use in setting the price of local loops and other network elements, that same rule gives state public utility commissions authority to apply that methodology in order to establish actual prices. Many states have set only temporary prices for some network elements that are critical to the provision of DSL services because they have not yet completed the regulatory proceedings necessary to determine permanent prices. The results of those proceedings may determine the price we pay for these network elements and services.

    The 1996 Telecommunications Act also gives state public utility commissions authority to approve or reject interconnection agreements that competitive local carriers enter into with incumbent local carriers and broad authority to resolve disputes that arise under these interconnection agreements. Under the 1996 Telecommunications Act, incumbent local carriers have a statutory duty to negotiate in good faith with us for agreements for interconnection and access to unbundled network elements. A separate agreement is signed for each of the states in which we operate. During these negotiations either we or the incumbent local carrier may submit disputes to the state regulatory commission for mediation. After the expiration of a statutory period, either party may petition the state public utility commission for arbitration. The 1996 Telecommunications Act also allows state public utility commissions to supplement FCC regulations as long as the state regulations are not inconsistent with the FCC's requirements. Adverse state resolution of any arbitration proceeding in which we may be involved could affect our ability to offer services at competitive rates.


    In addition, HarvardNET offerings may, as to some future customers, be classified as intrastate services subject to state regulation. All of the states where we operate, or will operate, require state regulatory approval to provide intrastate services. We have obtained state authorizations to provide all relevant types of intrastate services in Maine, Maryland, Massachusetts, New Hampshire, New York and Rhode Island, and final approval is pending in Pennsylvania. In Maine, our authorizations are to provide services over lines dedicated to a single customer in Bell Atlantic's territory and exclude local dial-tone services. In New York, our authorizations exclude local dial-tone or emergency operator services. Our applications for certificates to provide service in New Jersey, Virginia and Washington D.C. have been filed and are being considered for approval by the appropriate state public utility commissions. In most states, intrastate tariffs also are required for various intrastate services, although we are not typically subject to price or rate of return regulation for tariffed intrastate services. Actions by state public utility commissions could cause us to incur substantial legal and administrative expenses.


    State laws and regulations could be adopted which address matters that affect our business. We are unable to predict what laws or regulations may be adopted in the future, to what extent existing laws and regulations may be found applicable to our business, or the impact such new or existing laws or regulations may have on our business. In addition, laws or regulations could be adopted in the future that may decrease the growth and expansion of Internet use, which may decrease demand for our services.

    LOCAL GOVERNMENT REGULATION

    We rely primarily on unbundled network elements of incumbent local carriers and leased transport capacity to provide our services. If we decide instead to construct and operate our own facilities, we may be required to obtain various permits and authorizations from municipalities which may involve significant costs or delays to our operations.

INTELLECTUAL PROPERTY

    We regard our products, services and technology as proprietary and attempt to protect them with copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods. We cannot be certain that these methods will be sufficient protection. We also generally enter into confidentiality or license agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products, services or technology without authorization, or to develop similar technology independently. Currently we have two servicemark applications pending. In addition, effective intellectual property protection may be unavailable or limited in some foreign countries. Despite our precautions we may not be able to prevent misappropriation or infringement of our products, services, and technology. In addition, in the future we may have to litigate to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, prospects, operating results and financial condition.

    Our logo and some titles and logos of our services mentioned in this prospectus are either our service marks or service marks that have been licensed to us. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

EMPLOYEES

    As of June 30, 1999, we had 135 employees, employed in engineering, sales, marketing, customer support and related activities, and general and administrative functions. These employees do not include temporary personnel and consultants who we retain from time to time. None of our employees is represented by a labor union, and we consider our relations with our employees to be good. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel. Competition for such personnel is intense, and we may be unable to identify, attract and retain such personnel in the future.

FACILITIES

    We are headquartered in Boston, Massachusetts in facilities consisting of approximately 22,000 square feet of office space and approximately 20,000 square feet of space used as a Web operations center. We occupy these facilities under a lease which expires in 2003. We also lease a 4,700 square foot Web operations center in McLean, Virginia under a lease expiring in 2002. We consider these spaces adequate for our current operations. We also lease space in a number of Bell Atlantic central offices. While the terms of these leases are perpetual, the productive use of our central office facilities will be subject to the terms of federal and state tariffs, regulatory decisions and our interconnection agreements with Bell Atlantic. We will increase our central office space as we expand our network. We also maintain offices in Portland, Maine and Portsmouth, New Hampshire.

LEGAL PROCEEDINGS

    We are not currently engaged in any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Our executive officers and directors, and their ages and positions as of June 30, 1999 are as follows:


NAME                                                     AGE      POSITION
---------------------------------------------------      ---      ---------------------------------------------------
Mark M. Washburn...................................          36   President, Chief Executive Officer and Director
Todd C. DeSisto....................................          41   Chief Financial Officer and Treasurer
Eric D. Peterson...................................          35   Vice President, Sales
James M. Newman....................................          44   Vice President, Operations
Roger W. Ach III...................................          25   Chief Technical Officer
Melanie Haratunian.................................          39   General Counsel, Director of Regulatory Affairs,
                                                                  and Secretary
Joseph Bartlett....................................          35   Director of Marketing
William H. Southworth(1)...........................          53   Chairman of the Board of Directors and Director
Peter H.O. Claudy(2)...............................          37   Director
Leo J. Esposito....................................          53   Director
Robert C. Ketterson(1)(2)..........................          36   Director
Jeffrey Osborn(2)..................................          40   Director
Matthew J. Rubins(1)...............................          31   Director


------------------------

(1) Member of the audit committee

(2) Member of the compensation committee

    MARK M. WASHBURN joined HarvardNET in September 1998 as Chief Operating Officer and a Director and was promoted to President and Chief Executive Officer in February 1999. From April 1998 to September 1998, Mr. Washburn served as Vice President of Sales, Central Region for Level 3 Communications. From June 1997 to April 1998, Mr. Washburn served as Vice President of Sales and Marketing for XCOM Technologies, Inc., a competitive local exchange carrier specializing in data communications. From February 1989 to June 1997, Mr. Washburn held a number of sales and general management positions with MFS Communications, Inc., a competitive local exchange carrier, including Vice President of Sales for the Northeast region. Mr. Washburn previously held positions in sales and marketing with AT&T/Paradyne and Terminal Networks.

    TODD C. DESISTO joined HarvardNET in December 1998 as Chief Financial Officer and was also elected Treasurer. From October 1993 to December 1998, Mr. DeSisto served as Vice President and Chief Financial Officer of Atlantic Cellular Company, a wireless telecommunications provider. Prior to his tenure at Atlantic Cellular Company, Mr. DeSisto served in various finance and related positions, including senior management consultant with Deloitte & Touche and Vice President of Tanner Capital Corporation, an investment banking firm providing growth capital for early stage businesses.

    ERIC D. PETERSON joined HarvardNET in January 1999 as Vice President of Sales. From May 1996 to January 1999, Mr. Peterson served as Vice President of Sales and Marketing for FaxNet. From April 1991 to May 1996, he held various executive sales positions at Allnet Communications, most recently as National Account Manager--Wholesale. He was previously Director of Sales at First Phone.

    JAMES M. NEWMAN joined HarvardNET in January 1999 as Vice President of Operations. From March 1991 to January 1999, Mr. Newman served as Northeast Regional Director of Operations for MFS Communications/WorldCom. From April 1988 to March 1991 he was a Network Manager for Raytheon Corp.

    ROGER W. ACH III joined HarvardNET in June 1996 as Chief Technical Officer. From January 1993 to May 1996, Mr. Ach served as a technical computing assistant for the University of Chicago.

    MELANIE HARATUNIAN joined HarvardNET in December 1998 as General Counsel and Director of Regulatory Affairs and was also elected Secretary in February 1999. From December 1993 to November 1998, Ms. Haratunian was a partner in the law firm of Halprin, Temple, Goodman & Sugrue, specializing in domestic and international telecommunications law, and was an associate at this firm from April 1992 to December 1993. Prior to April 1992, Ms. Haratunian served as an associate with the law firm of Ginsburg, Feldman & Bress and with the Federal Communications Commission as a legal assistant to the Common Carrier Bureau Chief and an Attorney-Advisor in the Policy and Program Planning Division.

    JOSEPH BARTLETT joined HarvardNET in March 1999 as Director of Marketing. From February 1997 to March 1999, Mr. Bartlett served as the Director of Internet Market Strategies practice at The Yankee Group. From November 1994 to February 1997, he was a management consultant for COBA-- Boston, a consulting company.


    WILLIAM H. SOUTHWORTH founded HarvardNET in 1992 and has served as Chairman of the Board of Directors since inception. Mr. Southworth served as Chief Executive Officer of HarvardNET from November 1992 to February 1999 and as President from November 1992 to November 1997 and again from September 1998 to February 1999. Prior to founding HarvardNET, Mr. Southworth held various positions in the electronics industry, including co-founding Cadmus Computer, serving as Vice President of International Sales and Vice President of Engineering for Infoton Inc., and serving in engineering and general management positions with Digital Equipment Corporation, Data General Corporation, Massachusetts Institute of Technology and Instrumentation Laboratory.


    PETER H.O. CLAUDY has served as a Director of HarvardNET since September 1998. Since December 1997, Mr. Claudy has served as a general partner of Media/Communications Partners III L.P. and since December 1998, he has served as a general partner of M/C Venture Partners IV L.P., each of which is a communications-focused private equity fund. From January 1994 to December 1997, Mr. Claudy served as a Vice President of Media/Communications Partners, prior to which he had served as an associate of this investment fund manager since August 1991. Mr. Claudy serves on the Board of Directors of McLeodUSA Inc., a publicly traded integrated communications provider.

    LEO J. ESPOSITO has served as a Director of HarvardNET since May 1999. Mr. Esposito has served as a Senior Vice President of Fidelity Ventures Telecommunications and Technology Group since July 1998. From April 1995 to June 1998, Mr. Esposito served as President of Fidelity Telecommunications Company. From September 1988 to March 1995, Mr. Esposito served as a Vice President of Goldman Sachs & Company, where he was the senior executive responsible for global telecommunications network and trading technologies. Mr. Esposito previously held various positions with IBM Corporation.

    ROBERT C. KETTERSON has served as a Director of HarvardNET since September 1998. Mr. Ketterson has served as a Vice President of Fidelity Ventures Telecommunications and Technology Group since July 1996. From September 1993 to July 1996, Mr. Ketterson served as a principal of Fidelity Ventures. From September 1990 to August 1993, Mr. Ketterson served as a manager in the high-technology practice of The Boston Consulting Group, Inc.

    JEFFREY OSBORN has served as a Director of HarvardNET since November 1997. Mr. Osborn has served as the Principal of Osborn Capital LLC, an investment company, since January 1999. From February 1997 to December 1998, Mr. Osborn managed personal investments and participated as a member of the boards of directors of several of his portfolio companies. From November 1993 to February 1997, Mr. Osborn served in a variety of sales positions with UUNET Technologies, Inc., an Internet service provider, including Director of Sales and Marketing and Vice President of Sales.

    MATTHEW J. RUBINS has served as a Director of HarvardNET since September 1998. Since December 1998, Mr. Rubins has served as a Principal of M/C Venture Partners, a communications-focused private equity firm. From July 1997 to December 1998, Mr. Rubins served as a senior associate with Media/Communications Partners, an investment firm and predecessor of M/C Venture Partners. From August 1996 to June 1997, Mr. Rubins served as an Assistant Vice President in the telecommunications and data communications areas of the Deutsche Morgan Grenfell Technology Group. Mr. Rubins served as an Associate with Donaldson, Lufkin & Jenrette in the communications and high yield groups from August 1995 to July 1996.


    We intend to elect one additional independent director within 90 days after the date of this prospectus to comply with the listing requirements of the Nasdaq National Market.

BOARD OF DIRECTORS

    Our board of directors is currently fixed at seven members. Upon the completion of this offering, we will divide our board of directors into the following three classes:

                                                                                                   TERM EXPIRES AT
                                                                              INITIAL             ANNUAL MEETING OF
CLASS                                                                        DIRECTORS             STOCKHOLDERS IN
------------------------------------------------------------------  ---------------------------  -------------------

Class I...........................................................  Leo J. Esposito                        2000
                                                                    Matthew J. Rubins

Class II..........................................................  Peter H.O. Claudy                      2001
                                                                    Robert C. Ketterson
                                                                    William H. Southworth

Class III.........................................................  Mark M. Washburn                       2002
                                                                    Jeffrey Osborn

    At each annual meeting of stockholders after the initial classification, the successors to directors whose term is then expiring will be elected to serve from the time of election and qualification until the third annual meeting following their election. This classification of our board of directors may have the effect of delaying or preventing changes in control or management of HarvardNET. Each officer serves at the discretion of our board of directors. There are no family relationships among any of our directors.

    COMPENSATION OF DIRECTORS. Directors currently do not receive any cash compensation from HarvardNET for their services as members of our board of directors, although we reimburse non-employee directors for reasonable out-of-pocket expenses incurred in attending meetings of our board of directors. We intend to grant stock options and other equity awards on an annual basis to our non-employee directors from time to time pursuant to our 1999 director stock option plan. We have not yet determined the amount and timing of such grants or awards. No director who is an employee of HarvardNET receives separate compensation for services rendered as a director.

    BOARD COMMITTEES. Our board of directors has established a compensation committee and an audit committee. The compensation committee, which consists of Messrs. Claudy, Ketterson and Osborn, reviews executive salaries, administers our bonus, incentive compensation and stock options plans, and approves the salaries and other benefits of our executive officers. In addition, the compensation committee consults with our management regarding our pension and other benefit plans and compensation policies and practices. The audit committee, which consists of Messrs. Ketterson, Southworth and Rubins, reviews the professional services provided by our independent accountants, the independence of such accountants from our management, our annual financial statements and our system of internal accounting controls. The audit committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the members of the compensation committee is currently or has been, at any time since the formation of HarvardNET, an officer or employee of HarvardNET. No member of the compensation committee serves as a member of our board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

EXECUTIVE COMPENSATION


    The following table sets forth, for the year ended December 31, 1998, the cash compensation paid and shares underlying options granted to:



    - our current Chief Executive Officer;



    - our former Chief Executive Officer;



    - our current Chief Financial Officer and Treasurer; and



    - our other most highly compensated executive officer during fiscal 1998 who received annual compensation during such year in excess of $100,000.


                           SUMMARY COMPENSATION TABLE

                                                                                             ANNUAL COMPENSATION
                                                                                            ----------------------
NAME AND PRINCIPAL POSITION                                                                   SALARY       BONUS
------------------------------------------------------------------------------------------  -----------  ---------
Mark M. Washburn, President and Chief Executive Officer(1)................................  $    37,293         --
William H. Southworth(2)..................................................................      123,868  $  45,230
Todd C. DeSisto, Chief Financial Officer and Treasurer(3).................................       10,400         --
Brent Paine(4)............................................................................       68,600     49,734

------------------------

(1) Mark M. Washburn began his employment with us on September 29, 1998 as Chief Operating Officer. Mr. Washburn became our President and Chief Executive Officer on February 18, 1999. Mr. Washburn's current annual salary is $220,000.

(2) William H. Southworth served as Chief Executive Officer during the fiscal year ended December 31, 1998 and resigned as Chief Executive Officer effective February 18, 1999. Mr. Southworth serves as Chairman of the Board of Directors.

(3) Todd C. DeSisto became our Chief Financial Officer and Treasurer in December 1998. Mr. DeSisto's current annual salary is $200,000.

(4) Brent Paine resigned as President of HarvardNET on September 1, 1998.

STOCK OPTIONS AND FISCAL YEAR-END OPTION VALUES

    None of the officers listed in the Summary Compensation Table was granted options to purchase common stock in the year ended December 31, 1998, and none of these officers has any options to purchase common stock.

EMPLOYMENT AND SEVERANCE AGREEMENTS

    We have a severance and non-competition agreement with William H. Southworth, our Chairman of the Board of Directors, which terminates on the second anniversary of the date that Mr. Southworth ceases to be employed by us. As long as he is not terminated for cause, we will pay Mr. Southworth a severance payment in the amount of $120,000. For Mr. Southworth, cause means:

    - the conviction for various crimes;

    - a material violation of any policy of HarvardNET relating to ethical business conduct, fiduciary duties or conflicts of interest;

    - mental incompetence;

    - any conduct that would cause the suspension or revocation of any license, permit, authorization or right material to HarvardNET;

    - gross and habitual neglect of duty;

    - prolonged absence; or

    - material breach of this agreement.

    This severance payment is subject to Mr. Southworth's compliance with the terms of this agreement. Mr. Southworth has agreed not to compete with us during the term of this agreement.

    We have an employment agreement with Mark M. Washburn, our President and Chief Executive Officer. This agreement establishes a base salary, subject to increase by the board of directors. Mr. Washburn's base salary is $220,000. Under the agreement, Mr. Washburn is eligible for a bonus of up to $40,000 for 1999. Upon execution of his employment agreement, we issued Mr. Washburn 2,430,984 shares of Class B stock, at an aggregate purchase price of $1,794.50. Of these shares, 486,183 shares are vested but can be repurchased by HarvardNET if Mr. Washburn voluntarily terminates his employment prior to September 30, 1999; 648,271 shares vest on September 29, 1999; 648,271 shares vest on September 29, 2000; and 648,259 shares vest on September 29, 2001. We have the right to repurchase the unvested shares if Mr. Washburn ceases to be employed by us for any reason. Upon the completion of this offering, any unvested shares will vest in full. Mr. Washburn has agreed not to compete with us during the term of the agreement and for one year following the termination of his employment. As long as he is not terminated for cause, we will pay Mr. Washburn's salary in effect at the time of termination and his medical benefits during this one-year non-competition period. For Mr. Washburn, cause means:

    - breach of his fiduciary duty to HarvardNET;

    - commission of dishonest acts relating to HarvardNET;

    - conviction of various crimes;

    - mental incompetence;

    - failure to perform his duties;

    - prolonged absence; or

    - material breach of his employment agreement.

    However, if Mr. Washburn obtains subsequent employment with a non-competing business during this period, any amount we owe Mr. Washburn will be offset by Mr. Washburn's compensation from his subsequent employment, and we will not be required to provide Mr. Washburn with medical benefits if he is able to receive substantially similar benefits.

    We have an employment agreement with Todd C. DeSisto, our Chief Financial Officer and Treasurer. This agreement establishes a base salary, subject to increase by the board of directors. Mr. DeSisto's base salary is $200,000. Under the agreement, Mr. DeSisto is eligible for a bonus of up to $40,000 for 1999. Upon execution of his employment agreement, we issued Mr. DeSisto 759,680 shares of Class B stock, at an aggregate purchase price of $5,608. These shares vest in four equal annual installments, and we have the right to repurchase the unvested shares if Mr. DeSisto ceases to be employed by us for any reason. Upon the completion of this offering, any unvested shares will vest in full. Mr. DeSisto has agreed not to compete with us during the term of the agreement and for one year following the termination of his employment. As long as he is not terminated for cause, we will pay Mr. DeSisto's salary in effect at the time of termination and his medical benefits during this one-year non-competition period. For Mr. DeSisto, cause has the same meaning as for Mr. Washburn. However, if Mr. DeSisto obtains subsequent employment with a non-competing business during this period, any amount we owe Mr. DeSisto will be offset by Mr. DeSisto's compensation from his subsequent employment, and we will not be required to provide Mr. DeSisto with medical benefits if he is able to receive substantially similar benefits.

BENEFIT PLANS

    1997 STOCK INCENTIVE PLAN

    The 1997 stock incentive plan provides for the grant of restricted stock and other stock-based awards and stock options. A maximum of 406,406 shares of common stock are authorized to be issued pursuant to the 1997 stock incentive plan. As of June 30, 1999, options to purchase an aggregate of 406,406 shares of common stock at an exercise price of $0.62 were outstanding under the 1997 stock incentive plan. No additional grants will be made under the 1997 Stock Incentive Plan.

    1999 STOCK INCENTIVE PLAN

    The 1999 stock incentive plan provides for the grant of stock options, restricted stock and other stock-based awards for up to a maximum of 5,419,000 shares of common stock. As of June 30, 1999, options to purchase an aggregate of 1,087,729 shares of common stock at a weighted average exercise price of $1.92 were outstanding under the 1999 stock incentive plan. Our officers, employees, directors, consultants and advisors are eligible to receive awards under the 1999 stock incentive plan; however, incentive stock options may be granted only to employees.

    The 1999 stock incentive plan is administered by our board of directors. Our board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret its provisions. Under the terms of the 1999 Stock Incentive Plan, our board of directors may delegate authority under the plan to one or more committees of the board of directors and, subject to various limitations, to one or more of our executive officers. Subject to any applicable limitations contained in the plan, the board of directors or any committee or executive officer to whom the board of directors delegates authority, as the case may be, selects the recipients of awards and determines:

    - the number of shares of common stock covered by options and the dates upon which such options become exercisable,

    - the exercise price of options,

    - the duration of options, and

    - the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including the conditions for repurchase, issue price and repurchase price.

    In the event of a merger resulting in a change in control of HarvardNET, a sale of substantially all of HavardNET's assets or the liquidation of HarvardNET, our board of directors is authorized to provide for outstanding options or other stock-based awards to be assumed or substituted for by the acquiror. If the acquiror does not assume the options and awards, our board of directors may provide that all unexercised options will become exercisable in full prior to the completion of such event and that these options will terminate upon the completion of the event if not previously exercised. In addition, immediately prior to the consummation of such an event, each outstanding option will become exercisable for one-half of the shares subject to each such option with the remaining half vesting in accordance with the original vesting schedule, and restrictions on one-half of each other outstanding stock-based award will lapse.

    1999 EMPLOYEE STOCK PURCHASE PLAN

    The 1999 employee stock purchase plan was adopted by our board of directors in June 1999, and we expect it to be approved by our stockholders prior the closing of this offering. The 1999 employee stock purchase plan provides for the issuance of a maximum of 1,355,000 shares of common stock. The 1999 employee stock purchase plan will be administered by the compensation committee. With some exceptions, all eligible employees, including directors and officers, regularly employed by HarvardNET for at least one month on the applicable offering commencement date are eligible to participate in the plan. We will make one or more offerings to employees to purchase common stock under the 1999 employee stock purchase plan. During each offering, a participating employee may purchase a maximum number of shares equal to 85% of the market value of a share of common stock on the first day of the offering period divided by 10% of the employee's annualized compensation, or a lower percentage if established by the compensation committee, for the immediately preceding six-month period. The exercise price for the option granted in each payment period will be 85% of the lesser of the last reported sales price of HarvardNET common stock on the first or last business day of the plan period. An employee may elect to have up to 10% deducted from his or her regular salary, or such lower percentage as may be established by the compensation committee, for this purpose. The price at which an employee's option is exercised is the lesser of the last reported sale on the first or last business day of the offering period. The first offering under this plan will begin on the effective date of this offering and will end on February 29, 2000.

    1999 DIRECTOR STOCK OPTION PLAN


    The 1999 director stock option plan was adopted by our board of directors in June 1999 and we expect it to be approved by our stockholders prior to the closing of this offering. The 1999 director stock option plan provides for the issuance of a maximum 300,000 shares of common stock to non-employee directors of HarvardNET. Under the 1999 director stock option plan, HarvardNET will grant an option to purchase 10,000 shares of common stock to each non-employee director on the date on which the initial public offering price of the common stock is determined with an exercise price equal to the initial public offering price and an option to purchase 10,000 shares of common stock on each of August 1, 2000 and August 1, 2001, each with an exercise price equal to the fair market value on the date of grant. Each such option will have an exercise price equal to the initial public offering price. In addition, HarvardNET will grant each new non-employee director an option to purchase 10,000 shares of common stock upon election to our board of directors and an option to purchase 10,000 shares of common stock on August 1 of each of the next two years following his or her election to the board of directors, each with an exercise price equal to the fair market value on the date of grant. HarvardNET will also grant annual options to purchase 3,333 shares of common stock to each non-employee director on August 1 of each year commencing in the year following the initial three option grants to such director described above, each with an exercise price equal to the fair market value on the date of grant. Each option granted to the directors under the plan is fully vested and exercisable on the date of grant.

                          TRANSACTIONS WITH AFFILIATES

    Since January 1, 1996, HarvardNET has engaged in the following transactions with the following directors, executive officers and stockholders who beneficially own more than 5% of the outstanding capital stock of HarvardNET, and affiliates of such directors, officers and 5% stockholders.

    On August 15, 1997, HarvardNET issued and sold an aggregate of 609,608 shares of its common stock at a purchase price of $.62 per share to five individuals. Jeffrey Osborn, a director of HarvardNET, purchased 162,562 of these shares.

    On September 1, 1998, December 7, 1998 and March 23, 1999, HarvardNET issued and sold an aggregate of 13,749,440 shares of its Series A convertible preferred stock at a purchase price of $1.34551 per share to ten purchasers. FTT Ventures Limited purchased an aggregate of 2,972,850 of these shares and Fidelity Investors II Limited Partnership purchased an aggregate of 2,972,850 of these shares. In addition, funds affiliated with M/C Partners purchased an aggregate of 7,432,130 of these shares, and Jeffrey Osborn purchased an aggregate of 74,320 of these shares.

    On September 1, 1998, HarvardNET redeemed 3,377,693 shares of common stock for a purchase price of $.99 per share; 1,016,014 of these shares were jointly held by William Southworth, Chairman of the board of directors of HarvardNET, who was also then Chief Executive Officer, and his wife; and 1,556,683 of these shares were held by Brent Paine, who was then President of HarvardNET.

    HarvardNET believes that the securities issued in the transactions described above were sold at their then fair market value and that the terms of the transactions described above were no less favorable than HarvardNET could have obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding beneficial ownership of our common stock as of June 30, 1999 and as adjusted to reflect the sale of the shares in this offering and the conversion of all outstanding shares of convertible preferred stock and Class B stock into shares of common stock held by:

    - each person whom we know to own beneficially more than 5% of the outstanding shares of common stock,

    - each of our directors,

    - each of our executive officers named in the Summary Compensation Table under "Management--Executive Compensation," and

    - all our directors and executive officers as a group.

Unless otherwise indicated, the address for each listed stockholder is: c/o HarvardNET Inc., 500 Rutherford Avenue, Boston, Massachusetts 02129. The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in this table and the notes that follow.

                                                                                                    % OF TOTAL
                                                                                           ----------------------------
                                                                                SHARES
                                                                             BENEFICIALLY    BEFORE          AFTER
NAME                                                                            OWNED       OFFERING       OFFERING
---------------------------------------------------------------------------  ------------  -----------  ---------------
Media/Communications Partners (1)..........................................    10,068,203        35.9%          27.2%
  75 State Street
  Boston, MA 02110
Fidelity Investors II Limited Partnership..................................     4,027,278        14.3%          10.9%
  82 Devonshire Street
  Boston, MA 02109
FTT Ventures Limited.......................................................     4,027,278        14.3%          10.9%
  82 Devonshire Street
  Boston, MA 02109
William H. Southworth (2)..................................................     2,565,377         9.1%           6.9%
Mark M. Washburn...........................................................     2,258,457         8.0%           6.1%
Morgan Stanley Senior Funding, Inc. (3)....................................     1,547,470         5.4%           4.1%
  1585 Broadway
  New York, NY 10036
Todd C. DeSisto............................................................       705,766         2.5%           1.9%
Brent Paine................................................................       274,703           *              *
Peter H.O. Claudy (4)......................................................     9,220,789        32.8%          24.9%
Leo J. Esposito............................................................            --          --
Robert C. Ketterson (5)....................................................     4,027,278        14.3%          10.9%
Jeffrey Osborn.............................................................       263,242           *              *
Matthew J. Rubins..........................................................            --          --
All executive officers and directors as a group (13 people) (6)............    20,451,973        71.8%          54.7%

------------------------

*   Less than 1% of the outstanding common stock.

(1) Consists of shares beneficially owned by Media/Communications Partners III L.P., M/C Venture Partners IV, L.P., M/C Investors LLC and Chestnut Street Partners, Inc. The address for the M/C entities is 75 State Street, Boston, MA 02110.

(2) Consists of shares held jointly by Mr. Southworth and Barbara Southworth, his wife.

(3) Includes 582,138 shares issuable upon the exercise of warrants within 60 days of June 30, 1999.

(4) Consists of shares beneficially owned by Media/Communications Partners III L.P. and M/C Venture Partners IV, L.P. Mr. Claudy is a Manager of M/C III L.L.C., which is the General Partner of Media/Communications Partners III L.P. Mr. Claudy is also a Manager of M/C VP IV LLC, which is the General Partner of M/C Venture Partners IV L.P. Mr. Claudy may be considered the beneficial owner of these shares. Mr. Claudy disclaims beneficial ownership of these shares, except as to his direct pecuniary interest in such shares.

(5) Consists of shares beneficially owned by FTT Ventures Limited. Mr. Ketterson is an executive officer and director of FTT Ventures Limited and may be considered the beneficial owner of these shares. Mr. Ketterson disclaims beneficial ownership of these shares, except as to his direct pecuniary interest in such shares.

(6) Includes 406,406 shares issuable upon the exercise of options exercisable within 60 days of June 30, 1999.

                          DESCRIPTION OF CAPITAL STOCK

    Effective upon the closing of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share. We also have issued the warrants described below.

    The following summary describes the material terms of our capital stock as of the closing this offering. However, you should refer to the actual terms of the capital stock contained in our restated certificate of incorporation and other agreements referenced below which are filed as exhibits to the registration statement of which this prospectus is part. The following summary gives effect to the conversion of all outstanding shares of convertible preferred stock and Class B stock into common stock upon the completion of this offering.

COMMON STOCK

    As of June 30, 1999, there were 5,278,246 shares of common stock outstanding held by 14 stockholders of record. Based upon the number of shares outstanding as of June 30, 1999, and giving effect to the conversion of shares of Class B stock and preferred stock outstanding as of that date into an aggregate of 22,803,017 shares of common stock upon the closing of this offering and to the issuance of the 8,900,000 shares of common stock offered by us in this offering, there will be 36,981,263 shares of common stock outstanding upon the closing of this offering. In addition, as of June 30, 1999, there were outstanding stock options for the purchase of a total of 1,494,135 shares of common stock at a weighted average exercise price of $1.56 per share.

    Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in such election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation or dissolution of HarvardNET, the holders of common stock are entitled to receive ratably our net assets available after the payment of all our debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights, nor are they entitled to the benefit of any sinking fund. The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

WARRANTS

    As of June 30, 1999, a total of 859,091 shares of common stock were issuable upon the exercise of outstanding warrants at a weighted average exercise price of $3.33 per share. These warrants will remain outstanding after the closing of this offering. These warrants contain a cashless exercise feature which could result in the issuance of shares of common stock with no additional proceeds to HarvardNET.

PREFERRED STOCK

    Following the closing of this offering, our board of directors will be authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as are determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption provisions, liquidation preferences, conversion rights and preemptive rights.

    Our stockholders have granted our board of directors authority to issue the preferred stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of common stock will be subject to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of common stock, and could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, a majority of our outstanding voting stock.

DELAWARE LAW AND CHARTER AND BY-LAW PROVISIONS; ANTI-TAKEOVER EFFECTS

    We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination involving an interested stockholder or their affiliates for a period of three years after the date of the transaction in which the person became an interested stockholder. An interested stockholder is defined for purposes of Section 203 as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock or is an affiliate of the corporation or the owner of 15% or more of the outstanding voting stock of the corporation at any time in the past three years.

    Effective upon the closing of this offering, our restated certificate of incorporation and restated by-laws will provide for the division of our board of directors into three classes, as nearly equal in size as possible, with staggered three-year terms. In addition, our restated certificate of incorporation and restated by-laws will provide that directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the shares of our capital stock entitled to vote. Under our restated certificate of incorporation and restated by-laws any vacancy on our board of directors, however occurring, including a vacancy resulting from an enlargement of the board, will only be filled by vote of a majority of the directors then in office. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control.

    Our restated certificate of incorporation and restated by-laws will also provide that, after the closing of this offering, any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. The restated certificate of incorporation and restated by-laws will further provide that special meetings of the stockholders may only be called by our President or our board of directors. Under the restated by-laws, in order for any matter to be considered properly brought before a meeting, a stockholder will have to comply with various requirements regarding advance notice to us. The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting, and not by written consent.

    The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Effective upon the closing of this offering, our restated certificate of incorporation will require the affirmative vote of the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote to amend or repeal any of the foregoing restated certificate of incorporation provisions. The restated by-laws will also require a majority vote of our board of directors or the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote to amend or repeal any of its provisions, subject to any limitations set forth in the restated by-laws. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    Our restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with the service for us or on our behalf. The restated certificate of incorporation further provides that our directors will not be personally liable for monetary damages to HarvardNET for breaches of their fiduciary duty as directors, unless they acted in bad faith or knowingly or intentionally violated the law. In addition, HarvardNET plans to enter into indemnification agreements with its directors containing provisions which may require HarvardNET, among other things, to indemnify its directors against liabilities that may arise by virtue of their status or service as directors, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is EquiServe L.P.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, we will have 36,981,263 shares of common stock outstanding, 38,316,263 shares if the U.S. underwriters exercise their over-allotment option in full, assuming no exercise of outstanding options or warrants. Of these shares, the 8,900,000 shares, 10,235,000 shares if the over-allotment option is exercised in full, to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES

    The remaining 28,081,263 shares of common stock outstanding upon completion of this offering are deemed restricted securities under Rule 144 or Rule 701 under the Securities Act. Subject to the lock-up agreements described below, none of these restricted shares will be eligible for sale in the public market under Rule 144(k) on the date of this prospectus. Subject to the lock-up agreements described below, approximately 419,952 of these restricted shares will be eligible for sale in the public market under Rule 144(k) 90 days after the date of this prospectus. Upon expiration of lock-up agreements, 180 days after the date of this prospectus, approximately 18,018,074 additional shares of common stock will be eligible for sale in the public market under Rule 144 under the Securities Act.


    In general, under Rule 144, a person, including an affiliate of HarvardNET, who has beneficially owned restricted shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of,


    - one percent of the then outstanding shares of common stock, which will equal approximately 369,813 shares immediately after this offering; or

    - the average weekly trading volume in the common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of such sale is filed.

    Sales under Rule 144 are also subject to requirements concerning availability of public information, manner of sale and notice of sale. In addition, affiliates of HarvardNET must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock which are not restricted securities. Under Rule 144(k), a person who is not an affiliate of HarvardNET and has not been an affiliate of HarvardNET for at least three months prior to the sale and who has beneficially owned restricted shares for at least two years may resell such shares without compliance with the foregoing requirements. In meeting the one- and two-year holding periods described above, a holder of restricted shares can include the holding periods of a prior owner who was not an affiliate of HarvardNET. The one- and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the restricted shares from the issuer or an affiliate of HarvardNET.

    Rule 701 provides that currently outstanding shares of common stock acquired under our employee compensation plans may be resold beginning 90 days after the date of this prospectus by persons, other than affiliates of HarvardNET, subject only to the manner of sale provisions of Rule 144, and by affiliates of HarvardNET under Rule 144 without compliance with its one-year minimum holding period, subject to limitations.

OPTIONS

    Rule 701 also provides that the shares of common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our 1997 stock incentive plan or our 1999 stock incentive plan may be resold beginning 90 days after the date of this prospectus

    - by persons, other than affiliates of HarvardNET, subject only to the manner of sale provisions of Rule 144; and

    - by affiliates of HarvardNET under Rule 144, without compliance with its one-year minimum holding period, subject to limitations.

    At June 30, 1999, 406,406 shares of common stock were issuable upon exercise of vested options under our 1997 stock incentive plan. All of these shares are subject to lock-up agreements with the underwriters. None of the options granted under the 1999 stock incentive plan had vested as of June 30, 1999.

    We intend to file one or more registration statements on Form S-8 under the Securities Act to register up to 7,480,405 shares of common stock subject to outstanding stock options or other rights granted under our 1997 stock incentive plan, 1999 stock incentive plan, 1999 director stock option plan and 1999 employee stock purchase plan. These registration statements are expected to become effective upon filing. Subject to lock-up agreements with the underwriters, vested options covered by these registration statements will be eligible for sale in the public market upon the exercise of underlying options to the extent not previously sold pursuant to Rule 701.

LOCK-UP AGREEMENTS

    HarvardNET and its executive officers, directors and specified securityholders have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, that they will not during the period ending 180 days after the date of this prospectus:

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

    - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

regardless of whether any such transactions described above are to be settled by delivery of such common stock or such other securities, in cash or otherwise. In addition, stockholders that are parties to a registration rights agreement with HarvardNET have agreed not to engage in any of the transactions described above for a period of 180 days from the date of this prospectus. HarvardNET has agreed not to waive these restrictions without the consent of Morgan Stanley & Co. Incorporated.

REGISTRATION RIGHTS

    HarvardNET and stockholders of HarvardNET holding an aggregate of 28,080,260 outstanding shares of common stock and 1,172,376 shares of common stock issuable upon the exercise of outstanding options and warrants are parties to a registration rights agreement. Under the terms of this agreement, these stockholders are entitled to demand that HarvardNET register their shares under the Securities Act after the closing of this offering. We are not required to effect a registration within six months after the closing of this offering. We are generally required to bear all of the expenses of all registrations, other than underwriting discounts and commissions. Registration of any of the shares of common stock would result in such shares becoming freely tradable without restriction under the Securities Act upon effectiveness of the registration statement.

                     UNITED STATES FEDERAL TAX CONSEQUENCES
                      TO NON-U.S. HOLDERS OF COMMON STOCK

GENERAL

    The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of our common stock that may be relevant to you if you are a non-U.S. holder under U.S. federal income tax laws. A non-U.S. holder is a beneficial owner of our common stock that is, for United States federal income tax purposes:

    - a nonresident alien individual;

    - a foreign corporation;

    - a foreign estate or trust; or

    - a foreign partnership.

    This discussion does not address all aspects of United States federal income and estate taxation that may be relevant to you in light of your particular circumstance. It also does not address any foreign, state or local tax consequences. Furthermore, this discussion is based on provisions of the Internal Revenue Code, Treasury regulations and administrative and judicial interpretations as of the date hereof. All of these are subject to change, possibly with retroactive effect, or different interpretations. If you are considering buying our common stock, you should consult your own tax advisor about current and possible future tax consequences of holding and disposing of our common stock in your particular situation.

DISTRIBUTIONS

    As noted elsewhere in this prospectus, we do not intend to pay dividends. In the event that we change this policy and declare dividends on our common stock, any such dividends paid to a non-U.S. holder may be subject to withholding. If the dividends are not effectively connected with a United States trade or business of the non-U.S. holder or, if a tax treaty applies, are not attributable to a United States permanent establishment or fixed base of the non-U.S. holder, any dividends will, to the extent paid out of earnings and profits, be subject to United States withholding tax. The withholding tax will be imposed at a 30 percent rate or, if a tax treaty applies, a lower rate specified by the treaty. To receive a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a duly completed Form 1001 or Form W-8BEN, or substitute form, certifying to its qualification for such rate.

    Dividends that are effectively connected with the conduct of a trade or business within the United States of a non-U.S. holder and, if a tax treaty applies, are attributable to a United States permanent establishment or fixed base of the non-U.S. holder, are exempt from United States federal withholding tax. To qualify for such exemption, the non-U.S. holder must furnish to us or our paying agent a duly completed Form 4224 or Form W-8ECI, or substitute form, certifying its qualification for the exemption. However, dividends exempt from United States withholding because they are effectively connected or they are attributable to a United States permanent establishment or fixed base are subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates. Any such effectively connected dividends received by a foreign corporation may, under some circumstances, be subject to an additional branch profits tax at a 30 percent rate or a lower rate specified by an applicable income tax treaty.

    Under current United States Treasury regulations, dividends paid before January 1, 2001 to an address outside the United States are presumed to be paid to a resident of the country of address for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. However, United States Treasury regulations applicable to dividends paid after December 31, 2000 eliminate this presumption, subject to various transition rules.

    For dividends paid after December 31, 2000, a non-U.S. holder generally will be subject to United States backup withholding tax at a 31 percent rate under the backup withholding rules described below, rather than at a 30 percent rate or a reduced rate under an income tax treaty, as described above, unless the non-U.S. holder complies with certain Internal Revenue Service certification procedures or, in the case of payments made outside the United States with respect to an offshore account, certain IRS documentary evidence procedures. Further, to claim the benefit of a reduced rate of withholding under a tax treaty for dividends paid after December 31, 2000, a non-U.S. holder must comply with certain modified IRS certification requirements. Special rules also apply to dividend payments made after December 31, 2000 to foreign intermediaries, United States or foreign wholly owned entities that are disregarded for United States federal income tax purposes and entities that are treated as fiscally transparent in the United States, the applicable income tax treaty jurisdiction, or both. You should consult your own tax advisor concerning the effect, if any, of the rules affecting post-December 31, 2000 dividends on your possible investment in our common stock.

    A non-U.S. holder may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund along with the required information with the IRS.

GAIN ON DISPOSITION OF COMMON STOCK

    A non-U.S. holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of our common stock unless one of the following applies:

    - The gain is effectively connected with a trade or business of the non-U.S. holder in the United States and, if a tax treaty applies, the gain is attributable to a United States permanent establishment or fixed base maintained by the non-U.S. holder. In this case, the non-U.S. holder will, unless an applicable treaty provides otherwise, be taxed on its net gain derived from the sale at regular graduated United States federal income tax rates. If the non-U.S. holder is a foreign corporation, it may be subject to an additional branch profits tax equal to 30 percent of its effectively connected earnings and profits within the meaning of the Internal Revenue Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty and duly demonstrates such qualification.

    - The non-U.S. holder is an individual, holds our common stock as a capital asset, is present in the United States for 183 or more days in the taxable year of the disposition, and certain other conditions are met. In this case, the non-United States holder will be subject to a flat 30 percent tax on the gain derived from the sale, which may be offset by certain United States capital losses.

    - We are or have been a United States real property holding corporation for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period during which the non-U.S. holder held our common stock. We believe that we never have been and are not currently a United States real property holding corporation for United States federal income tax purposes. Although we consider it unlikely based on our current business plans and operations, we may become a United States real property holding corporation in the future. Even if we were to become a United States real property holding corporation, any gain realized by a non-U.S. holder would not be subject to United States federal income tax as described in this paragraph if our common stock were considered to be "regularly traded on an established securities market" and the non-U.S. holder did not own, actually or constructively, at any time during the shorter of the periods described above, more than five percent of our common stock.

FEDERAL ESTATE TAX

    Common stock owned or treated as owned by an individual non-U.S. holder at the time of death, or common stock as to which the non-U.S. holder made certain lifetime transfers, will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

    Under United States Treasury regulations, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced by an applicable income tax treaty. Pursuant to an applicable tax treaty, information may also be made available to the tax authorities in the country in which the non-U.S. holder resides.

    United States federal backup withholding generally is a withholding tax imposed at the rate of 31 percent on certain payments to persons that fail to furnish certain required information. Backup withholding generally will not apply to dividends paid before January 1, 2001 to non-U.S. holders. See the discussion under "Distributions" above for rules regarding reporting requirements to avoid backup withholding on dividends paid after December 31, 2000.

    As a general matter, information reporting and backup withholding will not apply to a payment by or through a foreign office of a foreign broker of the proceeds of a sale of our common stock effected outside the United States. However, information reporting requirements, but not backup withholding, will apply to a payment by or through a foreign office of a broker of the proceeds of a sale of our common stock effected outside the United States if that broker:

    - is a United States person for United States federal income tax purposes,

    - is a foreign person that derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the United States,

    - is a controlled foreign corporation as defined in the Internal Revenue Code, or

    - is a foreign partnership with certain United States connections for payments made after December 31, 2000.

    Information reporting requirements will not apply in the above cases if the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met or the holder otherwise establishes an exemption.

    Payment by or through a United States office of a broker of the proceeds of a sale of our common stock is subject to both backup withholding and information reporting unless the holder certifies to the payor as to its status as a non-U.S. holder on a duly completed Form W-8BEN, or substitute form, under penalties of perjury or otherwise establishes an exemption.

    Amounts withheld under the backup withholding rules do not constitute a separate United States federal income tax. Rather, any amounts withheld under the backup withholding rules will be refunded or allowed as a credit against the holder's United States federal income tax liability, if any, provided the required information or appropriate claim for refund is filed with the IRS.

    THE FOREGOING DISCUSSION IS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF THE OWNERSHIP, SALE OR OTHER DISPOSITION OF OUR COMMON STOCK BY NON-U.S. HOLDERS. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

                                  UNDERWRITERS

    Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the U.S. underwriters named below, for whom Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc. are acting as U.S. representatives, and the international underwriters named below for whom Morgan Stanley & Co. International Limited, Merrill Lynch International and Salomon Brothers International Limited are acting as international representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the respective number of shares of common stock set forth opposite the names of such underwriters below:

                                                                                                         NUMBER
NAME                                                                                                   OF SHARES
-----------------------------------------------------------------------------------------------------  ----------
U.S. Underwriters:
Morgan Stanley & Co. Incorporated....................................................................
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated...............................................................................
Salomon Smith Barney Inc.............................................................................

Subtotal.............................................................................................   7,120,000
                                                                                                       ----------
International Underwriters:
Morgan Stanley & Co. International Limited...........................................................
Merrill Lynch International..........................................................................
Salomon Brothers International Limited...............................................................

Subtotal.............................................................................................   1,780,000
                                                                                                       ----------
  Total..............................................................................................   8,900,000
                                                                                                       ----------
                                                                                                       ----------

    The U.S. underwriters and the international underwriters are collectively referred to as the underwriters, and the U.S. representatives and the international representatives are collectively referred to as the representatives. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered hereby are subject to the approval of various legal matters by their counsel and to several other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered hereby, other than those covered by the U.S. underwriters' over-allotment option described below, if any such shares are taken.

    Under the agreement between U.S. and international underwriters, each U.S. underwriter has represented and agreed that, with some exceptions:

    - it is not purchasing any shares for the account of anyone other than a United States or Canadian person; and

    - it has not offered or sold, and will not offer or sell, directly or indirectly, any shares or distribute any prospectus relating to the shares outside the United States or Canada or to anyone other than a United States or Canadian person.

    Under the agreement between U.S. and international underwriters, each international underwriter has represented and agreed that, with some exceptions:

    - it is not purchasing any shares for the account of any United States or Canadian person; and

    - it has not offered or sold, and will not offer or sell, directly or indirectly, any shares or distribute any prospectus relating to the shares in the United States or Canada or to any United States or Canadian person.

    With respect to any underwriter that is a U.S. underwriter and an international underwriter, the foregoing representations and agreements made by it in its capacity as a U.S. underwriter apply only to it in its capacity as a U.S. underwriter and made by it in its capacity as an international underwriter apply only to it in its capacity as an international underwriter. The foregoing limitations do not apply to stabilization transactions or to other transactions specified in the agreement between U.S. and international underwriters. As used herein, United States or Canadian person means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof, other than a branch located outside the United States and Canada of any United States or Canadian person, and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian person.

    Under the agreement between U.S. and international underwriters, sales may be made between the U.S. underwriters and international underwriters of any number of shares as may be mutually agreed. The per share price of any shares sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

    Under the agreement between U.S. and international underwriters, each U.S. underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any shares, directly or indirectly, in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer or sale of shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. underwriter has further agreed to send to any dealer who purchases from it any of the shares a notice stating in substance that, by purchasing such shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer or sale of shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom it sells any of such shares a notice containing substantially the same statement as is contained in this sentence.

    Under the agreement between U.S. and international underwriters, each international underwriter has represented and agreed that:

    - it has not offered or sold and, prior to the date six months after the closing date for the sale of the shares to the international underwriters, will not offer or sell, any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments as principal or agent for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

    - it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom; and

    - it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of the shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom such document may otherwise lawfully be issued or passed on.

    Under the agreement between U.S. and international underwriters, each international underwriter has further represented that it has not offered or sold, and has agreed not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the shares acquired in connection with the distribution contemplated hereby, except for offers or sales to Japanese international underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each international underwriter has further agreed to send to any dealer who purchases from it any of the shares a notice stating in substance that, by purchasing such shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, any of such shares, directly or indirectly, in Japan or to or for the account of any resident thereof except for offers or sales to Japanese international underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such shares a notice containing substantially the same statement as is contained in this sentence.

    The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price set forth on the cover page hereof and part to various dealers at a price that represents a concession
not in excess of $           a share under the public offering price. Any
underwriter may allow, and such dealers may reallow, a concession not in excess
of $           a share to other underwriters or to various dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

    HarvardNET has granted to the U.S. underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 1,335,000 additional shares of common stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered hereby. To the extent such option is exercised, each U.S. underwriter will become obligated, subject to specified conditions, to purchase approximately the same percentage of such additional shares of common stock as the number set forth next to such U.S. underwriter's name in the preceding table bears to the total number of shares of common stock set forth next to the names of all U.S. underwriters in the preceding table. If the U.S. underwriters' option is exercised in full, the total price to the public would be $143,290,000, the total underwriters' discounts and commissions would be $10,030,300 and total proceeds to HarvardNET would be $133,259,700.

    The underwriters have informed HarvardNET that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

    At the request of HarvardNET, the underwriters will reserve up to 445,000 shares of common stock to be issued by HarvardNET and offered hereby for sale, at the initial offering price, to directors, officers, employees and associates. This directed share program will be administered by Morgan Stanley & Co. Incorporated. The number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

    Affiliates of Morgan Stanley & Co. Incorporated beneficially own more than 10% of the Company's common stock. Under the rules of the National Association of Securities Dealers, when an NASD member such as Morgan Stanley & Co. Incorporated distributes securities of a company in which one of its affiliates owns more than 10% of the Company's common stock, the public offering price of the securities can be no higher than that recommended by a qualified independent underwriter under the rules of the National Association Securities Dealers. In accordance with such requirements, Salomon Smith Barney Inc. has agreed to serve as a qualified independent underwriter and has conducted due diligence and has recommended a maximum price for the common stock.

    Application has been made for quotation of the common stock on the Nasdaq National Market under the symbol "HVNT".

    Each of HarvardNET and the directors, executive officers and some stockholders of HarvardNET has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus:

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

    - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

    The restrictions described in the previous paragraph do not apply to:

    - the sale of shares to the underwriters;

    - the issuance by HarvardNET of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

    - transactions by any person other than HarvardNET relating to shares of common stock or other securities convertible or exchangeable for shares of common stock acquired in open market transactions after the completion of the offering; or

    - transfers as bona fide gifts or to any trust for the benefit of the stockholder or members of the stockholder's immediate family as long as the stockholder notifies Morgan Stanley & Co. Incorporated prior to any transfer and the recipient of the shares agrees to these restrictions.

    In order to facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing shares of common stock in the offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

    HarvardNET and the underwriters have agreed to indemnify each other against various liabilities, including liabilities under the Securities Act.

    From time to time, Morgan Stanley & Co. Incorporated has provided, and continues to provide, investment banking services to HarvardNET for which they have received customary fees and commissions.

    Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley & Co. Incorporated, entered into a credit agreement establishing HarvardNET's $30.0 million credit facility on May 28, 1999. In connection with the credit agreement, Morgan Stanley Senior Funding, Inc. received warrants to purchase 765,970 shares of common stock at an exercise price of $3.62 per share and is entitled to an annual administration fee of $35,000, of which HarvardNET paid the initial installment on May 28, 1999.

    In addition, in connection with the credit agreement, on May 28, 1999, Morgan Stanley Senior Funding, Inc. purchased 356,294 shares of Series A-2 convertible preferred stock from HarvardNET at a purchase price of $4.21 per share, and 482,666 shares of common stock held jointly by Barbara Southworth and William H. Southworth, the Chairman of the Board of Directors of HarvardNET, at a purchase price of $3.11 per share. The shares of convertible preferred stock will automatically convert into common stock upon the closing of this offering.

PRICING OF THE OFFERING

    Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiations between HarvardNET and the U.S. representatives. Among the factors to be considered in determining the initial public offering price will be the future prospects of HarvardNET and its industry in general, sales, earnings and other financial and operating information of HarvardNET in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and financial and operating information of companies engaged in activities similar to those of HarvardNET. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts. Various legal matters in connection with this offering will be passed upon for the underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

    The financial statements of HarvardNET Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in the prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of Internet Northeast as of December 31, 1996 and October 31, 1997 and for the year ended December 31, 1996 and the ten months ended October 31, 1997 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of the Network Services Division of Comstor Corporation as of December 31, 1998 and for the year ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   WHERE YOU MAY FIND ADDITIONAL INFORMATION

    We have filed with the SEC, a registration statement on Form S-1 under the Securities Act with respect to the common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to HarvardNET and the common stock to be sold in this offering, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The registration statement, including exhibits and schedules thereto, may be inspected without charge at the SEC's public reference rooms at:

    - Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

    - Seven World Trade Center, 13th Floor, New York, New York 10048; or

    - Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

Copies of all or any part of the registration statement may be obtained from such office after payment of fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov.

    We intend to provide our stockholders with annual reports containing consolidated financial statements audited by an independent public accounting firm.

                              GENERAL INFORMATION

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

    WE HAVE NOT TAKEN ANY ACTION TO PERMIT A PUBLIC OFFERING OF THE SHARES OF COMMON STOCK OUTSIDE THE UNITED STATES OR TO PERMIT THE POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS OUTSIDE THE UNITED STATES. PERSONS OUTSIDE THE UNITED STATES WHO COME INTO POSSESSION OF THIS PROSPECTUS MUST INFORM THEMSELVES ABOUT AND OBSERVE ANY RESTRICTIONS RELATING TO THE OFFERING OF THE SHARES OF COMMON STOCK AND THE DISTRIBUTION OF THIS PROSPECTUS OUTSIDE OF THE UNITED STATES.

                                HARVARDNET INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                          PAGE
                                                                                                       -----------
HarvardNET Inc.--Financial Statements:
  Report of Independent Accountants                                                                            F-2
  Balance Sheets as of December 31, 1997 and 1998 (audited), and as of March 31, 1999 (unaudited) and
    pro forma as of March 31, 1999 (unaudited).......................................................          F-3
  Statements of Operations for the Years Ended December 31, 1996, 1997 and 1998 (audited), and for
    the three months ended March 31, 1998 and 1999 (unaudited).......................................          F-4
  Statements of Stockholders' Equity (Deficit) for the Years Ended December 31, 1996, 1997 and 1998
    (audited), and the three months ended March 31, 1999 (unaudited).................................          F-5
  Statements of Cash Flows for the Years Ended December 31, 1996, 1997 and 1998 (audited), and the
    three months ended March 31, 1998 and 1999 (unaudited)...........................................          F-6
  Notes to Financial Statements......................................................................          F-7

Pro Forma Condensed Consolidated Financial Statement (Unaudited):
  Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 1998
    (unaudited)......................................................................................         F-20

Internet Northeast--Financial Statements:
  Report of Independent Accountants..................................................................         F-22
  Balance Sheets as of December 31, 1996 and October 31, 1997........................................         F-23
  Statements of Operations for the Year Ended December 31, 1996 and for the ten months ended October
    31, 1997.........................................................................................         F-24
  Statements of Stockholders' Equity for the Year Ended December 31, 1996 and for the ten months
    ended October 31, 1997...........................................................................         F-25
  Statements of Cash Flows for the Year Ended December 31, 1996 and for the ten months ended October
    31, 1997.........................................................................................         F-26
  Notes to Financial Statements......................................................................         F-27

Network Services Division of Comstor Corporation--Financial Statements:
  Report of Independent Accountants..................................................................         F-29
  Balance Sheet as of December 31, 1998..............................................................         F-30
  Statement of Operations and Parent Company Investment for the Year Ended December 31, 1998.........         F-31
  Statement of Cash Flows for the Year Ended December 31, 1998.......................................         F-32
  Notes to Financial Statements......................................................................         F-33

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of HarvardNET Inc.:

    In our opinion, the accompanying balance sheets and the related statements of operations, cash flows and stockholders' equity (deficit) present fairly, in all material respects, the financial position of HarvardNET Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts

June 10, 1999, except for the

information in the seventh and eighth paragraphs

of Note 16, for which

the date is July 26, 1999

                                HARVARDNET INC.

                                 BALANCE SHEETS

                                                                                               MARCH 31,
                                                                                         ----------------------
                                                                      DECEMBER 31,                      1999
                                                                  ---------------------              PRO FORMA
                                                                    1997        1998        1999      (NOTE 2)
                                                                  ---------  ----------  ----------  ----------

                                                                                              (UNAUDITED)
                                                    ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.....................................  $ 425,564  $5,239,100  $8,975,348  $8,975,348
  Accounts receivable, net of allowance for doubtful accounts of
    $24,717, $50,000 and $83,489................................    168,331     175,345     546,397     546,397
  Prepaid expenses and other current assets.....................      3,500     228,296     605,058     605,058
                                                                  ---------  ----------  ----------  ----------
    Total current assets........................................    597,395   5,642,741  10,126,803  10,126,803
Property and equipment, net.....................................    228,514   1,056,598   1,704,262   1,704,262
Intangible assets, net..........................................  3,132,202   2,042,740   3,998,433   3,998,433
Other assets....................................................         --     111,362     219,452     219,452
                                                                  ---------  ----------  ----------  ----------
    Total assets................................................  $3,958,111 $8,853,441  $16,048,950 $16,048,950
                                                                  ---------  ----------  ----------  ----------
                                                                  ---------  ----------  ----------  ----------

                            LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                                        STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable..............................................  $ 225,714  $  438,109  $  328,289  $  328,289
  Deferred revenue..............................................         --      37,071      53,052      53,052
  Accrued expenses..............................................     60,541     440,157     516,602     516,602
  Current portion of note payable...............................     18,474          --          --          --
  Current portion of obligations under capital lease............     35,759      69,840      63,506      63,506
  Current portion of note payable to stockholder................     23,016      21,454      24,007      24,007
                                                                  ---------  ----------  ----------  ----------
    Total current liabilities...................................    363,504   1,006,631     985,456     985,456
Obligations under capital leases................................     35,848      33,228      21,603      21,603
Note payable to stockholder.....................................     61,165      33,366      28,814      28,814
Deferred tax liability..........................................    789,793     332,293     247,293     247,293
                                                                  ---------  ----------  ----------  ----------
Total liabilities...............................................  1,250,310   1,405,518   1,283,166   1,283,166
Commitments and contingencies
Redeemable convertible Series A preferred stock; $0.01 par
  value; 13,749,440 shares authorized, 7,344,299 and 13,749,440 issued and outstanding at December 31, 1998 and March 31,
  1999, respectively; none issued and outstanding on a pro forma basis (liquidation preference $19,119,547 at March 31,
  1999).........................................................         --   9,365,073  18,010,638          --
Stockholders' equity (deficit):
  Common stock, $0.01 par value; 34,237,000 shares authorized;
    8,654,936 issued and outstanding at December 31, 1997;
    8,655,939 issued and 5,278,246 outstanding at December 31,
    1998 and March 31, 1999; and 34,237,000 shares authorized
    30,976,290 issued and 27,598,597 outstanding on a pro forma
    basis.......................................................     86,549      86,559      86,559     309,763
  Class B stock, $0.01 par value; 4,486,250 shares authorized,
    3,190,664 and 3,976,381 issued and outstanding at December
    31, 1998 and March 31, 1999, respectively; none issued and
    outstanding on a pro forma basis............................         --      26,299      28,356          --
  Additional paid-in capital....................................  2,780,518   2,438,630  10,883,304  29,311,895
  Accumulated dividends on preferred stock......................         --     306,969     612,801          --
  Deferred compensation.........................................                         (8,689,669) (8,689,669)
  Accumulated deficit...........................................   (159,266) (1,419,585) (2,810,183) (2,810,183)
  Treasury stock, at cost, 3,377,693 shares.....................         --  (3,356,022) (3,356,022) (3,356,022)
                                                                  ---------  ----------  ----------  ----------
    Total stockholders' equity (deficit)........................  2,707,801  (1,917,150) (3,244,854) 14,765,784
                                                                  ---------  ----------  ----------  ----------
    Total liabilities, redeemable convertible preferred stock
      and stockholders' equity (deficit)........................  $3,958,111 $8,853,441  $16,048,950 $16,048,950
                                                                  ---------  ----------  ----------  ----------
                                                                  ---------  ----------  ----------  ----------

    The accompanying notes are an integral part of the financial statements.

                                HARVARDNET INC.

                            STATEMENTS OF OPERATIONS

                                                                                           THREE MONTHS
                                                  YEAR ENDED DECEMBER 31,                 ENDED MARCH 31,
                                          ---------------------------------------  -----------------------------
                                             1996         1997          1998           1998            1999
                                          ----------  ------------  -------------  -------------  --------------

                                                                                            (UNAUDITED)
Revenues................................  $  720,338  $  1,381,199  $   4,282,063  $     953,698  $    1,600,103
Operating expenses:
  Costs of services (exclusive of
    depreciation and amortization shown
    separately below)...................     325,142       703,838      1,877,827        419,608         810,834
  Selling, general and administrative...     351,893       671,116      2,814,860        399,197       1,693,203
  Depreciation and amortization.........       6,211       187,353      1,339,382        317,531         500,363
  Compensation charge for issuance of
    stock options.......................          --            --             --             --          90,204
                                          ----------  ------------  -------------  -------------  --------------
    Total operating expenses............     683,246     1,562,307      6,032,069      1,136,336       3,094,604
                                          ----------  ------------  -------------  -------------  --------------
Operating income (loss).................      37,092      (181,108)    (1,750,006)      (182,638)     (1,494,501)
Interest income (expense):
  Interest income.......................         201            20         57,075             --          23,376
  Interest expense......................      (1,535)       (2,372)       (24,888)        (2,557)         (4,473)
                                          ----------  ------------  -------------  -------------  --------------
Income (loss) before taxes..............      35,758      (183,460)    (1,717,819)      (185,195)     (1,475,598)
Benefit (provision) for income taxes....      (8,709)       44,500        457,500         49,322          85,000
                                          ----------  ------------  -------------  -------------  --------------
Net income (loss).......................      27,049      (138,960)    (1,260,319)      (135,873)     (1,390,598)
Dividends and accretion of issuance
  costs on preferred stock..............          --            --       (336,026)            --      (8,954,462)
                                          ----------  ------------  -------------  -------------  --------------
Net income available (loss attributable)
  to common stockholders................  $   27,049  $   (138,960) $  (1,596,345) $    (135,873) $  (10,345,060)
                                          ----------  ------------  -------------  -------------  --------------
                                          ----------  ------------  -------------  -------------  --------------
Net income (loss) per share:
  Basic and diluted.....................  $     0.01  $      (0.03) $       (0.21) $       (0.02) $        (1.96)
                                          ----------  ------------  -------------  -------------  --------------
                                          ----------  ------------  -------------  -------------  --------------
Weighted average number of
  shares outstanding:
  Basic and diluted.....................   4,064,059     4,839,921      7,526,019      8,654,936       5,278,246
                                          ----------  ------------  -------------  -------------  --------------
                                          ----------  ------------  -------------  -------------  --------------


    The accompanying notes are an integral part of the financial statements.

                                HARVARDNET INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 1996, 1997, 1998 AND FOR THE THREE MONTHS ENDED
                           MARCH 31, 1999 (UNAUDITED)

                                                                                                    ACCUMULATED
                                             COMMON STOCK           CLASS B STOCK       ADDITIONAL   DIVIDENDS
                                        ----------------------  ----------------------   PAID-IN    ON PREFERRED    DEFERRED
                                         SHARES      AMOUNT      SHARES      AMOUNT      CAPITAL       STOCK      COMPENSATION
                                        ---------  -----------  ---------  -----------  ----------  ------------  -------------
Balance at January 1, 1996............  4,064,059   $  40,641
Net income............................
                                        ---------  -----------
Balance at December 31, 1996..........  4,064,059      40,641
Issuance of common stock..............    609,609       6,096                           $  369,204
Issuance of common stock for
  acquisition of Internet Northeast...  3,981,268      39,812                            2,411,314
Net loss..............................
                                        ---------  -----------                          ----------
Balance at December 31, 1997..........  8,654,936      86,549                            2,780,518
September 1, 1998, redemption of
  3,377,693 shares of common stock at
  $0.99 per share.....................
Issuance of shares of common stock at
  $1.00 per share for consulting
  services............................       1003          10                                  990
Warrants..............................                                                      19,447
Issuance of Class B stock, net of
  subscription receivable of $5,608...                          3,190,664   $  26,299      (26,299)
Preferred stock dividend..............                                                    (306,969)  $  306,969
Accretion of preferred stock issuance
  costs...............................                                                     (29,057)
Net loss..............................
                                        ---------  -----------  ---------  -----------  ----------  ------------  -------------
Balance at December 31, 1998..........  8,655,939      86,559   3,190,664      26,299    2,438,630      306,969
Issuance of Class B stock, net of
  subscription receivable of $5,800...                            785,717       2,057       (2,057)
Deferred compensation on grant of
  stock options.......................                                                   8,779,873                  (8,779,873)
Amortization of deferred
  compensation........................                                                                                  90,204
Preferred stock dividend..............                                                    (305,832)     305,832
Accretion of preferred stock issuance
  costs...............................                                                     (27,310)
Allocation of value to beneficial
  conversion feature..................                                                   8,621,320
Dividend recorded for amortization of
  discount resulting from allocation
  of beneficial conversion feature....                                                  (8,621,320)
Net loss..............................
                                        ---------  -----------  ---------  -----------  ----------  ------------  -------------
Balance at March 31, 1999
  (unaudited).........................  8,655,939   $  86,559   3,976,381   $  28,356   $10,883,304  $  612,801    $(8,689,669)
                                        ---------  -----------  ---------  -----------  ----------  ------------  -------------
                                        ---------  -----------  ---------  -----------  ----------  ------------  -------------

                                            TREASURY STOCK
                                        -----------------------              SHAREHOLDERS'
                                        ACCUMULATED                             EQUITY
                                          DEFICIT      SHARES      AMOUNT      (DEFICIT)
                                        ------------  ---------  ----------  -------------
Balance at January 1, 1996............   $  (47,355)                          $    (6,714)
Net income............................       27,049                                27,049
                                        ------------                         -------------
Balance at December 31, 1996..........      (20,306)                               20,335
Issuance of common stock..............                                            375,300
Issuance of common stock for
  acquisition of Internet Northeast...                                          2,451,126
Net loss..............................     (138,960)                             (138,960)
                                        ------------                         -------------
Balance at December 31, 1997..........     (159,266)                            2,707,801
September 1, 1998, redemption of
  3,377,693 shares of common stock at
  $0.99 per share.....................                (3,377,693) $(3,356,022)   (3,356,022)
Issuance of shares of common stock at
  $1.00 per share for consulting
  services............................                                              1,000
Warrants..............................                                             19,447
Issuance of Class B stock, net of
  subscription receivable of $5,608...                                                 --
Preferred stock dividend..............                                                 --
Accretion of preferred stock issuance
  costs...............................                                            (29,057)
Net loss..............................   (1,260,319)                           (1,260,319)
                                        ------------  ---------  ----------  -------------
Balance at December 31, 1998..........   (1,419,585)  (3,377,693) (3,356,022)   (1,917,150)
Issuance of Class B stock, net of
  subscription receivable of $5,800...                                                 --
Deferred compensation on grant of
  stock options.......................                                                 --
Amortization of deferred
  compensation........................                                             90,204
Preferred stock dividend..............                                                 --
Accretion of preferred stock issuance
  costs...............................                                            (27,310)
Allocation of value to beneficial
  conversion feature..................                                          8,621,320
Dividend recorded for amortization of
  discount resulting from allocation
  of beneficial conversion feature....                                         (8,621,320)
Net loss..............................   (1,390,598)                           (1,390,598)
                                        ------------  ---------  ----------  -------------
Balance at March 31, 1999
  (unaudited).........................   $(2,810,183) (3,377,693) $(3,356,022)  $(3,244,854)
                                        ------------  ---------  ----------  -------------
                                        ------------  ---------  ----------  -------------


    The accompanying notes are an integral part of the financial statements.

                                HARVARDNET INC.

                            STATEMENTS OF CASH FLOWS

                                                                                              THREE MONTHS
                                                  FOR THE YEARS ENDED DECEMBER 31,          ENDED MARCH 31,
                                               --------------------------------------  --------------------------
                                                  1996        1997          1998          1998          1999
                                               ----------  -----------  -------------  -----------  -------------

                                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)..........................  $   27,049  $  (138,960) $  (1,260,319) $  (135,873) $  (1,390,598)
  Adjustments to reconcile net income (loss)
    to net cash provided by (used in)
    operating activities:
    Deferred income taxes....................          --      (66,500)      (457,500)     (49,322)       (85,000)
    Depreciation and amortization............       6,211      187,353      1,339,382      317,531        500,363
    Provision for bad debt...................          --       24,717         25,283           --         33,489
    Compensation charge for issuance of stock
      options................................          --           --             --           --         90,204
    Changes in operating assets and
      liabilities, excluding effects of
      business combinations:
      Accounts receivable....................     (37,143)    (140,561)       (32,297)     (24,905)      (181,342)
      Prepaid expenses and other current
        assets...............................          --       (3,500)      (224,796)         119       (376,762)
      Other assets...........................          --          924       (111,362)          --          9,962
      Accounts payable.......................      77,043       60,916        212,395       24,791       (109,820)
      Deferred revenue.......................          --           --         37,071           --         15,981
      Accrued expenses.......................      22,456       31,796        379,616      295,161         76,445
                                               ----------  -----------  -------------  -----------  -------------
Net cash provided by (used in) operating
  activities.................................      95,616      (43,815)       (92,527)     427,502     (1,417,078)
                                               ----------  -----------  -------------  -----------  -------------
Cash flows from investing activities:
  Purchase of the Network Services Division
    of Comstor Corporation...................          --           --             --           --     (2,822,573)
  Purchases of property and equipment........          --      (18,762)    (1,009,810)     (36,207)      (627,398)
                                               ----------  -----------  -------------  -----------  -------------
  Net cash used in investing activities......          --      (18,762)    (1,009,810)     (36,207)    (3,449,971)
                                               ----------  -----------  -------------  -----------  -------------
Cash flows from financing activities:
  Payments on capital lease obligations......      (5,789)     (28,019)       (42,812)          --        (17,959)
  Payments on note payable...................          --       (3,831)       (18,474)      (4,401)            --
  Payments on note payable to stockholder....          --       (3,614)       (25,076)      (5,541)        (2,000)
  Redemption of common stock for treasury....          --           --     (3,356,022)          --             --
  Proceeds from issuance of redeemable
    convertible Series A preferred stock.....          --           --      9,356,463           --      8,623,256
  Proceeds from issuance of Class B stock....          --           --          1,794           --             --
  Proceeds from issuance of common stock.....          --      375,300             --           --             --
                                               ----------  -----------  -------------  -----------  -------------
Net cash provided by (used in) financing
  activities.................................      (5,789)     339,836      5,915,873       (9,942)     8,603,297
                                               ----------  -----------  -------------  -----------  -------------
Net increase in cash and equivalents.........      89,827      277,259      4,813,536      381,353      3,736,248
Cash and cash equivalents, beginning of the
  period.....................................      58,478      148,305        425,564      425,564      5,239,100
                                               ----------  -----------  -------------  -----------  -------------
Cash and cash equivalents, end of the
  period.....................................  $  148,305  $   425,564  $   5,239,100  $   806,917  $   8,975,348
                                               ----------  -----------  -------------  -----------  -------------
                                               ----------  -----------  -------------  -----------  -------------

    The accompanying notes are an integral part of the financial statements.

                                HARVARDNET INC.

                         NOTES TO FINANCIAL STATEMENTS

(THE INFORMATION PRESENTED RELATING TO THE THREE MONTHS ENDED MARCH 31, 1998 AND
                               1999 IS UNAUDITED)

1. NATURE OF BUSINESS:

    HarvardNET Inc. (the "Company") a Delaware corporation, provides high-speed data networking solutions and Web site hosting services to customers located in the Northeast and Mid-Atlantic regions of the United States.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    CASH EQUIVALENTS

    Cash equivalents consist of short-term investments with remaining maturities of three months or less at the date of purchase.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and depreciated on a straight-line basis over estimated useful lives of three and ten years. Leasehold improvements are depreciated over the shorter of related lease terms or the estimated useful lives. Property and equipment acquired under capital leases is depreciated over the useful life of the asset. Upon retirement or sale, the costs of the assets disposed and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the determination of income. Repairs and maintenance costs are charged to expense as incurred.

    INTANGIBLE ASSETS

    Intangible assets consist of the cost of the acquired customer bases, network leases, peering arrangements and goodwill resulting from business combinations. Intangible assets are amortized using the straight-line method over three to five years. The carrying value of the intangible assets is reviewed on a quarterly and annual basis for the existence of facts or circumstances both internally and externally that may suggest impairment. To date, no such impairment has occurred. The Company determines whether an impairment has occurred based on gross expected future cash flows and measures the amount of the impairment based on the related future estimated discounted cash flows. The cash flow estimates used to determine the impairment, if any, contain management's best estimates, using appropriate and customary assumptions and projections at that time.

    REVENUE RECOGNITION


    Revenues are principally generated from the provision of Internet access, Web site hosting and other related data services. These revenues are recognized at the time services are provided. Service plans range from one month to one year. Advance collections relating to future access services are recorded as deferred revenue and recognized as revenue when earned. Revenues related to non-recurring installation and activation fees are recognized when the services are provided and to the extent of the related direct costs. The Company expenses the related direct costs as incurred. Any excess of non-recurring installation and activation fees over direct costs are deferred and recognized to revenue over the period of the customer service contract. To date, such excess has been immaterial.


    COSTS OF SERVICES

    Costs of services principally include costs of data transmission and Internet access, exclusive of depreciation and amortization.

                                HARVARDNET INC.

(THE INFORMATION PRESENTED RELATING TO THE THREE MONTHS ENDED MARCH 31, 1998 AND
                               1999 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    INCOME TAXES

    The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes". SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, SFAS 109 generally considers all expected future events other than enactment of changes in the tax law or rates. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

    STOCK-BASED COMPENSATION

    Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" encourages but does not require companies to record compensation cost for stock-based employee compensation at fair value. The Company has chosen to account for stock-based compensation granted to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options granted to employees is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the amount that must be paid to acquire the stock. Compensation cost to non-employees is measured using the fair value method prescribed by SFAS No. 123.

    USE OF ESTIMATES

    The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates in these financial statements include valuation of acquired assets and liabilities, deferred tax assets, net realizable values and useful lives of intangible assets.

    CONCENTRATIONS OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. At December 31, 1998, March 31, 1999 and periodically throughout the period, the Company had cash balances at certain financial institutions in excess of federally insured limits. However, the Company does not believe that it is subject to any unusual credit risk beyond the normal credit risk associated with commercial banking relationships. The Company believes that concentration of credit risk with respect to accounts receivable is limited due to the Company's broad customer base.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and

                                HARVARDNET INC.

(THE INFORMATION PRESENTED RELATING TO THE THREE MONTHS ENDED MARCH 31, 1998 AND
                               1999 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company, to date, has not engaged in derivative and hedging activities, and accordingly does not believe that the adoption of SFAS No. 133 will have a material impact on the financial reporting and related disclosures of the Company. The Company will adopt SFAS No. 133 as required for its first quarterly filing of fiscal year 2000.

    On January 1, 1999, the Company adopted the provisions of Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Accordingly, the Company capitalizes costs associated with the design and implementation of their operating systems, including internally and externally developed software. Capitalized external software include actual costs of purchasing existing software from vendors. Capitalized internal software generally include costs of personnel incurred in the enhancement and implementation of purchased software packages. To date, internal costs eligible for capitalization under SOP 98-1 have been immaterial.

    INTERIM FINANCIAL INFORMATION

    The consolidated financial statements of the Company as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 are unaudited. All adjustments (consisting only of normal recurring adjustments) have been made, which in the opinion of management, are necessary for a fair presentation. Results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999 or for any other future period.

    PRO FORMA BALANCE SHEET (UNAUDITED)

    Upon the closing of the Company's initial public offering, all of the outstanding shares of redeemable convertible preferred stock and Class B stock will automatically convert into approximately 22,320,351 shares of HarvardNET Inc. common stock assuming an offering price of $14.00. The unaudited pro forma presentation of the balance sheet has been prepared assuming the conversion of the redeemable convertible preferred stock and Class B stock into common stock at March 31, 1999.

3. NET INCOME (LOSS) PER SHARE AND PRO FORMA INCOME (LOSS) PER SHARE:

    Basic income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Dilutive income (loss) per share is computed using the weighted average number of common shares outstanding during the period, plus the dilutive effect of common stock equivalents. Common stock equivalent shares consist of preferred stock, stock options and warrants. During the years ended December 31, 1997 and 1998 and the three-month period ended March 31, 1999, options to purchase 406,406, 406,406 and 1,163,052 shares of common stock, respectively, preferred stock convertible into 0, 9,949,221 and 18,626,173 shares of common stock, respectively, and warrants to purchase 0, 93,121 and 93,121 shares of common stock, respectively, were excluded from the calculation of earnings per share since their inclusion would be antidilutive. Pro forma basic and diluted income (loss) per share have been calculated assuming the conversion of all outstanding shares of preferred stock and Class B stock into common stock, as if the shares had converted immediately

                                HARVARDNET INC.

(THE INFORMATION PRESENTED RELATING TO THE THREE MONTHS ENDED MARCH 31, 1998 AND
                               1999 IS UNAUDITED)

3. NET INCOME (LOSS) PER SHARE AND PRO FORMA INCOME (LOSS) PER SHARE:
(CONTINUED)
upon their issuance. Accordingly, net income (loss) has not been adjusted for the accrued dividends for preferred stock in the calculation of pro forma income
(loss) per share.

    The following is a calculation of pro forma net loss per share (unaudited):

                                                                                                    FOR THE THREE
                                                                                      YEAR ENDED     MONTHS ENDED
                                                                                    DECEMBER 1998   MARCH 31, 1999
                                                                                    --------------  --------------
Basic and diluted:
Net loss..........................................................................   $ (1,260,319)   $ (1,390,598)
Weighted average number of common stock outstanding...............................      7,526,019       5,278,246
Weighted average assumed number of common shares upon conversion of preferred
  stock and Class B stock.........................................................      4,946,579      22,320,351
                                                                                    --------------  --------------
Total weighted average number of shares used in computing pro forma net loss per
  share...........................................................................     12,472,598      27,598,597

Basic and diluted pro forma net loss per common share.............................   $      (0.10)   $      (0.05)
                                                                                    --------------  --------------
                                                                                    --------------  --------------

4. ACQUISITIONS:


    On November 12, 1997, the Company acquired all of the common stock of Internet Northeast in exchange for 3,981,268 shares of common stock of the Company. The transaction was accounted for using the purchase method. The purchase price was estimated to be approximately $2,450,000 based on the value at which the Company's common stock had recently been sold to third party investors. The fair value of the net tangible assets acquired approximated $39,000, which consisted primarily of computer, network and communications equipment. The remaining purchase price was allocated to the acquired customer base, which is being amortized over three years, the estimated life of the customer base. No patents, material non-competition agreements, or operating know-how was acquired. No value was ascribed to the employee base. In accordance with SFAS 109, the Company recorded approximately $856,000 of goodwill to account for timing differences between the book and tax basis of intangible assets acquired. This goodwill is being amortized over a three year period.



    On January 11, 1999, the Company acquired certain assets of the Internet service provider business of Comstor Corporation ("Network Services Division of Comstor Corporation") for approximately $2,823,000 in cash. This transaction was accounted for using the purchase method. The fair value of the net tangible assets acquired, consisting primarily of computer, network and communications equipment, approximated $498,000. The remaining purchase price was allocated to the acquired network, peering arrangements and the customer base, which are each being amortized over five years. No patents, non-competition agreements or other operating know-how was acquired. No value was ascribed to the employee base. In accordance with SFAS 109, the Company recorded approximately $775,000 of goodwill to account for timing differences between the book and tax basis of intangible assets acquired. This goodwill is being amortized over a five year period.

                                HARVARDNET INC.

(THE INFORMATION PRESENTED RELATING TO THE THREE MONTHS ENDED MARCH 31, 1998 AND
                               1999 IS UNAUDITED)

    The results of operations for Internet Northeast are included in the Company's statements of operations from November 12, 1997, the effective acquisition dates. The results of operations of the Network Services Division of Comstor Corporation are included in the Company's statements of operations from January 11, 1999, the date of acquisition.

    The following unaudited pro forma combined historical results present HarvardNET and Internet Northeast as if the acquisition had occurred at the beginning of 1997, and HarvardNET and the Network Services Division of Comstor Corporation as if the acquisition had occurred at the beginning of 1998. The pro forma results include amortization of intangibles and goodwill resulting from the acquisitions, and assumed taxes. The unaudited pro forma combined historical results are not necessarily indicative of the results of operations that would actually have occurred if the transactions had been consummated as of January 1, and is not intended to indicate the expected results for any future period.

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                      ----------------------------
                                                                                          1997           1998
                                                                                      -------------  -------------
Revenues............................................................................  $   2,641,026  $   5,293,292
Net loss............................................................................     (1,142,098)    (2,342,432)
Net loss per share-basic and diluted................................................  $       (0.24) $       (0.31)

5. PROPERTY AND EQUIPMENT:

    Property and equipment consist of the following:

                                               DECEMBER 31,
                                         ------------------------   MARCH 31,    DEPRECIABLE
                                            1997         1998          1999         LIVES
                                         ----------  ------------  ------------  ------------
                                                                   (UNAUDITED)
Computer and networking equipment......  $  384,527  $  1,400,611  $  1,979,740    3 years
Software...............................       5,003        52,883        96,717    3 years
Furniture and fixtures.................       2,729        16,769        97,655    10 years
Leasehold improvements.................       8,294         8,294        83,309   lease term
                                         ----------  ------------  ------------
                                            400,553     1,478,557     2,257,421

Accumulated depreciation and
  amortization.........................    (172,039)     (421,959)     (553,159)
                                         ----------  ------------  ------------
Property and equipment, net............  $  228,514  $  1,056,598  $  1,704,262
                                         ----------  ------------  ------------
                                         ----------  ------------  ------------

    Equipment under capital leases included above at:

                                                  DECEMBER 31,
                                              ---------------------   MARCH 31,   DEPRECIABLE
                                                1997        1998        1999         LIVES
                                              ---------  ----------  -----------  -----------
                                                                     (UNAUDITED)
Computer and networking equipment...........  $  99,626  $  210,832  $   210,832    3 years
Less accumulated amortization...............    (28,019)   (107,764)    (124,599)
                                              ---------  ----------  -----------
                                              $  71,607  $  103,068  $    86,233
                                              ---------  ----------  -----------
                                              ---------  ----------  -----------

                                HARVARDNET INC.

(THE INFORMATION PRESENTED RELATING TO THE THREE MONTHS ENDED MARCH 31, 1998 AND
                               1999 IS UNAUDITED)

5. PROPERTY AND EQUIPMENT: (CONTINUED)
    Depreciation and amortization expense for the years ended December 31, 1996, 1997 and 1998 was $6,211, $98,475, $249,920, respectively, and for the three months ended March 31, 1998 and 1999 was $43,628, and $131,200, respectively.

6. INTANGIBLE ASSETS:

    Intangible assets consist of the following:

                                             DECEMBER 31,
                                      --------------------------   MARCH 31,       USEFUL
                                          1997          1998          1999          LIVES
                                      ------------  ------------  ------------  -------------
                                                                  (UNAUDITED)
Acquired customer base..............  $  2,412,092  $  2,412,092  $  3,187,044  3 to 5 years
Peering arrangements................            --            --       774,952     5 years
Goodwill............................       856,293       856,293     1,631,245  3 to 5 years
Less accumulated amortization.......      (136,183)   (1,225,645)   (1,594,808)
                                      ------------  ------------  ------------
Intangible assets, net..............  $  3,132,202  $  2,042,740  $  3,998,433
                                      ------------  ------------  ------------
                                      ------------  ------------  ------------

7. ACCRUED EXPENSES:

    Accrued expenses consist of the following:

                                                                  DECEMBER 31        MARCH 31
                                                             ---------------------  ----------
                                                               1997        1998        1999
                                                             ---------  ----------  ----------
Telecommunication charges..................................  $  28,000  $   20,771  $  180,555
Sales tax..................................................     31,804      50,000      51,797
Wages, salaries, commissions and related taxes.............        737      39,073     111,750
Professional fees..........................................         --     199,066      85,000
Other accrued expenses.....................................         --     131,247      87,500
                                                             ---------  ----------  ----------
                                                             $  60,541  $  440,157  $  516,602
                                                             ---------  ----------  ----------
                                                             ---------  ----------  ----------

8. NOTES PAYABLE:

    In 1997, the Company assumed a 1995 term loan agreement between Internet Northeast and a bank for $50,000 at an interest rate of 10.5% to be repaid over three years. At December 31, 1997, the balance outstanding on the loan was $18,474. This loan was repaid during 1998.

    In 1997, the Company assumed a term loan between Internet Northeast and a stockholder of the Company for $100,000 at an interest rate of 10% to be repaid over four years. The balance outstanding on this loan at December 31, 1997, 1998 and March 31, 1999 was $84,181, $54,820 and $52,821, respectively.

                                HARVARDNET INC.

(THE INFORMATION PRESENTED RELATING TO THE THREE MONTHS ENDED MARCH 31, 1998 AND
                               1999 IS UNAUDITED)

9. COMMITMENTS:

    LEASES

    The Company leases its facilities and certain equipment under operating and capital leases. The leases expire at various dates through September 30, 2000 and generally require the payment of real estate taxes, insurance, maintenance, and operating costs. The minimum aggregate future obligations under noncancelable leases are as follows:

                                                                           OPERATING    CAPITAL
YEAR ENDING DECEMBER 31,                                                    LEASES      LEASES
------------------------------------------------------------------------  -----------  ---------
1999....................................................................   $  46,055   $  77,349
2000....................................................................       6,250      34,955
                                                                          -----------  ---------
Total...................................................................   $  52,305     112,304
                                                                          -----------
                                                                          -----------
Less interest...........................................................                  (9,236)
                                                                                       ---------
Total principal obligation..............................................                 103,068
Less: current portion...................................................                 (69,840)
                                                                                       ---------
Noncurrent portion of principal obligation..............................               $  33,228
                                                                                       ---------
                                                                                       ---------

10. REDEEMABLE CONVERTIBLE SERIES A PREFERRED STOCK:


    During 1998, the Company issued 7,344,299 shares of redeemable convertible Series A Preferred Stock ("Series A Preferred Stock") to private investors for $9,356,463, net of issuance costs of $525,366. On March 23, 1999, the Company issued 6,405,141 shares of Series A Preferred Stock to private investors for $8,621,320. At that date, the Company allocated the entire amount of the proceeds to a non-detachable beneficial conversion feature and, as the shares were immediately convertible, that amount was recorded as a non-recurring, non-cash dividend.


    The Series A Preferred stockholders are entitled to votes equaling the number of shares of common stock into which each share may be converted. The amended Certificate of Incorporation, which includes a redemption agreement, provides that the Company shall redeem, at the request of any holder or holders of issued and outstanding Series A Preferred Stock on or after September 1, 2003, all of the outstanding shares of Series A Preferred Stock held by such requesting holder or holders.

    The amended Certificate of Incorporation provides that, at any time, a Series A Preferred stockholder shall be entitled to voluntarily convert all shares into a number of shares of Common Stock on a 1.3546862-for-one basis, subject to anti-dilution adjustment. Furthermore, each share of Series A Preferred Stock shall automatically be converted into common stock immediately upon the conversion of 60% or more of the outstanding Series A Preferred Stock or upon an initial public offering of the Company's common stock at a minimum offering price of $3.97 per share which results in gross proceeds of at least $20,000,000 on a 1.3546862-for-one basis, subject to anti-dilution adjustment. In the case of the sale of the Company, the Series A Preferred Stock converts into a number of shares of common stock on a 1.3546862-for-one basis, subject to anti-dilution adjustment.

    The Series A Preferred stockholders have preference upon liquidation over common and Class B stockholders and are entitled to participate ratably in any dividends paid to holders of common stock based on the conversion rate in effect at the time.

                                HARVARDNET INC.

(THE INFORMATION PRESENTED RELATING TO THE THREE MONTHS ENDED MARCH 31, 1998 AND
                               1999 IS UNAUDITED)

11. STOCKHOLDERS' EQUITY:

    STOCK SPLITS

    On November 7, 1997, the Company effected a 100-for-1 stock split through a stock dividend of common stock. On November 11, 1998, the Company effected a 10-for-1 stock split through a stock dividend of Series A Preferred Stock, Class B Stock and Common Stock. In July 1999, the Board of Directors of the Company declared a 1.3546862-for-1 stock split to be effected through a stock dividend of its Class B Stock and Common Stock. All references to preferred, Class B Stock and Common Stock share and per share amounts including options and warrants to purchase common stock have been retroactively restated to reflect the stock splits.

    COMMON STOCK

    The common stockholders are entitled to one vote per share. At December 31, 1998 and March 31, 1999, the Company had reserved 13,639,412 and 23,095,381, shares of common stock, respectively, for future issuance upon conversion of Series A Preferred Stock and Class B Stock and the exercise of warrants and stock options.

    On December 7, 1998, the Company issued 1,003 shares of common stock to one entity in connection with the provision of $1,000 of consulting services to the Company.

    CLASS B STOCK

    During 1998, the Company issued 3,190,664 shares of Class B Stock to two officers of the Company for $7,402, $5,608 of which was received in the form of a subscription receivable. During January 1999, the Company issued 785,717 shares of Class B stock to two other officers of the Company for a subscription receivable of $5,800. All subscription receivables were paid by the officers in May 1999.

    The holders of Class B Stock are entitled to one vote for each share held. Dividends, distributions in liquidation or other distributions are payable to the extent that payments made to common and preferred stockholders exceed $24,144,164 plus any accumulated but unpaid Series A Preferred stock dividends. The Class B Stock is convertible at any time at the discretion of the holder into one share of common stock for an exercise price of $0.99 per share. The Class B stock automatically converts into common stock upon the consummation of an initial public offering of the Company's common stock at a minimum offering price per share of $3.97 which results in gross proceeds of $20,000,000. Upon automatic conversion, the Class B Stock converts at a rate calculated by dividing the difference between the offering price and the Class B Stock conversion price of $0.99 by the offering price. The outstanding Class B stock is subject to repurchase by the Company on terms set forth in each holder's employment agreement with the Company.

    WARRANTS

    On September 1, 1998, the Company issued warrants in conjunction with the preferred stock financing for the purchase of 93,121 shares of its common stock at a purchase price of $0.99 per share. The warrants were exercisable upon issuance and expire on September 1, 2003. The Company estimated the value of the warrants to be $19,447 at the date of issuance.

                                HARVARDNET INC.

(THE INFORMATION PRESENTED RELATING TO THE THREE MONTHS ENDED MARCH 31, 1998 AND
                               1999 IS UNAUDITED)

11. STOCKHOLDERS' EQUITY: (CONTINUED)
    STOCK OPTIONS

    1997 STOCK INCENTIVE PLAN

    In November 1997, the Board of Directors adopted the 1997 Stock Incentive Plan (the "1997 Plan") for the issuance of incentive and nonqualified stock options. The number of shares of common stock authorized for issuance under the 1997 Plan is 406,406 shares. Options to purchase common stock are granted at the discretion of the Board of Directors.

    Under the terms of the 1997 Plan, the exercise price of incentive stock options granted must not be less than 100% (110% in certain cases) of the fair market value of the common stock on the date of grant, as determined by the Board of Directors. The exercise price of nonqualified stock options may be less than the fair market value of the common stock on the date of grant, as determined by the Board of Directors but in no case may the exercise price be less than the statutory minimum. Vesting of options granted is at the discretion of the Board of Directors.

    1999 STOCK INCENTIVE PLAN

    In January 1999, the Board of Directors adopted the 1999 Stock Incentive Plan (the "1999 Plan") for the issuance of incentive and nonqualified stock options. Awards may be made under the 1999 Plan for up to 5,419,000 shares of common stock. Options to purchase common stock are granted at the discretion of the Board of Directors. In March 1999, options to purchase an aggregate of 756,646 shares of common stock which vest over a four year period were granted to employees with an exercise price of $1.00 per share. At the date of grant, the Company recorded deferred compensation of $8,780,000, which will be charged ratably to income over the four year vesting period. These options remained unexercised at March 31, 1999.

    At December 31, 1998 and March 31, 1999, 406,406 and 1,343,104 shares, respectively, were available for grant under the 1997 and 1999 plans.

    A summary of activity under the Company's 1997 and 1999 plans for the years ended December 31, 1997 and 1998, and the three months ended March 31, 1999 is presented below:

                                                                                     WEIGHTED-
                                                                                      AVERAGE
                                                                                     EXERCISE
                                                                          SHARES       PRICE
                                                                        ----------  -----------
Outstanding at January 1, 1997........................................          --          --
Granted...............................................................     406,406   $    0.62
                                                                        ----------
Outstanding at December 31, 1997......................................     406,406   $    0.62
No activity...........................................................          --          --
                                                                        ----------
Outstanding at December 31, 1998......................................     406,406   $    0.62
Granted...............................................................     756,646   $    1.00
                                                                        ----------
Outstanding at March 31, 1999.........................................   1,163,052   $    0.87
                                                                        ----------
                                                                        ----------
Options exercisable at March 31, 1999.................................     406,406   $    0.62
                                                                        ----------
                                                                        ----------

                                HARVARDNET INC.

(THE INFORMATION PRESENTED RELATING TO THE THREE MONTHS ENDED MARCH 31, 1998 AND
                               1999 IS UNAUDITED)

11. STOCKHOLDERS' EQUITY: (CONTINUED)
    The following table summarizes information about stock options outstanding at March 31, 1999:

                              WEIGHTED-
                               AVERAGE
                              REMAINING
  EXERCISE                   CONTRACTUAL      SHARES
    PRICE        SHARES     LIFE (YEARS)    EXERCISABLE
-------------  ----------  ---------------  -----------
    $0.62         406,406           8.4        406,406
    $1.00         756,646           9.8             --
               ----------                   -----------
                1,163,052           9.3        406,406
               ----------                   -----------
               ----------                   -----------

    The fair value of the options granted in 1997 and the three months ended March 31, 1999 is estimated to be $0.17 and $11.77 per share, respectively. The fair value of the option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk free rate of 5.8% and 4.6%; no expected dividend; an expected life of 4 years; and no volatility. Had the Company accounted for stock options to employees under the fair value method prescribed under SFAS No. 123, net losses as reported for the year ended December 31, 1997 and for the three months ended March 31, 1999 would have increased $50,250 to $189,210 and $25,000 to 1,415,598, respectively. Pro forma net loss per share (basic and diluted) reported for the year ended December 31, 1997 and March 31, 1999 would have increased $0.01 to $0.04 and remain unchanged at $0.33, respectively.

12. INCOME TAXES:

    The provision (benefit) for income taxes consists of the following:

                                                                                                      THREE MONTHS
                                                                                                       ENDED MARCH
                                                                    1996        1997        1998          1999
                                                                  ---------  ----------  -----------  -------------
                                                                                                       (UNAUDITED)
Current
  Federal.......................................................  $   6,000  $   15,000           --            --
  State.........................................................      2,709       7,000           --            --
                                                                  ---------  ----------  -----------  -------------
                                                                      8,709      22,000           --            --
Deferred
  Federal.......................................................         --     (62,500) $  (428,500)  $   (80,000)
  State.........................................................         --      (4,000)     (29,000)       (5,000)
                                                                  ---------  ----------  -----------  -------------
                                                                         --     (66,500)    (457,500)      (85,000)
                                                                  ---------  ----------  -----------  -------------
Total provision (benefit).......................................  $   8,709  $  (44,500) $  (457,500)  $   (85,000)
                                                                  ---------  ----------  -----------  -------------
                                                                  ---------  ----------  -----------  -------------

                                HARVARDNET INC.

(THE INFORMATION PRESENTED RELATING TO THE THREE MONTHS ENDED MARCH 31, 1998 AND
                               1999 IS UNAUDITED)

12. INCOME TAXES: (CONTINUED)

    The Company's effective tax rate varies from the statutory rate as follows:

                                                                                    THREE MONTHS
                                                                                     ENDED MARCH
                                                    1996       1997       1998          1999
                                                  ---------  ---------  ---------  ---------------
                                                                                     (UNAUDITED)
U.S. Federal income tax rate....................       34.0%     (34.0)%     (34.0)%         (34.0  )%
Benefit of graduated U.S. Federal income tax
  rate..........................................      (19.4)%     (10.2)%       1.5%            --
State income tax rate...........................        4.7%       1.0%      (1.1)%          (1.4  )%
Nondeductible acquisition expenses..............         --       13.0%        --             --
Nondeductible intangible amortization...........         --        6.5%       5.6%           1.4%
Valuation allowance.............................         --         --         --           29.3%
Other...........................................        5.1%      (0.6)%       1.4%          (1.4  )%
                                                  ---------  ---------  ---------          -----
                                                       24.4%     (24.3)%     (26.6)%          (6.1  )%
                                                  ---------  ---------  ---------          -----
                                                  ---------  ---------  ---------          -----

    The components of the net deferred tax liability are as follows:

                                                                         1997         1998
                                                                      -----------  -----------
Deferred Tax Assets
  Net operating loss carryforwards..................................           --  $   100,000
  Accounts receivable reserve.......................................  $     9,000       18,000
  Accrued expenses..................................................        6,000       62,000
  Depreciation......................................................       16,000       23,000
                                                                      -----------  -----------
                                                                           31,000      203,000
Deferred Tax Liability
  Intangible assets.................................................     (821,000)    (535,000)
                                                                      -----------  -----------
  Net deferred tax liability........................................  $  (790,000) $  (332,000)
                                                                      -----------  -----------
                                                                      -----------  -----------

    As of December 31, 1998, the Company had federal net operating loss carryforwards of approximately $280,000 which begin to expire in 2018.

    Ownership changes resulting from the Company's issuance of capital stock may limit the amount of net operating loss carryforwards that can be utilized annually to offset future taxable income. The amount of the annual limitation is determined based upon the Company's value immediately prior to ownership change. Subsequent significant changes in ownership could further affect the limitation in the future.

13. EMPLOYEE BENEFIT PLAN:

    In May 1998, the Company established a savings plan for its employees which is designed to be qualified under Section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plan through payroll deductions within statutory and plan limits. The Company has not contributed to the savings plan to date.

                                HARVARDNET INC.

(THE INFORMATION PRESENTED RELATING TO THE THREE MONTHS ENDED MARCH 31, 1998 AND
                               1999 IS UNAUDITED)

14. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

    The following is the supplemental cash flow information for all periods presented:

                                                                  YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1996       1997        1998
                                                              ---------  ---------  ----------
Cash paid during the period for interest....................  $   1,535  $   2,372      24,888
Cash paid during the period for income taxes................  $  18,384         --          --
Noncash financing and investing activities:
  Issuance of Class B stock in exchange for promissory
    notes...................................................         --         --  $    5,608
  Acquisition of equipment through capital lease............  $  75,809  $  23,817  $  111,206

15. SEGMENT REPORTING:

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information", which requires certain information to be reported about operating segments consistent with management's internal view of the Company.

    The Company has a single operating segment, Internet access services. The Company has no organizational structure dictated by product lines, geography or customer type.

    Sales are derived from one service line, Internet access service, and are provided to residential and business customers in Maine, New Hampshire and Massachusetts. The Company evaluates performance based on profit or loss from operations before interest, income taxes, depreciation and amortization.

16. SUBSEQUENT EVENT:

    On May 28, 1999, the Company entered into a credit facility with Morgan Stanley Senior Funding, Inc. ("Morgan Stanley"). Newcourt Commercial Financial Corporation ("Newcourt") is a co-arranger under the credit facility. The credit facility provides for maximum borrowings of $30.0 million and has a term of five years. The Company issued warrants to purchase an aggregate of 765,970 shares of the Company's common stock for $3.62 per share. The warrants are exercisable immediately and expire on May 28, 2004. The fair value of the warrants on the date of grant was approximately $7,171,000. The fair value was determined using the Black Scholes derivative valuation model with the following assumptions: expected life of 2 years, volatility of 50%, risk free rate of return of 4.91% and no dividend rate. Deferred debt issuance costs of approximately $4,398,000 were recorded upon issuance and will be charged to interest expense over the term of the credit facility using the effective interest method.


    On May 28, 1999, Morgan Stanley purchased 356,294 shares of Series A-2 redeemable convertible preferred stock for $1,500,000 from the Company and purchased 482,666 shares of common stock of the Company from the Chairman of the Board of Directors and his spouse for $1,500,000. At that date, the Company allocated the entire amount of the proceeds of $1,500,000 to a non-detachable beneficial conversion feature and, as the shares were immediately convertible, that amount was recorded as a non-recurring, non-cash dividend.


    On May 28, 1999, the Company amended its Certificate of Incorporation to increase the number of shares of authorized preferred stock to an aggregate of 14,105,734 shares of Series A Preferred

                                HARVARDNET INC.

(THE INFORMATION PRESENTED RELATING TO THE THREE MONTHS ENDED MARCH 31, 1998 AND
                               1999 IS UNAUDITED)

16. SUBSEQUENT EVENT: (CONTINUED)
Stock. The Company's Series A Preferred Stock was further subdivided into 13,749,440 shares of Series A-1 preferred stock and 356,294 shares of Series A-2 preferred stock. All shares of Series A Preferred Stock then issued were designated as shares of Series A-1 preferred stock. Series A-2 preferred stock is identical to Series A-1 preferred stock, except that the dividend rate, the liquidation preference, the redemption price and the conversion price is different for the Series A-1 preferred stock and the Series A-2 preferred stock. Both the Series A-1 and A-2 preferred stock converts into common stock on a 1.3546862-for-one basis, subject to anti-dilution adjustments.

    For the period from April 1, 1999 through June 10, 1999 (unaudited), the Company granted options for the purchase of 282,043 shares of common stock to employees at exercise prices ranging from $1.00 to $2.21 per share. The Company recorded deferred compensation of approximately $3,037,000 relating to these grants which will be recognized as compensation charges for issuance of stock options over the four-year vesting period.

    For the period from April 1, 1999 through June 10, 1999 (unaudited), the Company canceled options for the purchase of 29,126 shares of common stock previously issued to employees at exercise prices, in each case, of $1.00 per share.

    In June 1999 (unaudited), the Board of Directors of the Company adopted the 1999 Employee Stock Purchase Plan. This plan is effective upon the closing of the anticipated initial public offering and allows eligible employees to purchase shares of Common Stock at a price equal to the lower of 85% of the average market price on the beginning or ending of each offering period. This plan terminates on February 29, 2000.

    On July 26, 1999, the stockholders approved an amendment to the Company's certificate of incorporation increasing the common shares authorized for issuance to 34,237,000. The Board of Directors authorized a 1.3546862-for-1 stock split, which will be effected through a stock dividend of Class B and Common Stock (see Note 11). All references to Common Stock and Class B shares, per share, option and warrant information relating to the Company's stock including the accompanying financial statements have been retroactively restated to reflect the stock split.

    In July 26, 1999, the Company decreased the number of shares of Common Stock under the 1997 Stock Incentive Plan to 406,406. Additionally, on July 26, 1999, the Company increased the number of shares of Common Stock under the 1999 Stock Incentive Plan to 5,419,000. The information in these financial statements has been restated to reflect the increases in Common Stock issuable under the certificate of incorporation and the changes to the 1997 and 1999 Stock Incentive Plan.

                                HARVARDNET INC.

                        PROFORMA CONDENSED CONSOLIDATED

                              FINANCIAL STATEMENTS
                                  (UNAUDITED)

    On January 11, 1999, the Company acquired certain assets of the Internet service provider business of Comstor Corporation ("Network Services Division of Comstor Corporation") for approximately $2,823,000 in cash. This transaction was accounted for using the purchase method. The fair value of the net tangible assets acquired, consisting primarily of computer, network and communications equipment, approximated $498,000. The remaining purchase price was allocated to the acquired network leases and peering arrangements and customer base which are each being amortized over five years. No patents, non-competition agreements or other operating know-how was acquired. No value was ascribed to the employee base.

    The results of operations of the Network Services Division of Comstor Corporation are included in the Company's statement of operations from January 11, 1999, the date of acquisition. A pro forma statement of operations for the three months ended March 31, 1999 has not been presented as it would not be materially different from unaudited statement of operations of HarvardNET Inc. for the three months ended March 31, 1999.

    The following unaudited pro forma condensed statement of operations for the year ended December 31, 1998 present HarvardNET Inc. and the Network Services Division of Comstor Corporation assuming that the acquisition had occurred at the beginning of 1998. The unaudited pro forma condensed statement of operations is not necessarily indicative of the results of operations that would actually have occurred if the transactions had been consummated as of January 1, and is not intended to indicate the expected results for any future period. This statement should be read in conjunction with the historical financial statements and related notes of the Company and certain acquired businesses, included herewith.

                                HARVARDNET INC.

      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

                        FOR THE YEAR ENDED DECEMBER 31,


                                                                          1998
                                    --------------------------------------------------------------------------------
                                                        NETWORK SERVICES
                                                            DIVISION
                                    HARVARDNET INC.  OF COMSTOR CORPORATION   ADJUSTMENTS    TOTAL     PRO FORMA(D)
                                    ---------------  -----------------------  -----------  ----------  -------------
Revenue...........................    $ 4,282,063          $ 1,390,229         $(379,000)(B) $5,293,292  $ 5,293,292
Operating expenses:
  Costs of services (exclusive of
  depreciation and amortization
  shown separately below).........      1,877,827            1,491,229          (367,000)(B)  3,002,056    3,002,056
  Selling, general and
  administrative..................      2,814,860              300,482                      3,115,342     3,115,342
  Depreciation and amortization...      1,339,382               30,383           465,000(A)  1,834,765    1,834,765
                                    ---------------        -----------        -----------  ----------  -------------
    Total operating expenses......      6,032,069            1,822,094            98,000    7,952,163     7,952,163
                                    ---------------        -----------        -----------  ----------  -------------
Operating income (loss)...........     (1,750,006)            (431,865)         (477,000)  (2,658,871)   (2,658,871)
Interest income (expense), net....         32,187              (16,612)               --       15,575        15,575
Benefit from income taxes.........        457,500                   --           179,390(C)    636,890      636,890
                                    ---------------        -----------        -----------  ----------  -------------
Net income (loss).................     (1,260,319)            (448,477)         (297,610)  (2,006,406)   (2,006,406)
Preferred stock dividends.........       (336,026)                  --                --     (336,026)           --
                                    ---------------        -----------        -----------  ----------  -------------
Net income (loss) applicable to
  common stockholders.............    $(1,596,345)         $  (448,477)        $(297,610)  $(2,342,432)  $(2,006,406)
                                    ---------------        -----------        -----------  ----------  -------------
                                    ---------------        -----------        -----------  ----------  -------------
Basic and diluted earnings per
  share...........................                                                         $    (0.31)  $     (0.10)
                                                                                           ----------  -------------
                                                                                           ----------  -------------
Weighted average number of shares
  outstanding:
Basic and diluted.................                                                          7,526,019    20,439,463
                                                                                           ----------  -------------
                                                                                           ----------  -------------


Notes

A. Acquired customer base, network leases, peering arrangements and goodwill were a result of the acquisition in 1999, which are amortized over a five year period. Additional amortization expense of approximately $465,000 for 1998, would have been recorded if this acquisition had occurred at the beginning of such period. Total amounts that would have been recorded as acquired customer base, network leases, peering arrangements and goodwill was $2,325,000 at January 1, 1998.

B. Intercompany transactions between HarvardNET and the Network Services Division of Comstor Corporation are eliminated for this pro forma financial statement.

C. Adjustment for Federal and state income taxes assuming an effective income tax rate of 40%.

D. The pro forma presentation has been prepared assuming the conversion of HarvardNET's redeemable convertible preferred stock and Class B stock into common stock as of January 1, 1998. Accordingly, the pro forma presentation excludes the effect of the accrual of preferred stock dividends.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and the Stockholders of HarvardNET Inc.:

    In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' equity and cash flows, present fairly, in all material respects, the financial position of Internet Northeast at December 31, 1996 and October 31, 1997, and the results of its operations and its cash flows for the year ended December 31, 1996 and for the ten months ended October 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts

June 10, 1999

                               INTERNET NORTHEAST

                                 BALANCE SHEETS

                                                                                                    OCTOBER 31,
                                                                               DECEMBER 31, 1996       1997
                                                                               -----------------  ---------------
                                   ASSETS
CURRENT ASSETS:
  Accounts receivable........................................................     $    12,560       $        --
  Prepaid expenses                                                                         --            13,000
                                                                                     --------     ---------------

    Total current assets.....................................................          12,560            13,000

Property and equipment, net..................................................         188,829           175,161
Other assets.................................................................           2,228             2,745
                                                                                     --------     ---------------

    Total assets.............................................................     $   203,617       $   190,906
                                                                                     --------     ---------------
                                                                                     --------     ---------------

                    LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable...........................................................          49,381                --
  Accrued expenses...........................................................             686            20,312
  Cash overdraft.............................................................          37,572            21,461
  Current portion of note payable............................................          12,808            22,305
  Current portion of stockholder note payable................................              --            26,629
                                                                                     --------     ---------------

    Total current liabilities................................................         100,447            90,707

Commitments and contingencies (Note 3)

Note payable.................................................................          22,305                --
Stockholder note payable.....................................................              --            61,165
                                                                                     --------     ---------------
    Total liabilities........................................................         122,752           151,872

Stockholders' equity:
Common stock, no par; 3,000 shares authorized; 3,000 shares issued and
  outstanding................................................................          16,831            16,831
Retained earnings............................................................          64,034            22,203
                                                                                     --------     ---------------
    Total stockholders' equity...............................................          80,865            39,034
                                                                                     --------     ---------------
    Total liabilities and stockholders' equity...............................     $   203,617       $   190,906
                                                                                     --------     ---------------
                                                                                     --------     ---------------

    The accompanying notes are an integral part of the financial statements.

                               INTERNET NORTHEAST

                            STATEMENTS OF OPERATIONS


                                                                                 YEAR ENDED      TEN MONTHS ENDED
                                                                              DECEMBER 31, 1996  OCTOBER 31, 1997
                                                                              -----------------  -----------------
Revenues....................................................................     $   737,366       $   1,259,827
Operating expenses:
  Costs of revenues (exclusive of depreciation and amortization shown
    separately below).......................................................         215,557             370,688
  Selling, general and administrative.......................................         358,844             818,835
  Depreciation and amortization.............................................          52,414             105,303
                                                                                    --------     -----------------
      Total operating expenses..............................................         626,815           1,294,826
                                                                                    --------     -----------------
Operating income (loss).....................................................         110,551             (34,999)
Interest expense............................................................          (5,125)             (5,836)
                                                                                    --------     -----------------
Net income (loss)...........................................................     $   105,426       $     (40,835)
                                                                                    --------     -----------------
                                                                                    --------     -----------------


    The accompanying notes are an integral part of the financial statements.

                               INTERNET NORTHEAST

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                             COMMON STOCK
                                                                        ----------------------   RETAINED
                                                                          SHARES       VALUE     EARNINGS     TOTAL
                                                                        -----------  ---------  ----------  ----------

Balance at January 1, 1996............................................       3,000   $  16,831  $   17,505  $   34,336

  Stockholder distributions...........................................                             (58,897)    (58,897)

  Net income..........................................................                             105,426     105,426
                                                                             -----   ---------  ----------  ----------

Balance at December 31, 1996..........................................       3,000      16,831      64,034      80,865

  Stockholder distributions...........................................                                (996)       (996)

  Net loss............................................................                             (40,835)    (40,835)
                                                                             -----   ---------  ----------  ----------

Balance at October 31, 1997...........................................       3,000   $  16,831  $   22,203  $   39,034
                                                                             -----   ---------  ----------  ----------
                                                                             -----   ---------  ----------  ----------

    The accompanying notes are an integral part of the financial statements.

                               INTERNET NORTHEAST

                            STATEMENTS OF CASH FLOWS

                                                                                 YEAR ENDED      TEN MONTHS ENDED
                                                                              DECEMBER 31, 1996  OCTOBER 31, 1997
                                                                              -----------------  -----------------
Cash flows from operating activities:
  Net income (loss).........................................................     $   105,426       $     (40,835)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation and amortization...........................................          52,414             105,303
    Loss on disposal of property and equipment..............................          17,337             130,963
    Changes in assets and liabilities
      Prepaid expenses......................................................              --             (13,000)
      Accounts receivable...................................................         (11,510)             12,560
      Accounts payable......................................................          48,906             (49,381)
      Accrued expenses......................................................             686              19,626
      Other assets..........................................................              --                (517)
                                                                              -----------------  -----------------

Net cash provided by operating activities...................................         213,259             164,719
                                                                              -----------------  -----------------

Cash flows from investing activities:
  Purchase of property and equipment........................................        (190,184)           (222,598)
                                                                              -----------------  -----------------

Cash flows from financing activities:
  Proceeds from stockholder note payable....................................              --             100,000
  Payments on note payable..................................................         (30,148)            (12,808)
  Payments on stockholder note payable......................................              --             (12,206)
  Cash overdraft............................................................          37,572             (16,111)
  Stockholder distributions.................................................         (58,897)               (996)
                                                                              -----------------  -----------------

Net cash provided by (used in) financing activities.........................         (51,473)             57,879
                                                                              -----------------  -----------------

Net decrease in cash equivalents............................................         (28,398)                 --

Cash at beginning of period.................................................          28,398                  --
                                                                              -----------------  -----------------

Cash and cash equivalents at end of period..................................     $        --       $          --
                                                                              -----------------  -----------------
                                                                              -----------------  -----------------

Supplemental disclosure of cash flow information:
  Interest paid.............................................................     $     4,621       $       8,102

    The accompanying notes are an integral part of the financial statements.

                               INTERNET NORTHEAST

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF THE BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    Internet Northeast (the "Company"), a Maine corporation, was incorporated on August 1, 1995 to provide Internet access, Web hosting and other related data services to customers in Maine and New Hampshire.

    On November 12, 1997, the Company merged with HarvardNET Inc. through an exchange of all shares of the Company's common stock for 2,938,890 shares of common stock of HarvardNET Inc. The transaction was accounted for using the purchase method.

    REVENUE RECOGNITION

    Revenues are recognized when Internet access services are provided.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and depreciated over their estimated useful lives using the straight-line method. Leasehold improvements are depreciated over the lesser of related lease terms or the estimated productive useful lives. Property and equipment acquired under capital leases is depreciated over the useful life of the asset.

    Betterments and major renewals are capitalized and included in property and equipment accounts, while expenditures for maintenance and repairs and minor renewals are charged to expense. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation and amortization are eliminated from the accounts and any resulting gain or loss is reflected in income.

    ADVERTISING COSTS

    Advertising costs are expensed as incurred. Advertising expense of approximately $23,068 and $26,738 was charged to operations in 1996 and 1997, respectively.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    INCOME TAXES

    The Company is taxed as an S-Corporation. Accordingly, the stockholders of the Company are subject to federal income taxes rather than the Company.

                               INTERNET NORTHEAST

2. PROPERTY AND EQUIPMENT:

    Cost of property and equipment and depreciable lives are summarized as follows:

                                                                DECEMBER 31,  OCTOBER 31,       DEPRECIABLE
                                                                    1996         1997            LIFE YEARS
                                                                ------------  -----------  ----------------------
Equipment.....................................................   $  232,622    $ 320,603             3
Furniture and fixtures........................................          433        2,731             10
Leasehold improvements........................................        7,802        9,158             3
                                                                ------------  -----------
                                                                    240,857      332,492
Less: accumulated depreciation................................      (52,028)    (157,331)
                                                                ------------  -----------
Property and equipment, net...................................   $  188,829    $ 175,161
                                                                ------------  -----------
                                                                ------------  -----------

3. COMMITMENTS:

    The Company leases its facilities and vehicles under operating leases. The leases expire at various dates.

    Rent expense under all operating leases of approximately $11,384 and $26,230 was charged to operations in 1996 and 1997, respectively.

4. NOTE PAYABLE:

    In 1995, the Company entered a $50,000 term loan agreement with a bank bearing an interest rate of 10.5% to be repaid over three years. At December 31, 1996 and October 31, 1997, the balance outstanding on the loan was $35,113 and $22,305, respectively.

5. STOCKHOLDER NOTE PAYABLE:

    In 1997, the Company entered into a note payable with a stockholder of the Company for $100,000 bearing an interest rate of 10% to be repaid over four years. At October 31, 1997, the balance outstanding on the loan was $87,794.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and the Stockholders of HarvardNET Inc.:

    In our opinion, the accompanying balance sheet and the related statements of operations, parent company investment and cash flows, present fairly, in all material respects, the financial position of the Network Services Division of Comstor Corporation at December 31, 1998 and the results of its operations and its cash flows for the year ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

    As discussed in Note 1, the accompanying financial statements of the Network Services Division of Comstor Corporation were derived from the historical books and records of Comstor Corporation and may not be indicative of the financial position and results of operations and cash flows had the Network Services Division of Comstor Corporation operated as a nonaffiliated, autonomous entity.

PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
May 14, 1999

                NETWORK SERVICES DIVISION OF COMSTOR CORPORATION

                                 BALANCE SHEET

                            AS OF DECEMBER 31, 1998

                                           ASSETS
Current assets:
  Accounts receivable.............................................................  $ 351,690
  Prepaid expenses................................................................     12,631
                                                                                    ---------
    Total current assets..........................................................    364,321

  Property and equipment, net.....................................................    211,981
  Deposits........................................................................     11,600
                                                                                    ---------
    Total assets..................................................................  $ 587,902
                                                                                    ---------
                                                                                    ---------

                                   LIABILITIES AND EQUITY
Current liabilities:
  Accounts payable................................................................     68,450
  Accrued expenses................................................................      5,000
                                                                                    ---------
    Total current liabilities.....................................................     73,450

  Parent company investment.......................................................    514,452
                                                                                    ---------
                                                                                    $ 587,902
                                                                                    ---------
                                                                                    ---------

    The accompanying notes are an integral part of the financial statements.

                NETWORK SERVICES DIVISION OF COMSTOR CORPORATION

                          STATEMENT OF OPERATIONS AND
                           PARENT COMPANY INVESTMENT

                      FOR THE YEAR ENDED DECEMBER 31, 1998


Revenues:
  Internet access service.......................................................  $ 833,091
  Equipment.....................................................................    557,138
                                                                                  ---------
      Total revenues............................................................  1,390,229
  Operating expenses:
    Costs of Internet access service revenues (exclusive of depreciation and
      amortization shown separately below)......................................    961,948
    Costs of equipment revenues (exclusive of depreciation and amortization
      shown separately below)...................................................    529,281
    Selling, general and administrative.........................................    300,482
    Depreciation and amortization...............................................     30,383
                                                                                  ---------
      Total operating expenses..................................................  1,822,094
                                                                                  ---------
Operating loss..................................................................   (431,865)
Interest expense................................................................    (16,612)
                                                                                  ---------
Net loss........................................................................  $(448,477)
                                                                                  ---------
                                                                                  ---------

Parent company investment, as of December 31, 1997..............................  $  10,969
                                                                                  ---------
Net loss........................................................................   (448,477)
Net transfers from parent.......................................................    951,960
                                                                                  ---------
Parent company investment, as of December 31, 1998..............................  $ 514,452
                                                                                  ---------
                                                                                  ---------


    The accompanying notes are an integral part of the financial statements.

                NETWORK SERVICES DIVISION OF COMSTOR CORPORATION

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

Cash flow from operating activities:
  Net loss.......................................................................  $(448,477)
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization................................................     30,383
  Changes in assets and liabilities:
    Accounts receivable..........................................................   (234,497)
    Prepaid expenses.............................................................    (12,631)
    Accounts payable and accrued expenses........................................    (58,685)
                                                                                   ---------
      Net cash used in operating activities......................................   (723,907)
                                                                                   ---------
Cash flow from investing activities:
  Purchase of property and equipment.............................................   (228,053)
                                                                                   ---------
Cash flow from financing activities:
  Net transfers from parent......................................................  $ 951,960
                                                                                   ---------
Net increase (decrease) in cash and cash equivalents.............................         --
Cash and cash equivalents, beginning of year.....................................         --
                                                                                   ---------
Cash and cash equivalents, end of year...........................................         --
                                                                                   ---------
                                                                                   ---------

    The accompanying notes are an integral part of the financial statements.

                NETWORK SERVICES DIVISION OF COMSTOR CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    ORGANIZATION AND BASIS OF PRESENTATION

    The accompanying financial statements present the financial position and results of operations as of and for the year ended December 31, 1998, of the Network Services Division of Comstor Corporation, which during that period was a division of Comstor Corporation. Comstor Corporation, a wholly owned subsidiary of General Electric Company had acquired the Internet service provider business from Management Analysis, Inc. in August 1997.

    On January 11, 1999, Comstor Corporation entered into a purchase and sale agreement for the sale of assets to HarvardNET Inc. The Network Services Division of Comstor Corporation provides full service access to the Internet for corporate and individual users primarily in the greater Washington, D.C. area.

    These financial statements present the Network Services Division of Comstor Corporation's results of operations and its financial condition as derived from the historical books and records of Comstor Corporation, including certain adjustments necessary for a fair presentation of the business. Certain selling, general and administrative expenditures incurred by Comstor Corporation on behalf of the Network Services Division of Comstor Corporation were allocated to the Network Services Division of Comstor Corporation based upon relative office space utilization and percentage of revenues. Interest expense was allocated to the Network Services Division of Comstor Corporation based upon average working capital levels at an approximated market rate. Management believes that the methods used for these allocations are reasonable. The statements presented may not be indicative of the result of operations had the Network Services Division of Comstor Corporation operated as a nonaffiliated, autonomous entity.

    For purposes of this presentation, Comstor Corporation is referred to as the parent company of the Network Services Division of Comstor Corporation.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the allocation of certain costs incurred by Comstor Corporation to the Network Services Division of Comstor Corporation. Actual results could differ from those estimates.

    CASH

    The Network Services Division of Comstor Corporation maintains no cash balance. Disbursements are made by Comstor Corporation on behalf of the Network Services Division of Comstor Corporation. Comstor Corporation is reimbursed monthly by the Network Services Division of Comstor Corporation for cash disbursements.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Costs of repairs and maintenance are charged to expense as incurred.

                NETWORK SERVICES DIVISION OF COMSTOR CORPORATION

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    REVENUE RECOGNITION

    The Network Services Division of Comstor Corporation recognizes revenue when internet access services are provided or when equipment is shipped. Advance collections relating to future access services are recorded as deferred revenue and recognized as revenue when earned. Equipment revenue is comprised of routers and related equipment resold to the Network Services Division of Comstor Corporation's Internet access customers.

    INCOME TAXES

    The Network Services Division of Comstor Corporation is not a taxable entity. Had the Network Services Division of Comstor Corporation been a taxable entity, the accompanying financial statements would not have been affected, as the results of operations reflect a loss for the year ended December 31, 1998, and a tax benefit, if any, would have been reduced by a full valuation allowance.

2. PROPERTY AND EQUIPMENT:

    Cost of property and equipment and depreciable lives are summarized as follows:

                                                                                     DEPRECIABLE
                                                                         1998       LIFE IN YEARS
                                                                      ----------  -----------------
Computer and networking equipment...................................  $  231,371              3
Leasehold improvements..............................................      10,993              3
Less accumulated depreciation and amortization......................     (30,383)
                                                                      ----------
Property and equipment, net.........................................  $  211,981
                                                                      ----------
                                                                      ----------

3. OPERATING LEASES:

    The Company leases office space under lease terms of less than one year.

    Rent expense under all operating leases of approximately $32,000 was charged to operations in 1998.

4. RELATED PARTY TRANSACTIONS:

    The financial statements include approximately $95,000 of accounts receivable, $379,000 of revenues, and $367,000 of costs of revenues related to business transactions with HarvardNET Inc., as well as approximately $41,000 of revenues and $39,000 of costs of revenues related to business transactions with General Electric Company.

Remote Connect Telecommuter Network

[Graphical depiction of HarvardNet's Remote Connect Private Network. At the center of the page is an image labeled "HarvardNet Managed Backbone and Internet" with lines radiating to images labeled "Mobil Employee," "Telecommuter," "Branch Office," and "Corporate."]

                                     [LOGO]

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

PROSPECTUS (SUBJECT TO COMPLETION)
AUGUST   , 1999


                                8,900,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

HARVARDNET INC. IS OFFERING SHARES OF ITS COMMON STOCK. THIS IS OUR INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES. WE ANTICIPATE THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $13.00 AND $15.00 PER SHARE.

                              -------------------

APPLICATION HAS BEEN MADE FOR QUOTATION OF THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "HVNT."
                              -------------------

 INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON
                                    PAGE 5.
                               -----------------

                              PRICE $      A SHARE

                              -------------------

                                                                            UNDERWRITING
                                                          PRICE TO         DISCOUNTS AND        PROCEEDS TO
                                                           PUBLIC           COMMISSIONS          HARVARDNET
PER SHARE..........................................          $                   $                   $
TOTAL..............................................          $                   $                   $


HARVARDNET INC. HAS GRANTED THE UNDERWRITERS THE RIGHT TO PURCHASE UP TO AN ADDITIONAL 1,335,000 SHARES TO COVER OVER-ALLOTMENTS.


THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


MORGAN STANLEY & CO. INCORPORATED EXPECTS TO DELIVER THE SHARES TO PURCHASERS ON
      , 1999.


                              -------------------

MORGAN STANLEY DEAN WITTER
 MERRILL LYNCH INTERNATIONAL
   SALOMON SMITH BARNEY INTERNATIONAL

           , 1999

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.

SEC registration fee............................................................  $  34,750
NASD filing fee.................................................................     13,000
Nasdaq National Market listing fee..............................................     95,000
Printing and engraving expenses.................................................    200,000
Legal fees and expenses.........................................................    400,000
Accounting fees and expenses....................................................    550,000
Blue Sky fees and expenses (including legal fees)...............................     15,000
Transfer agent and registrar fees and expenses..................................     17,000
Miscellaneous...................................................................     25,250
                                                                                  ---------
    Total.......................................................................  $1,350,000
                                                                                  ---------
                                                                                  ---------

    HarvardNET will bear all expenses shown above.

Item 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Registrant's Restated Certificate of Incorporation (the "Restated Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Restated Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The Registrant has obtained liability insurance for its officers and directors.

    Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL including for an unlawful payment of dividend or unlawful stock purchase or redemption, or
(iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, a vote of stockholders or otherwise. The Restated Certificate eliminates the personal liability of directors to the fullest extent permitted by the DGCL and, together with the Registrant's Amended and Restated By-Laws (the "Restated By-Laws"), provides that the Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Reference is made to the Registrant's Form of Amended and Restated Certificate of Incorporation and Form of Amended and Restated By-Laws filed as Exhibits 3.3 and 3.4 hereto, respectively.

    The Underwriting Agreement provides that the underwriters are obligated, under specified circumstances, to indemnify directors, officers and controlling persons of HarvardNET against specified liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of Underwriting Agreement to be filed as Exhibit 1.1 hereto.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Restated Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 15. RECENT SALES OF UNREGISTERED SECURITIES.

    In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act as summarized below. The share information provided below reflects a 100-for-1 split of the common stock effected on November 12, 1997 and a 10-for-1 split of the Series A convertible preferred stock, Class B stock and common stock effected on November 16, 1998 and a 1.3546862-for-one split of the common stock and Class B stock to be effective immediately prior to the closing of this offering:

    (a) Issuances of Capital Stock, Notes and Warrants. Since January 1, 1996, the Registrant has issued the following securities that were not registered under the Securities Act as summarized below. The share information provided below reflects a 100-for-1 split of the common stock effected on November 12, 1997 and a 10-for-1 split of the Series A convertible preferred stock, Class B stock and common stock effected on November 16, 1998:

        1. On August 15, 1997, the Registrant issued and sold a total of 609,608 shares of its common stock to five individuals, each of whom was an accredited investor, for an aggregate purchase price of $375,300. These issuances were conducted pursuant to Section 4(2) of the Securities Act.

        2. On November 12, 1997, the Registrant issued an aggregate of 3,981,273 shares of common stock to six individuals in connection with the merger of another corporation with and into the Registrant on such date. This issuance was conducted pursuant to Section 4(2) of the Securities Act.

        3. On September 1, 1998, December 7, 1998 and March 23, 1999, the Registrant issued and sold a total of 13,749,440 shares of its Series A convertible preferred stock to two individuals and eight entities, each of whom or which was an accredited investor, for an aggregate purchase price of $18,500,000. In connection with the sale of these shares of Series A convertible preferred stock, the Registrant issued a common stock purchase warrant to one placement agent for 93,121 shares of common stock at an purchase price of $0.99 per share. These issuances were conducted pursuant to Section 4(2) of the Securities Act. The Registrant paid $832,500 in commissions to the placement agent in connection with the sale of these shares of Series A convertible preferred stock.

        4. On September 29, 1998, December 3, 1998, January 4, 1998 and January 18, 1998, the Registrant issued and sold an aggregate of 3,976,381 shares of Class B stock to four executive officers for an aggregate purchase price of $13,202. This issuance was conducted pursuant to Section 4(2) of the Securities Act.

        5. On December 7, 1998, the Registrant issued 1,003 shares of common stock to one entity in connection with the provision of $1,000 of consulting services to the Registrant. This issuance was conducted pursuant to Section 4(2) of the Securities Act.

        6. On May 28, 1999, the Registrant issued and sold a total of 482,666 shares of its Series A convertible preferred stock to one entity, an accredited investor, for an aggregate purchase price of $1,500,000. In connection with the sale of these shares, the Registrant also issued common stock warrants to the purchaser of these shares for 765,970 shares of common stock at a purchase price of $3.62 per share. These issuances were conducted pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

    (b) Certain Grants and Exercises of Stock Options. The Registrant's 1997 Stock Incentive Plan was adopted by the Board of Directors on August 15, 1997. The Registrant's 1999 Stock Incentive Plan was approved by the Board of Directors on January 26, 1999. As of May 31, 1999, options to purchase 406,406 shares of common stock were outstanding under the 1997 Stock Incentive Plan and options to purchase 1,009,564 shares of common stock were outstanding under the 1999 Stock Incentive Plan. As of such date, no options had been exercised. The options issued under the 1997 Stock Incentive Plan and the 1999 Stock Incentive Plan were offered in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

    No underwriters were involved in the foregoing sales of securities.

Item 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A) EXHIBITS:


EXHIBIT NO.                                                 DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
        1.1+   Form of Underwriting Agreement

        3.1**  Restated and Amended Certificate of Incorporation of the Registrant dated May 28, 1999, as amended

        3.2+   Form of Amended and Restated Certificate of Incorporation of the Registrant to be filed upon the closing of this public offering

        3.3+   Second Amended and Restated By-Laws of the Registrant

        3.4+   Form of Amended and Restated By-Laws of the Registrant

        4.1+   Specimen Certificate for shares of Common Stock, $.01 par value, of the Registrant

        5.1*   Opinion of Hale and Dorr LLP with respect to the validity of the securities being offered

       10.1+   Amended and Restated 1997 Stock Incentive Plan of the Registrant

       10.2+   Amended and Restated 1999 Stock Incentive Plan of the Registrant

       10.3+   1999 Employee Stock Purchase Plan of the Registrant

       10.4+   1999 Director Stock Option Plan of the Registrant

       10.5+   Redemption and Non Competition Agreement between William and Barbara Southworth and the Registrant dated as of September 1, 1998

       10.6+   Employment Agreement between the Registrant and Mark M. Washburn effective as of September 29, 1998

EXHIBIT NO.                                                 DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
       10.7+   Employment Agreement between the Registrant and Todd C. DeSisto effective as of December 3, 1998

       10.8+   Lease dated October 30, 1998 by and between Hood Business Park LLC and the Registrant

       10.9+   Amendment A to Lease as of March 15, 1998 by and between Hood Business Park LLC and the Registrant

      10.10+   Interconnection Agreement under Sections 251 and 252 of the Telecommunications Act of 1996 dated as of February 24, 1999 by and between New England Telephone and Telegraph Company d/b/a Bell
               Atlantic--New Hampshire and the Registrant

      10.11+   Interconnection Agreement under Sections 251 and 252 of the Telecommunications Act of 1996 dated as of February 24, 1999 by and between New England Telephone and Telegraph Company d/b/a Bell
               Atlantic--Maine and the Registrant

      10.12+   Interconnection Agreement under Sections 251 and 252 of the Telecommunications Act of 1996 dated as of February 24, 1999 by and between New England Telephone and Telegraph Company d/b/a Bell
               Atlantic--Rhode Island and the Registrant

      10.13+   Interconnection Agreement under Sections 251 and 252 of the Telecommunications Act of 1996 dated as of January 19, 1998 by and between New England Telephone and Telegraph Company d/b/a Bell
               Atlantic--Massachusetts and the Registrant

      10.14+   Interconnection Agreement under Sections 251 and 252 of the Telecommunications Act of 1996 dated as of May 26, 1999 by and between Bell Atlantic--Virginia, Inc. and the Registrant

      10.15+   Interconnection Agreement under Sections 251 and 252 of the Telecommunications Act of 1996 dated as of May 26, 1999 by and between Bell Atlantic--Maryland, Inc. and the Registrant

      10.16+   Interconnection Agreement under Sections 251 and 252 of the Telecommunications Act of 1996 dated as of May 26, 1999 by and between Bell Atlantic--Washington D.C., Inc. and the Registrant

      10.17+   Interconnection Agreement under Sections 251 and 252 of the Telecommunications Act of 1996 dated as of May 26, 1999 by and between Bell Atlantic--Pennsylvania and the Registrant

      10.18+   Interconnection Agreement under Sections 251 and 252 of the Telecommunications Act of 1996 dated as of May 26, 1999 by and between Bell Atlantic--New Jersey, Inc. and the Registrant

      10.19+   Interconnection Agreement under Sections 251 and 252 of the Telecommunications Act of 1996 dated as of May 26, 1996 by and between New York Telephone Company d/b/a Bell Atlantic--New York and the
               Registrant

      10.20+   Registration Rights Agreement dated September 1, 1998 between the Registrant and the Purchasers and
               Holders identified therein

      10.21+   First Amendment to Registration Rights Agreement dated May 28, 1999 between the Registrant and the
               Purchasers and Holders identified therein

      10.22+   Second Amendment to Registration Rights Agreement dated July 14, 1999 between the Registrant and the
               Purchasers and Holders identified therein.

      10.23+   Form of Director Indemnification Agreement

EXHIBIT NO.                                                 DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
       21.1+   Subsidiaries of the Registrant

       23.1*   Consent of Hale and Dorr LLP (included in Exhibit 5.1)

       23.2    Consent of PricewaterhouseCoopers LLP

       24.1+   Powers of Attorney

       27.1+   Financial Data Schedule


------------------------


*   To be filed by amendment.



**  Supersedes previously filed exhibit.



+   Previously filed.


    (b) Financial Statement:

    Schedule II--Valuation and Qualifying Accounts

                                                                              BALANCE     ADDITIONS
                                                                                AT       CHARGES TO
                                                                             BEGINNING    COSTS AND   BALANCE AT END
DESCRIPTION                                                                  OF PERIOD    EXPENSES      OF PERIOD
--------------------------------------------------------------------------  -----------  -----------  --------------

Allowance for doubtful accounts:

Three Months Ended March 31, 1999 (unaudited).............................   $  50,000    $  33,489     $   83,489

Year Ended December 31, 1998..............................................      24,717       25,283         50,000

Year Ended December 31, 1997..............................................          --       24,717         24,717

Year Ended December 31, 1996..............................................          --           --             --

    All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporation Law, the Restated Certificate of the registrant, the Underwriting Agreement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on this 2nd day of August, 1999.


                                HARVARDNET INC.

                                By:             /s/ MARK M. WASHBURN
                                     -----------------------------------------
                                                  Mark M. Washburn
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
                                President, Chief Executive
     /s/ MARK M. WASHBURN         Officer and Director
------------------------------    (Principal Executive         August 2, 1999
       Mark M. Washburn           Officer)

                                Chief Financial Officer and
              *                   Treasurer (Principal
------------------------------    Financial and Accounting     August 2, 1999
         Todd DeSisto             Officer)

              *                 Chairman and Director
------------------------------                                 August 2, 1999
    William H. Southworth

              *                 Director
------------------------------                                 August 2, 1999
      Peter H.O. Claudy

              *                 Director
------------------------------                                 August 2, 1999
       Leo J. Esposito

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
              *                 Director
------------------------------                                 August 2, 1999
     Robert C. Ketterson

              *                 Director
------------------------------                                 August 2, 1999
        Jeffrey Osborn

              *                 Director
------------------------------                                 August 2, 1999
      Matthew J. Rubins


*By:    /s/ MARK M. WASHBURN
      -------------------------
          Mark M. Washburn
          ATTORNEY-IN-FACT

                 REPORT OF INDEPENDENT ACCOUNTS ON SCHEDULE II

To the Board of Directors and Stockholders of HarvardNET Inc.:

Our report on the financial statements of HarvardNET Inc. is included in this Registration Statement. In connection with our audits of such financial statements, we have also audited the related financial statement schedule listed in Item 16(b) of this Registration Statement.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements as a whole, presents fairly, in all material respects, the information required to be included therein.

PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
June 10, 1999

                                 EXHIBIT INDEX


EXHIBIT NO.                                                 DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
        1.1+   Form of Underwriting Agreement

        3.1**  Restated and Amended Certificate of Incorporation of the Registrant dated May 28, 1999, as amended

        3.2+   Form of Amended and Restated Certificate of Incorporation of the Registrant to be filed upon the closing of this public offering

        3.3+   Second Amended and Restated By-Laws of the Registrant

        3.4+   Form of Amended and Restated By-Laws of the Registrant

        4.1+   Specimen Certificate for shares of Common Stock, $.01 par value, of the Registrant

        5.1*   Opinion of Hale and Dorr LLP with respect to the validity of the securities being offered

       10.1+   Amended and Restated 1997 Stock Incentive Plan of the Registrant

       10.2+   Amended and Restated 1999 Stock Incentive Plan of the Registrant

       10.3+   1999 Employee Stock Purchase Plan of the Registrant

       10.4+   1999 Director Stock Option Plan of the Registrant

       10.5+   Redemption and Non Competition Agreement between William and Barbara Southworth and the Registrant dated as of September 1, 1998

       10.6+   Employment Agreement between the Registrant and Mark M. Washburn effective as of September 29, 1998

       10.7+   Employment Agreement between the Registrant and Todd C. DeSisto effective as of December 3, 1998

       10.8+   Lease dated October 30, 1998 by and between Hood Business Park LLC and the Registrant

       10.9+   Amendment A to Lease as of March 15, 1998 by and between Hood Business Park LLC and the Registrant

      10.10+   Interconnection Agreement under Sections 251 and 252 of the Telecommunications Act of 1996 dated as of February 24, 1999 by and between New England Telephone and Telegraph Company d/b/a Bell
               Atlantic--New Hampshire and the Registrant

      10.11+   Interconnection Agreement under Sections 251 and 252 of the Telecommunications Act of 1996 dated as of February 24, 1999 by and between New England Telephone and Telegraph Company d/b/a Bell
               Atlantic--Maine and the Registrant

      10.12+   Interconnection Agreement under Sections 251 and 252 of the Telecommunications Act of 1996 dated as of February 24, 1999 by and between New England Telephone and Telegraph Company d/b/a Bell
               Atlantic--Rhode Island and the Registrant

      10.13+   Interconnection Agreement under Sections 251 and 252 of the Telecommunications Act of 1996 dated as of January 19, 1998 by and between New England Telephone and Telegraph Company d/b/a Bell
               Atlantic--Massachusetts and the Registrant

      10.14+   Interconnection Agreement under Sections 251 and 252 of the Telecommunications Act of 1996 dated as of May 26, 1999 by and between Bell Atlantic--Virginia, Inc. and the Registrant

      10.15+   Interconnection Agreement under Sections 251 and 252 of the Telecommunications Act of 1996 dated as of May 26, 1999 by and between Bell Atlantic--Maryland, Inc. and the Registrant

EXHIBIT NO.                                                 DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
      10.16+   Interconnection Agreement under Sections 251 and 252 of the Telecommunications Act of 1996 dated as of May 26, 1999 by and between Bell Atlantic--Washington D.C., Inc. and the Registrant

      10.17+   Interconnection Agreement under Sections 251 and 252 of the Telecommunications Act of 1996 dated as of May 26, 1999 by and between Bell Atlantic--Pennsylvania and the Registrant

      10.18+   Interconnection Agreement under Sections 251 and 252 of the Telecommunications Act of 1996 dated as of May 26, 1999 by and between Bell Atlantic--New Jersey, Inc. and the Registrant

      10.19+   Interconnection Agreement under Sections 251 and 252 of the Telecommunications Act of 1996 dated as of May 26, 1996 by and between New York Telephone Company d/b/a Bell Atlantic--New York and the
               Registrant

      10.20+   Registration Rights Agreement dated September 1, 1998 between the Registrant and the Purchasers and
               Holders identified therein

      10.21+   First Amendment to Registration Rights Agreement dated May 28, 1999 between the Registrant and the
               Purchasers and Holders identified therein

      10.22+   Second Amendment to Registration Rights Agreement dated July 14, 1999 between the Registrant and the
               Purchasers and Holders identified therein.

      10.23+   Form of Director Indemnification Agreement

       21.1+   Subsidiaries of the Registrant

       23.1*   Consent of Hale and Dorr LLP (included in Exhibit 5.1)

       23.2    Consent of PricewaterhouseCoopers LLP

       24.1+   Powers of Attorney

       27.1+   Financial Data Schedule


------------------------


*   To be filed by amendment.



**  Supersedes previously filed exhibit.



+   Previously filed.